As filed with the Securities and Exchange Commission on March 28, 2005
Registration Statement No. 333-121855

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

BLUE RIDGE REAL ESTATE COMPANY
BIG BOULDER CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	7790 (Primary Standard Industrial Classification Code Number)	24-0854342 (Blue Ridge) 24-0822326 (Big Boulder) (IRS Employer Identification Number)

Blakeslee, Pennsylvania 18610
(570) 443-8433
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Patrick M. Flynn
Chief Executive Officer and President
P. O. Box 707
Blakeslee, Pennsylvania 18610-0707
(570) 443-8433
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joanne R. Soslow, Esq.
Morgan, Lewis & Bockius LLP
1701 Market St.
Philadelphia, Pennsylvania 19103
(215) 963-5262

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

     Under a Security Combination Agreement between Blue Ridge Real Estate Company (“Blue Ridge”) and Big Boulder Corporation (“Big Boulder”) (collectively, the “Registrant”) and under the bylaws of Blue Ridge and Big Boulder, shares of Blue Ridge and Big Boulder are issued in combined common stock certificates, each certificate representing the same number of shares of each of Blue Ridge and Big Boulder. Shares of each corporation may be transferred only together with an equal number of shares in the other corporation. For this reason, a combined Blue Ridge/Big Boulder Form S-1 is being filed. Except as otherwise indicated, all information applies to both corporations.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy or sell these securities in any state where the offer is not permitted.

PROSPECTUS (Subject to Completion)
Dated March 28, 2005

BLUE RIDGE REAL ESTATE COMPANY

BIG BOULDER CORPORATION
Common Stock
Rights to Purchase up to 407,894 shares
of Common Stock at $38 per share

          We are distributing at no charge to holders of our common stock non-transferable subscription rights to purchase 407,894 shares of our common stock, each representing one share of common stock, no par value, of Blue Ridge Real Estate Company, or Blue Ridge, and one share of common stock, no par value, of Big Boulder Corporation, or Big Boulder, at a cash subscription price of $38 per share. Shares of Blue Ridge and Big Boulder are issued in combined common stock certificates, each certificate representing the same number of shares of each of Blue Ridge and Big Boulder. Shares of each corporation may be transferred only together with an equal number of shares in the other corporation.

          Each person who was a record holder of our common stock at 5:00 p.m., New York City time, on March 23, 2005, the record date, will receive one (1) subscription right for every 4.798 shares of our common stock held at that date.

          There is no minimum number of shares you must purchase, but you may not purchase fractional shares. When determining the number of subscription rights you will receive, divide the number of shares of our common stock you own by 4.798 and round down to the next whole number. For example, if you own 100 shares of our common stock, you will receive 20 subscription rights (100 shares divided by 4.798 = 20.842, rounded down to 20 subscription rights, the next whole number), which will entitle you to subscribe for up to 20 shares of our common stock under your basic subscription privilege.

          If other shareholders do not fully exercise their subscription rights, you may also have the opportunity to purchase additional shares, subject to certain limitations, at the same purchase price. This is your over-subscription privilege.

          Kimco Realty Services, Inc., or Kimco, a wholly-owned subsidiary of Kimco Realty Corporation, which as of March 23, 2005 was the owner of approximately 52% of our common stock and our controlling shareholder, has agreed to act as a standby purchaser in the offering, and, in addition to the subscription rights it will receive as a shareholder, will purchase any and all shares not subscribed for by our shareholders.

          The subscription rights are exercisable beginning on the date of this prospectus and continuing until 5:00 p.m., New York City time, on May 9, 2005. We have the option of extending the expiration date. We may cancel or terminate the rights offering at any time prior to the expiration date. If we terminate or cancel this offering, we will return your subscription price, but without any payment of interest.

          The subscription rights may not be sold, transferred or assigned, and will not be listed for trading on any stock exchange or on the Over-the-Counter Bulletin Board, the OTC Bulletin Board.

          The shares are being offered directly by us without the services of an underwriter or selling agent.

          Shares of our common stock are currently listed for quotation on the OTC Bulletin Board under the symbol “BLRGZ” On March 23, 2005, the closing price of a share of our common stock on the OTC Bulletin Board was $36.10.

          Investing in our common stock involves risks. See “Risk Factors” beginning on page 6.

PRICE $ 38 PER SHARE

			Proceeds to
	Subscription	Discounts and	Blue Ridge/Big Boulder
	Price	Commissions	Before Expenses
Per share	$38	NONE	$38
Total	$15,499,972	NONE	$15,499,972

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.

The date of this prospectus is _________, 2005

_______________

          You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

          For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q: What is the rights offering?

A: This rights offering is an opportunity for you to purchase shares of our common stock, each representing one share of common stock, no par value, of Blue Ridge and one share of common stock, no par value, of Big Boulder, at a fixed price and in an amount approximately proportional to your existing ownership interest in us. Under a Security Combination Agreement between Blue Ridge and Big Boulder and under the bylaws of Blue Ridge and Big Boulder, shares of Blue Ridge and Big Boulder are issued in combined common stock certificates, each certificate representing the same number of shares of each of Blue Ridge and Big Boulder. Shares of each corporation may be transferred only together with an equal number of shares in the other corporation.

Q: What is a subscription right?

A: We are distributing to you, at no charge, one subscription right for every 4.798 shares of our common stock that you owned at 5:00 p.m., New York City time, on March 23, 2005, either as a holder of record or, in the case of shares held of record by brokers, banks or other nominees, on your behalf, as a beneficial owner of such shares. We will not distribute any fractional subscription rights, but will round the number of subscription rights you receive down to the nearest whole number. Each subscription right entitles you to purchase one share of common stock, each representing one share of common stock of Blue Ridge and one share of common stock of Big Boulder, pursuant to the basic subscription privilege and potentially one additional share pursuant to the over-subscription privilege. You may exercise any whole number of your subscription rights, or you may choose not to exercise any subscription rights. You cannot give, transfer or sell your subscription rights to anyone else – only you can exercise them. See “The Rights Offering — The Subscription Rights.”

Q: What is the basic subscription privilege?

A: The basic subscription privilege of each subscription right entitles you to purchase, for every 4.798 shares of our common stock you owned at 5:00 p.m., New York City time, on March 23, 2005, one share of common stock upon payment of $38 per share. See “The Rights Offering — Basic Subscription Privilege.”

Q: What is the over-subscription privilege?

A: The over-subscription privilege gives you the right to purchase additional shares in the event that our other shareholders do not exercise all of their basic subscription privileges. We offer this privilege because there is a possibility that less than all of our shareholders will exercise all of their subscription rights. The over-subscription privilege of your subscription rights entitles you to subscribe for additional shares at a subscription price of $38 per share, not to exceed the number of shares available for you to purchase under the basic subscription privilege of your subscription rights, subject to proration, as discussed below. Your over-subscription privilege, however, will only be available to you if (1) our other shareholders do not fully exercise their basic subscription privileges and (2) you fully exercise your rights pursuant to your basic subscription privilege. Although you are guaranteed the right, pursuant to your basic subscription privilege, to purchase that number of shares equal to the number of rights you receive in the offering, you may not be able to purchase any of the shares that you seek to purchase pursuant to your over-subscription privilege. The actual number of shares available for purchase pursuant to your over-subscription privilege will depend upon whether you fully exercise your basic subscription privilege and the number of shares purchased by our other shareholders pursuant to their basic subscription privileges, but in no event will that number exceed the number of shares available for purchase under your basic subscription privilege. See “The Rights Offering —Over-Subscription Privilege.”

Q: What are the limitations on the over-subscription privilege?

A: If sufficient shares of our common stock are available, we will honor all shareholders’ over-subscription requests in full, up to the number of shares available under their respective basic subscription privileges, so long as such shareholders have fully exercised their basic subscription privileges. If shareholders’ over-subscription requests exceed the number of shares available, we will allocate the available shares of our common stock among shareholders on a pro-rata basis (subject to elimination of fractional shares), based on the ratio that the number of available shares bears to the total number of shares that are the subject of over-subscription requests. See “The Rights Offering — Over-Subscription Privilege.” In addition to any exercise of its basic subscription and over-subscription privileges as a shareholder, Kimco has agreed, pursuant to its standby purchase commitment, to purchase any and all shares not subscribed for by our shareholders.

You should exercise your basic subscription and over-subscription privileges in full if you wish to minimize the dilution of your percentage ownership of our common stock and/or maximize the number of shares that you will receive in this rights offering.

Q: What is the role of the Kimco in this offering?

A: Kimco, which as of March 23, 2005 was the owner of approximately 52% of our common stock and our controlling shareholder, has agreed, as a standby purchaser, to purchase 100% of the shares of our common stock that are not subscribed for in the rights offering by our shareholders at $38 per share on a standby purchase commitment basis. For a more complete description of the role of Kimco in this offering, see “The Rights Offering — Purchase Commitment of Kimco.”

     On January 4, 2005, we entered into a Standby Securities Purchase Agreement with Kimco, which provides further detail regarding Kimco’s standby purchase commitment.

Q: Why are we engaging in a rights offering?

A: We are offering the rights to raise equity capital. We have determined that, given current market conditions, this rights offering is the most appropriate means of raising equity capital because it affords our existing shareholders a preferential opportunity to subscribe for the new shares of our common stock and to maintain their proportionate interest in us.

Q: How much money will we receive from the rights offering?

A: We will receive gross proceeds of $15,499,972 from the rights offering. We are offering shares of our common stock in the rights offering with no minimum purchase requirement. However, Kimco has agreed to purchase all of the shares that are not subscribed for in the rights offering by our shareholders. Accordingly, even if Kimco is the only shareholder who participates in the rights offering, we would receive gross proceeds of $15,499,972.

     We will use the net proceeds of this offering to develop a golf course at Jack Frost Mountain and to develop residential communities at Jack Frost Mountain and Big Boulder Ski Area.

Q: How did we arrive at the $38 per share subscription price?

A: Our board of directors set all of the terms and conditions of the rights offering, including the subscription price. The $38 per share subscription price was determined based upon the consideration of the factors more fully described in “Determination of the Subscription Price” at page 25.

Q: Has the board of directors made a recommendation regarding the rights offering?

A: Our board of directors makes no recommendation to you about whether you should exercise any rights. You are urged to make your decision based on your own assessment of our business and the rights offering.

Q: How do I exercise my subscription rights?

A: You must properly complete the attached rights subscription certificate and deliver it to the Subscription Agent before 5:00 p.m., New York City time, on May 9, 2005. The address for the Subscription Agent is HSBC Bank USA, National Association, One Hanson Place, Lower Level, Brooklyn, NY 11243.

Q: How do I pay for my shares?

A: Your rights subscription certificate must be accompanied by proper payment for each share of common stock that you wish to purchase pursuant to both your basic subscription and over-subscription privileges. See “The Rights Offering — Exercise of Subscription Rights” and “The Rights Offering — Method of Payment.”

Q: How long will the rights offering last?

A: You will be able to exercise your subscription rights only during a limited period. If you do not exercise your subscription rights before 5:00 p.m., New York City time, on May 9, 2005, the subscription rights will expire. We may, in our discretion, decide to extend the rights offering. In addition, if the commencement of the rights offering is delayed, the expiration date will similarly be extended. See “The Rights Offering — Expiration Date.”

Q: May I transfer my rights?

A: No. The rights may be exercised only by the person to whom they are granted. You cannot give, sell or otherwise transfer your subscription rights to anyone else. The subscription rights will not be listed for trading on any stock exchange or on the OTC Bulletin Board.

Q: Am I required to subscribe in the rights offering?

A: No. You are not required to exercise any subscription rights, purchase any shares, or otherwise take any action in response to this rights offering.

Q: Can I subscribe for any number of shares less than all of my subscription rights?

A: Yes. You can subscribe for any whole number of shares exercising less than all of your subscription rights. Those subscription rights you do not exercise will be counted towards the over-subscription privilege.

Q: What happens if I choose not to exercise my subscription rights?

A: You are not required to exercise any subscription rights, purchase any shares or otherwise take any action in response to this rights offering. If you do not exercise any subscription rights under this rights offering, you will retain your current number of shares of our common stock. However, if you do not exercise your subscription rights, the percentage of our common stock that you own will diminish, and your voting and other rights will be diluted.

Q: After I exercise my subscription rights, can I change my mind and cancel my purchase?

A: No. Once you send in your rights subscription certificate and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the $38 per share purchase price for the underlying common stock. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock at a price of $38 per share. See “The Rights Offering — No Revocation.”

Q: Is exercising my subscription rights risky?

A: The exercise of your subscription rights involves risks. Exercising your subscription rights means buying shares of our common stock, each representing one share of common stock of Blue Ridge and one share of common stock of Big Boulder, and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page 6.

Q: What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer or other nominee?

A: If you hold shares of our common stock through a broker, dealer or other nominee (for example, through a custodian bank), then your broker, dealer or other nominee is the record holder of the shares you own. This record holder must exercise the rights on your behalf for the shares you wish to purchase. If you wish to purchase shares in the rights offering, please promptly contact the record holder of your shares. To indicate your decision with respect to your rights, you should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials. See “The Rights Offering – Beneficial Owners.”

Q: What are the federal income tax consequences of exercising my rights?

A: The receipt and exercise of your subscription rights generally will not be taxable events for U.S. federal income tax purposes. You should consult your personal tax advisor concerning the particular tax consequences to you of the receipt and exercise of the subscription rights. For more information, see “Certain U.S. Federal Income Tax Considerations.”

Q: When will I receive my new shares?

A: If you purchase shares of our common stock through the rights offering, you will receive a certificate representing the shares as soon as practicable after the expiration date of the rights offering.

Q: If I decide to sell the shares I purchase in the rights offering in the future, must I sell the shares of common stock of both Blue Ridge Real Estate Company and Big Boulder Corporation at the same time?

A: Yes. Under a Security Combination Agreement between Blue Ridge and Big Boulder and under the bylaws of Blue Ridge and Big Boulder, shares of Blue Ridge and Big Boulder are issued in combined common stock certificates, each certificate representing the same number of shares of each of Blue Ridge and Big Boulder. Shares of each corporation may be transferred only together with an equal number of shares in the other corporation.

Q: Can the board of directors cancel the rights offering?

A: Yes. The board of directors may decide to cancel the rights offering at any time on or before the expiration date of the rights offering for any reason. If we cancel the rights offering, any money received from subscribing shareholders will be refunded promptly, but without any payment of interest. See “The Rights Offering — Cancellation, Withdrawal and Amendment.”

Q: How many shares will be outstanding after the rights offering?

A: The number of shares of our common stock that will be outstanding after the rights offering will be 2,365,024, including 407,894 new shares of our common stock.

Q: What fees or charges apply if I purchase shares?

A: We are not charging any fee or sales commission to issue the subscription rights to you or to issue shares of our common stock to you if you exercise your subscription rights. If you exercise rights through a record holder of your shares, you are responsible for paying any fees which that person may charge.

Q: What if I have more questions?

A: If you have more questions about the rights offering, please contact Christine A. Liebold, our Corporate Secretary, at (570) 443-8433, extension 1028.

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PROSPECTUS SUMMARY

          This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the “Risk Factors” section and our combined financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in shares of our common stock. For convenience, references in this prospectus to “we,” “us,” “our,” and the “Company” mean or relate to Blue Ridge Real Estate Company, Big Boulder Corporation and their subsidiaries.

OUR COMPANY

          Blue Ridge Real Estate Company, incorporated in Pennsylvania in 1911, is believed to be one of the largest owners of investment property in Northeastern Pennsylvania. As of January 31, 2005, we owned 16,425 acres of land which were predominately located in the Pocono Mountains. Of this acreage, as of January 31, 2005, 11,687 acres were held for investment and 4,738 were held for development. Income is derived from these lands through leases, selective timbering by others, condemnation, sales, and other dispositions. Blue Ridge also owns the Jack Frost Mountain Ski Area, which is leased to Jack Frost Mountain Company, a retail store leased to Wal-Mart, two shopping centers and 8 residential investment properties.

          Big Boulder Corporation was incorporated in Pennsylvania in 1949. Our major assets are 925 acres of land, which includes a 175-acre lake, the Big Boulder Ski Area, and the Mountain’s Edge Restaurant. Of the 925 acres, 539 acres are held for investment and 386 acres are held for development. The principal source of revenue for Big Boulder is derived from the Big Boulder Ski Area which is leased to Lake Mountain Company.

          Our principal business is the management and development of our real estate and rental properties. Also significant to our operations is the development, marketing and operation of “drive-to” and “destination” resorts at our two ski areas, Jack Frost Mountain and Big Boulder.

          We operate in four business segments, which consist of the Ski Operations, Real Estate Management/Rental Operations, Summer Recreational Operations and Land Resource Management segments:

          Ski Operations consist of two ski areas located in the Pocono Mountains of Northeastern Pennsylvania.

          Real Estate Management/Rental Operations consists of: investment properties leased to others located in Eastern Pennsylvania, South Carolina, Virginia and Louisiana; fees from managing investor-owned properties, principally resort homes; recreational club activities and services to the trusts that operate resort communities; sales of investment properties; and rental of land and land improvements.

          Summer Recreation Operations consist of seasonal recreational operating centers located in the Pocono Mountains of Northeastern Pennsylvania, which include the following: Splatter Paintball; Lake Mountain Sports Club; and Summer Music Festivals.

          Land Resource Management consists of land sales, land purchases, timbering operations and a construction division. Timbering operations consist of selective timbering on our land holdings. Contracts are entered into for parcels which have had the timber selectively marked. The construction division is responsible for the residential land development activities which include overseeing the construction of single and multi-family homes and development of infrastructure.

          Our principal executive offices are located at Route 940 and Moseywood Road, Blakeslee, Pennsylvania 18610, and our telephone number is (570) 443-8433.

SUMMARY COMBINED FINANCIAL DATA

          The following tables summarize the combined financial data of Blue Ridge, Big Boulder and their subsidiaries. You should read the summary combined financial data together with our combined financial statements and the related notes appearing at the end of this prospectus, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information included in this prospectus.

	Year Ended	Year Ended	Year Ended	Quarter Ended
	October 31,	October 31,	October 31,	January 31,
	2002	2003	2004	2005
Operating Revenues	$17,097,898	$18,217,518	$17,375,453	$9,599,004
Net income(loss) from continuing operations	260,577	181,326	(515,198)	1,751,846
Basic earning (loss) from continuing operations	$0.15	$0.10	$(0.27)	$0.91
Cash dividends per combined share	0	0	0	0
Number of combined shares outstanding	1,916,431	1,916,130	1,949,130	1,949,130
Total assets	24,645,828	27,960,410	45,461,969	49,330,671
Long-term debt and capital lease obligations	8,049,805	10,990,756	15,881,808	16,553,312
Shareholders’ equity	10,202,521	9,523,759	15,769,866	17,974,912

QUARTERLY FINANCIAL INFORMATION (Unaudited)

          The results of operations for each of the quarters in the last two years and the first quarter ended January 31, 2005 are presented below.

				Basic Earnings
				(Loss) per
		Net Income (Loss)		Combined Share
	Operating	from Continuing	Net Income	from Continuing
Quarter	Revenues	Operations	(Loss)	Operations
Quarter ended January 31, 2005	$9,599,004	$1,751,846	$1,751,846	$0.91
Year ended October 31, 2004
1st	$7,057,891	$264,244	$127,016	$0.14
2nd	6,153,694	813,436	7,566,167	0.42
3rd	2,628,174	(229,491)	(794,315)	(0.12)
4th	1,535,694	(1,363,387)	(652,761)	(0.71)

	$17,375,453	$(515,198)	$6,246,107	$(0.27)

Year ended October 31, 2003
1st	$7,996,925	$343,772	$370,786	$0.18
2nd	6,745,852	381,116	348,851	0.20
3rd	2,377,948	(650,477)	(1,471,221)	(0.34)
4th	1,096,793	106,915	(127,553)	0.06

	$18,217,518	$181,326	$(879,137)	$0.10

          The quarterly results of operations for fiscal years ended October 31, 2004 and 2003, and the first quarter ended January 31, 2005, reflect the cyclical nature of our business since (1) two ski facilities operate principally during the months of December through March and (2) land dispositions occur sporadically and do not follow any pattern during the fiscal year. Revenues generated from advance ticket sales have been recorded as deferred revenue.

          The combined financial data for fiscal years ended 2003 and 2002 has been reclassified to reflect the discontinued operations from the sale of the Dreshertown Plaza Shopping Center for fiscal year ended October 31, 2004.

THE OFFERING

          Further details concerning this part of the summary are set forth under “The Rights Offering” beginning on page 17. Only holders of record of our common stock at the close of business on the record date stated below may exercise rights.

Summary

Securities Offered	We are distributing to you, at no charge, one non-transferable subscription right for every 4.798 shares of our common stock that you owned at 5:00 p.m., New York City time, on March 23, 2005, either as a holder of record or, in the case of shares held of record by brokers, banks or other nominees, on your behalf, as a beneficial owner of such shares. We will not distribute any fractional subscription rights but will round the number of subscription rights you receive down to the nearest whole number. Each subscription right entitles you to purchase one share of common stock, each representing one share of common stock of Blue Ridge and one share of common stock of Big Boulder, pursuant to the basic subscription privilege, and potentially one additional share pursuant to the over-subscription privilege. Under a Security Combination Agreement between Blue Ridge and Big Boulder and under the bylaws of Blue Ridge and Big Boulder, shares of Blue Ridge and Big Boulder are issued in combined common stock certificates, each certificate representing the same number of shares of each of Blue Ridge and Big Boulder. Shares of each corporation may be transferred only together with an equal number of shares in the other corporation.

Basic Subscription Privilege	The basic subscription privilege of each subscription right entitles you to purchase, for every 4.798 shares of our common stock you owned at 5:00 p.m., New York City time, on March 23, 2005, one share of common stock upon payment of $38 per share.

Record Date	March 23, 2005 at 5:00 p.m., New York City time. Only our shareholders as of the record date will receive rights to subscribe for shares in the rights offering.

Expiration Date	The rights expire on May 9, 2005 at 5:00 p.m., New York City time. Rights not exercised by the expiration date will be null and void. We have the option of extending the expiration date for any reason.

Subscription Price	$38 per share, payable in cash. All payments must be cleared on or before the expiration date.

Over-subscription Privilege	If you fully exercise the basic subscription privilege, you may also purchase additional shares of our common stock, not to exceed the number of shares available for you to purchase under your basic subscription privilege, which are not purchased by other shareholders. If there are not enough shares available to fill all subscriptions for additional shares, the available shares will be allocated pro rata based on the ratio that the number of available shares bears to the total number of shares that are the subject of over-subscription requests.

Use of Proceeds	We will use the net proceeds of this offering to develop a golf course at Jack Frost Mountain and to develop residential communities at Jack Frost Mountain and Big Boulder Ski Area. On February 17, 2005, we entered into two agreements with Barbaron, Inc., a golf course developer, whereby

Barbaron agreed to construct an 18-hole golf course on a parcel of property located at Jack Frost Mountain ski area for an aggregate of approximately $4,878,000.

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned, and will not be listed for trading on any stock exchange or on the OTC Bulletin Board.

No Board Recommendation	Our board of directors makes no recommendation to you about whether you should exercise any rights. You are urged to make your decision based on your own assessment of our business and the rights offering. For more information regarding some of the risks inherent in this rights offering, please see “Risk Factors” beginning on page 6.

Subscription Commitment of Our Controlling Shareholder	Kimco, which as of March 23, 2005 was the owner of approximately 52% of our common stock and our controlling shareholder, has agreed to act as a standby purchaser in the offering, and, in addition to the subscription rights it will receive as a shareholder, will purchase any and all shares not subscribed for by our shareholders. In the event no shareholders exercise their basic subscription privilege and Kimco were to acquire all of the shares offered in the rights offering, Kimco’s proportionate ownership of our stock will increase to 60% in relation to those non-exercising shareholders and Kimco will be able to control all matters submitted to a vote of our shareholders and be able to direct our management and policies.

No Revocation	If you exercise any rights, you are not allowed to revoke or change the exercise or request a refund of monies paid.

Certain U.S. Federal Income Tax Considerations	For U.S. federal income tax purposes, your receipt and exercise of the subscription rights generally will not be taxable events. You should consult your personal tax advisor concerning the particular tax consequences to you of the receipt and exercise of the subscription rights. For more information, see “Certain U.S. Federal Income Tax Considerations” beginning on page 55.

Extension, Withdrawal, Cancellation and Amendment	We have the option of extending the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. Our board of directors may cancel the rights offering in its sole discretion at any time prior to or on May 9, 2005 for any reason (including, without limitation, a change in the market price of our common stock). We also reserve the right to withdraw or terminate this rights offering at any time for any reason. In the event that this offering is cancelled, withdrawn or terminated, all funds received from subscriptions by shareholders will be returned. Interest will not be payable on any returned funds. We also reserve the right to amend the terms of this rights offering.

Procedure for Exercising Rights	To exercise rights, you must complete the rights subscription certificate and deliver it to the Subscription Agent, HSBC Bank USA, National Association, together with full payment for all the subscription rights you elect to exercise. HSBC Bank USA, National Association must receive the proper forms and payments on or before the expiration date. You may deliver the documents and payments by mail or commercial courier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested. You may use an alternative “Guaranteed Delivery Procedure” if you are unable to deliver the rights subscription certificate before the expiration date, subject to the requirements of this procedure described under “The Rights Offering—Guaranteed Delivery Procedures” on page 21.

Subscription Agent	HSBC Bank USA, National Association.

Questions	Questions regarding the rights offering should be directed to Christine A. Liebold, our Corporate Secretary, at (570) 443-8433, extension 1028.

Shares Outstanding Before the Rights Offering	1,957,130 shares of our common stock were outstanding as of March 23, 2005.

Shares Outstanding After Completion of Rights Offering	2,365,024 shares of our common stock will be outstanding immediately after the completion of the rights offering.

Risk Factors	Shareholders considering making an investment in the rights offering should consider the risk factors described in “Risk Factors” beginning on page 6.

Fees and Expenses	We will bear the expenses relating to the rights offering.

OTC Bulletin Board Trading Symbol	Shares of our common stock are currently listed for quotation on the OTC Bulletin Board under the symbol “BLRGZ.”

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of our common stock.

Risks Related to Our Business and Our Industry

          Our business is highly seasonal and unfavorable weather conditions can adversely affect our business.

          Ski resort operations are highly seasonal. A majority of our revenues are realized during the ski season from late November through the end of March. A significant portion of our ski operations segment revenues and approximately 34% of annual skier visits were generated during the Christmas and Presidents’ Day vacation weeks in the fiscal year ended October 31, 2004.

          A high degree of seasonality in our revenues increases the impact of certain events on our operating results. Adverse weather conditions, access route closures, equipment failures, and other developments of even moderate or limited duration occurring during our peak business periods could reduce our revenues. Adverse weather conditions can also increase power and other operating costs associated with snowmaking or could render snowmaking wholly or partially ineffective in maintaining quality skiing conditions. Furthermore, unfavorable weather conditions, regardless of actual skiing conditions, can result in decreased skier visits and the early ski season snow conditions and skier perception of early ski season snow conditions influence the momentum and success of the overall ski season. There is no way for us to predict future weather patterns or the impact that weather patterns may have on the results of operations or visitation.

          We depend on a seasonal workforce.

          Our mountain and lodging operations are largely dependent on a seasonal workforce. We recruit to fill staffing needs each season. In addition, we manage seasonal wages and the timing of the hiring process to ensure the appropriate workforce is in place. While we do not currently foresee the need to increase seasonal wages to attract employees, we cannot guarantee that such an increase will not be necessary in the future. Increased seasonal wages or an inadequate workforce could have an adverse impact on our results of operations; however, we are unable to predict with any certainty whether such situations will arise or the potential impact on results of operations.

          Changes in regional and national economic conditions could adversely affect our results of operations.

          The skiing and real estate development industries are cyclical in nature and are particularly vulnerable to shifts in regional and national economic conditions. Skiing and vacation unit rental and ownership are discretionary recreational activities entailing relatively high costs of participation, and any decline in the regional or national economies where we operate could adversely impact our skier visits, real estate sales and revenues. Accordingly, our financial condition, particularly in light of our highly leveraged condition, could be adversely affected by any weakening in the regional or national economy.

          We operate in a highly competitive industry which makes maintaining our customer base a difficult task.

          The skiing industry is highly competitive and capital intensive. Our competitors include major ski resorts throughout the United States, Canada and Europe as well as other worldwide recreation resorts, including warm weather resorts and various alternative leisure activities. Our competitive position depends on a number of factors, such as our proximity to population centers, the availability and cost of transportation to and within a resort, natural snowfall, the quality and coverage of snowmaking operations, resort size, the attractiveness of terrain, lift ticket prices, prevailing weather conditions, the appeal of related services, the quality and the availability of lodging facilities, and resort reputation. In addition, some of our competitors have greater competitive positions and relative ability to withstand adverse developments. There can be no assurance that our competitors will not be successful in capturing a portion of our present or potential customer base.

          We are subject to litigation in the ordinary course of business.

          We are, from time to time, subject to various legal proceedings and claims, either asserted or unasserted. Any such claims, whether with or without merit, could be time-consuming and expensive to defend and could divert management’s attention and resources. While management believes we have adequate insurance coverage and accrued loss contingencies for all known matters, we cannot assure that the outcome of all current or future litigation will not have a material adverse effect on us.

          Our business is subject to heavy environmental and land use regulation.

          We are subject to a wide variety of federal, state and local laws and regulations relating to land use and development and to environmental compliance and permitting obligations, including those related to the use, storage, discharge, emission and disposal of hazardous materials. Any failure to comply with these laws could result in capital or operating expenditures or the imposition of severe penalties or restrictions on our operations that could adversely affect our present and future resort operations and real estate development. In addition, these laws and regulations could change in a manner that materially and adversely affects our ability to conduct our business or to implement desired expansions and improvements to our facilities.

          Implementation of existing and future legislation, rulings, standards and interpretations from the FASB or other regulatory bodies could affect the presentation of our financial statements and related disclosures.

          Future regulatory requirements could significantly change our current accounting practices and disclosures. Such changes in the presentation of our financial statements and related disclosures could change your interpretation or perception of our financial position and results of operations.

          A disruption in our water supply would impact our snowmaking capabilities and impact our operations.

          Our operations are heavily dependent upon our ability, under applicable federal, state and local laws, regulations, permits, and licenses or contractual arrangements, to have access to adequate supplies of water with which to make snow and otherwise conduct our operations. There can be no assurance that applicable laws and regulations will not change in a manner that could have an adverse effect on our operations, or that important permits, licenses or agreements will not be cancelled or will be renewed on terms as favorable as the current terms. Any failure to have access to adequate water supplies to support our current operations and anticipated expansion would have a material adverse effect on our financial condition and result of operations.

          If we are unable to retain our key executive personnel and hire additional personnel as required, our business and prospects for growth could suffer.

          We believe that our operations and future development are dependent upon the continued services of our key executive personnel. Moreover, we believe our future success will depend in large part upon our ability to attract, retain and motivate highly skilled management employees. If one or more members of our management team or other key personnel become unable or unwilling to continue in their present positions and if additional key personnel cannot be hired as needed, our business and prospects for growth could be materially adversely affected.

          Competition and market conditions relating to our real estate management operations could adversely affect our operating results.

          We face competition from similar retail centers that are near our retail properties with respect to the renewal of leases and re-letting of space as leases expire. Any new competitive properties that are developed close to our existing properties also may impact our ability to lease space to creditworthy tenants. Increased competition for tenants may require us to make capital improvements to properties that we would not have otherwise planned to make. Any unbudgeted capital improvements could adversely affect our results of operations. Also, to the extent we are unable to renew leases or re-let space as leases expire, it would result in decreased cash flow from tenants and adversely affect our results of operations.

          Our retail properties are subject to adverse market conditions such as population trends and changing demographics, income, sales and property tax laws, availability and costs of financing, construction costs and weather conditions that may increase energy costs, any of which could adversely affect our results of operations. If the sales of stores operating at our properties were to decline significantly due to economic conditions, the risk that our tenants will be unable to fulfill the terms of their leases or will enter into bankruptcy may increase. Economic and market conditions have a substantial impact on the performance of our anchor and other tenants and may impact the ability of our tenants to make lease payments and to renew their leases. If, as a result of such tenant difficulties, our properties do not generate sufficient income to meet our operating expenses, including debt service, our results of operations would be adversely affected.

          The cyclical nature of the forest products industry could adversely affect our timbering operations.

          Our results of operations are affected by the cyclical nature of the forest products industry. Historical prices for logs and wood products have been volatile, and we, like other participants in the forest products industry, have limited direct influence over the time and extent of price changes for logs and wood products. The demand for logs and wood products is affected primarily by the level of new residential construction activity and, to a lesser extent, repair and remodeling activity and other industrial uses. The demand for logs is also affected by the demand for wood chips in the pulp and paper markets. These activities are, in turn, subject to fluctuations due to, among other factors:

•	changes in domestic and international economic conditions;

•	interest rates;

•	population growth and changing demographics; and

•	seasonal weather cycles (e.g., dry summers, wet winters).

          Decreases in the level of residential construction activity generally reduce demand for logs and wood products. This results in lower revenues, profits and cash flows in our timbering operations segment. In addition, industry-wide increases in the supply of logs and wood products during favorable price environments can also lead to downward pressure on prices. Timber owners generally increase production volumes for logs and wood products during favorable price environments. Such increased production, however, when coupled with even modest declines in demand for these products in general, could lead to oversupply and lower prices.

          Our summer recreation operations are subject to adverse weather conditions and other factors that can adversely affect our business.

          Our summer recreation operations involve outdoor activities such as paintball, festivals, boating, swimming and tennis. Because most of our summer attractions involve outdoor activities, attendance is adversely affected by bad weather. Bad weather and forecasts of bad or mixed weather conditions can reduce the number of people who come to visit our summer recreation centers, which negatively affects our revenues. Our summer operation centers compete with water parks and amusement parks and with other types of recreational facilities and forms of entertainment, including movies, sports attractions and vacation travel. Our summer recreation operations are also subject to factors that affect the recreation and leisure industries generally, such as general economic conditions and changes in consumer spending habits.

          Our future growth and real estate development requires additional capital whose availability is not assured.

          We intend to make significant investments in our resorts and rental properties to maintain our competitive position. We spent approximately $2,322,290 for the first quarter ended January 31, 2005, $18,689,878 for the fiscal year ended October 31, 2004, and $2,661,513 and $3,149,214 for the fiscal years ended October 31, 2003 and 2002, respectively. The capital expenditures for the fiscal year ended October 31, 2004 were primarily attributed to the section 1031 tax deferred exchange of the Dreshertown Shopping Center and the subsequent purchase of the Oxbridge Square and Coursey Commons shopping centers. The capital expenditures for the fiscal years ended October 31, 2003 and 2002 were primarily related to our ski operations. We expect to continue making substantial resort capital expenditures and investments in real estate development. We have not yet finalized a budget for the fiscal year 2005; however, at this time, we anticipate capital expenditures will be approximately $1,000,000 for our ski operations and in excess of $5,000,000 for real estate development. Based on the status of several specific real estate projects, we will continue to invest significant amounts in real estate over the next several years. We could finance future expenditures from any of the following sources:

•	cash flow from operations;

•	bank borrowings;

•	public offerings of debt or equity;

•	private placements of debt or equity;

•	non-recourse, sale leaseback or other financing; or

•	some combination of the above.

We might not be able to obtain financing for future expenditures on favorable terms or at all.

          Future changes in the real estate market could affect the value of our investments.

          We have extensive real estate holdings near our mountain resorts and elsewhere in the United States. The value of our real property and the revenue from related development activities may be adversely affected by a number of factors, including:

•	national and local economic climate;

•	local real estate conditions (such as an oversupply of space or a reduction in demand for real estate in an area);

•	attractiveness of the properties to prospective purchasers and tenants;

•	competition from other available property or space;

•	our ability to obtain adequate insurance;

•	unexpected construction costs or delays;

•	government regulations and changes in real estate, zoning, land use, environmental or tax laws;

•	interest rate levels and the availability of financing; and

•	potential liabilities under environmental and other laws.

Risks Related to the Rights Offering

          If you do not exercise all of your subscription rights, you may suffer significant dilution of your percentage ownership of our common stock.

          This rights offering is designed to enable us to raise equity capital, while allowing all of our shareholders, as of the rights offering record date, to maintain their approximate relative proportionate voting and economic interests in us. Kimco has agreed, as standby purchaser, to purchase for a purchase price of $38 per share any and all shares not subscribed for by our shareholders.

          To the extent that you do not exercise your subscription rights, your proportionate voting interest in us will be reduced, and the percentage that your shares represent of our expanded equity after exercise of the subscription rights will be disproportionately diluted. For example, if you own 100,000 shares of our common stock before the rights offering, or 5.1% of our equity, and you exercise none of your subscription rights, your percentage ownership will be reduced to 4.2% after the rights offering.

          If no shareholders exercise their subscription rights, Kimco will purchase all of the shares pursuant to its standby purchase commitment. In that case, Kimco’s ownership interest would increase to approximately 60% from approximately 52%, and the ownership interest of all of our other shareholders, who currently own, in the aggregate, approximately 48% of our common stock, will decrease to approximately 40%.

          You may not revoke the exercise of your subscription rights and could be committed to buying shares above the prevailing market value of our common stock.

          Once you exercise your subscription rights, you may not revoke the exercise and cancel the purchase of the shares in the rights offering. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market value of our common stock. Moreover, you may be unable to sell your shares of our common stock at a price equal to or greater than the subscription price you paid for such shares.

          If we cancel this rights offering, we will not have any obligation to you except to return your subscription payments.

          If we elect to terminate this rights offering, we do not have any obligation with respect to the subscription rights except to return, without interest or deduction, any subscription payments we received from you. The Subscription Agent estimates it will take approximately ten business days following the termination of the rights offering and clearance of subscription payments in the Subscription Agent’s account (which may take up to ten business days) to return the subscription payments. Accordingly, if we terminate this rights offering, you will have lost the opportunity to invest your subscription payment in an alternative, and possibly profitable, investment during the time your subscription payment was held by the Subscription Agent.

          If you do not act promptly or fail to follow subscription instructions, we may reject your exercise of subscription rights.

          Shareholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by the Subscription Agent prior to 5:00 p.m., New York City time, on May 9, 2005, the expiration time of this rights offering. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the Subscription Agent prior to May 9, 2005. We shall not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the Subscription Agent prior to 5:00 p.m. on May 9, 2005, the expiration time of this rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering, we may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. We do not undertake to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

          If you make payment of the subscription price by personal check, your check must clear before the expiration time or we will reject your exercise of subscription rights.

          Any personal check used to pay for shares to be issued in this rights offering must clear prior to the expiration time of this rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and pay for shares by personal check and your check has not cleared prior to the expiration time of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the shares you attempted to purchase and you will lose the value of your subscription rights.

          You may have to wait to resell the shares you purchase in this offering until stock certificates are delivered to you.

          Until stock certificates are delivered, you may not be able to sell the shares of our common stock that you have purchased in this offering. That means that you may have to wait until you or your broker or other nominee has received a stock certificate. We will endeavor to prepare and issue the appropriate certificates as soon as practicable after the expiration of this offering. We cannot assure you, however, that the market price of the common stock purchased pursuant to the exercise of rights will not decline below the subscription price you paid before we are able to deliver your certificates. For shares purchased pursuant to the over-subscription privilege, delivery of certificates will occur as soon as practicable after all prorations and adjustments contemplated by the terms of this offering have been effected.

          The subscription price is not a reflection of our value.

          The subscription price of $38 per share was determined by our board of directors and represents a discount to the closing price of our common stock on the day before the subscription price was determined. Our board of directors set the $38 per share subscription price after considering a variety of factors discussed at page 25, “Determination of the Subscription Price.” The price, however, does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, earnings or financial condition or any other established criteria for value. Our common stock may trade at prices below the subscription price after the completion of this offering, and we cannot assure you that you will be able to sell shares purchased during this offering at a price equal to or greater than the $38 per share price.

          Because we have discretion on how the net proceeds from this offering will be applied, you will be relying on the judgment of our management regarding the application of the proceeds.

          We expect to use the net proceeds from this offering to develop a golf course at Jack Frost Mountain and to develop residential communities at Jack Frost Mountain and Big Boulder Ski Area. On February 17, 2005, we entered into two agreements with Barbaron, Inc., a golf course developer, whereby Barbaron agreed to construct an 18-hole golf course on a parcel of property located at Jack Frost Mountain ski area in Blakeslee, Pennsylvania for approximately $4,878,000. As a result, approximately $4,878,000 of the net proceeds from this offering has already been committed to the development of the golf course. However, we have the ability to terminate our agreements with Barbaron and no assurance can be given that the golf course will be developed according to our agreements with Barbaron. In addition, the balance of the net proceeds have not been committed by us, and as a result, our management will have broad discretion with respect to the expenditure of the proceeds from this offering. You will be relying on the judgment of our management regarding the application of the proceeds. Our management will have the ability to change the application of the proceeds of this offering without shareholder approval.

          We are subject to risks with respect to the development of a golf course at Jack Frost Mountain prior to having firm contracts from builders to purchase any of the residential lots in the surrounding golf course community.

          We have completed the design of a golf course and have entered into two agreements with Barbaron for the construction of a golf course at Jack Frost Mountain. While we currently have interest from two nationally-recognized home builders for the development of a surrounding community, we do not have any firm offers from any of the interested builders. If, at the completion of the golf course, we do not have firm contracts with home builders, we may consider developing a portion of the residential community on our own, and possibly in conjunction with the sale of some lots to other builders. There are risks associated with developing a residential community, including potential changes in the real estate market, delays in construction due to adverse weather conditions, changes in the economy and changes in interest rates, which we may be subject to if we proceed to develop the golf course prior to having firm contracts with home builders and which could have a material adverse effect on us and our results of operations.

          The issuance by us of up to 407,894 shares in this offering may be at a discount to the current market price of our stock and may cause the market price of our stock to decline.

          Although our common stock is quoted on the OTC Bulletin Board, it does not have a high trading volume. The closing price of our common stock on the OTC Bulletin Board on March 23, 2005 was $36.10 per share. The subscription price of $38 per share represents a discount to the closing price of our common stock on the day before our board of directors determined the subscription price, and the 407,894 shares that we are offering through this prospectus are equal to approximately 20% of our 1,957,130 outstanding shares of common stock as of March 23, 2005. After the completion of this offering, the market price of our common stock may decline in response to the introduction into a thinly traded public market for our common stock of a substantial number of additional shares that are being issued by us at a discount to the current market price of our stock.

          We have been advised of two reportable conditions as well as three material weaknesses in our financial controls relating to the accuracy and timeliness of our financial reporting.

          In connection with the audit of our financial statements for the fiscal year ended October 31, 2004, our independent registered public accounting firm communicated to the audit committee of our board of directors two reportable conditions involving our internal financial and disclosure controls. Reportable conditions involve matters coming to the attention of our independent registered public accounting firm relating to significant deficiencies in the design or operation of internal controls that, in their judgment, could adversely affect our ability to initiate, record, process and report financial data consistent with the assertions of management in the financial statements. The reportable conditions related to inadequate controls over processing ski revenue and failing to perform physical inventories over the ski inventory at regular intervals. We analyzed our controls over processing ski revenue with a consultant, and based upon their recommendation, implemented changes in internal controls over ski revenue. In addition, we perform physical inventories over the ski inventory at regular intervals practical to business levels.

          The auditors also noted three reportable conditions that they considered to be material weaknesses in our internal controls. A material weakness is defined as a reportable condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. The three material weaknesses identified by our independent registered public accounting firm were:

•	our financial statement closing process does not satisfy current timing and accuracy regulations and standards relating to reporting financial information;

•	our system for tracking and reporting costs incurred in connection with land development does not satisfy the requirements of Statement of Financial Accounting Standards No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects; and

•	our accounting department is understaffed.

          We have taken steps to remedy the material weaknesses identified by our independent registered public accounting firm, including resolving timing differences in the posting of mortgage payments with the management company of our shopping centers, implementing tracking and cost reporting software, and increasing efforts to expand our accounting department. We will continue to evaluate the material weaknesses and reportable conditions and will take all necessary action to correct the internal control deficiencies identified. We will also further develop and enhance our internal control policies, procedures, systems and staff to allow us to mitigate the risk that material accounting errors might go undetected and be included in our financial statements. We have engaged Jefferson Wells International, an independent consultant, to assist with documenting, testing and remediation of internal control weaknesses.

          Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Disclosure of material weaknesses could reduce the market’s confidence in our financial statements and affect our stock price.

          We may be unable to timely comply with the requirements of the Sarbanes-Oxley Act relating to the assessment by us and our independent registered public accounting firm of the effectiveness of our internal controls over financial reporting, which could adversely affect our business.

          As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission, or SEC, adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports on Form 10-K. In addition, the independent registered public accounting firm auditing the company’s financial statements must express an opinion on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. We expect that this requirement will first apply to our annual report on Form 10-K for our fiscal year ending October 31, 2006. If we are unable to remedy the material weaknesses described above or if we are unable to conclude that we have effective internal controls over financial reporting or, if our independent registered public accounting firm are unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as of October 31, 2006 and future year ends as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities.

          We are a small company with limited resources. While we plan to expand our staff, we may encounter substantial difficulty attracting qualified personnel with requisite experience due to the high level of competition for experienced financial professionals. In addition, because our corporate offices are outside a metropolitan area, we may have added difficulty finding qualified professionals to join us. Furthermore, we will have to improve internal controls as they relate to the matters described in the prior risk factor. Given the status of our efforts, coupled with the fact that guidance from regulatory authorities in the area of internal controls continues to evolve, substantial uncertainty exists regarding our ability to comply with applicable deadlines.

Risks Related to Our Common Stock

          The exercise of outstanding options may dilute your ownership of our common stock.

          As of March 23, 2005, options to acquire 107,000 shares of our common stock were outstanding, exercisable at per share prices ranging from $6.75 to $34, with a weighted average exercise price of $21.39 and a weighted average remaining contractual life of 4.2 years.

          We do not expect to pay dividends on our common stock.

          Although we have previously declared and paid dividends on our common stock in the past, we do not anticipate declaring or paying any dividends in the foreseeable future. We plan to retain any future earnings to finance the continued expansion and development of our business. As a result, our dividend policy could depress the market price for our common stock.

          We are effectively controlled by Kimco, and other shareholders have little ability to influence our business.

          As of March 23, 2005, Kimco owned at least 1,012,579 shares, or 52% of our outstanding voting stock. Because of Kimco’s purchase commitment to backstop our sale of the shares offered by this prospectus, the rights offering could, and is likely to, result in Kimco owning an increased percentage of our outstanding common stock (up to at least 60% if Kimco purchases all of the shares being offered and no other shareholders participate in the rights offering). In any event, Kimco will be able to exercise significant control over all matters requiring shareholder approval, including the election of directors and approvals of significant corporate action such as mergers and other business combination transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control over us unless it is supported by Kimco. Accordingly, your ability to influence us through voting your shares is very limited.

          Michael J. Flynn, the Chairman of our board of directors, is also President, Chief Operating Officer and Vice Chairman of the board of directors of Kimco Realty Corporation. In addition, Patrick M. Flynn, who serves as one of our directors and is our President and Chief Executive Officer, is the Director of Real Estate at Kimco Realty Corporation. Finally, Milton Cooper, who serves as one of our directors, also serves as Chief Executive Officer and Chairman of the board of directors of Kimco Realty Corporation.

          Our common stock is thinly traded. Our stock price may fluctuate more than the stock market as a whole.

          As a result of the thin trading market for our stock, its market price may fluctuate significantly more than the stock market as a whole or the stock prices of similar companies. Of the 1,957,130 shares of our currently outstanding common stock, approximately 48% are beneficially owned by persons other than Kimco, our controlling shareholder. Without a larger float, our common stock will be less liquid than the stock of companies with broader public ownership, and, as a result, the trading prices for our common stock may be more volatile. Among other things, trading of a relatively small volume of our common stock may have a greater impact on the trading price for our stock than would be the case if our public float were larger.

          In addition, we granted Kimco registration rights with respect to the shares that Kimco purchases that are not otherwise subscribed for by our shareholders in this rights offering. As a result, Kimco can cause us to register the shares it purchases pursuant to its standby purchase commitment and such shares would be eligible for resale in the public market without restriction. Sales of a substantial amount of common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock. Possible or actual sale of any of these shares, particularly by Kimco, may decrease the market price of our common stock.

          Our shareholders may perceive a conflict of interest because we do not currently maintain an independent audit committee.

          Our audit committee is made up of three individuals: Eldon D. Dietterick, Patrick M. Flynn and Michael J. Flynn. Mr. Dietterick is our Executive Vice-President and Treasurer. Messrs. Patrick Flynn and Michael Flynn serve as members of our board of directors and are also employed by Kimco Realty Corporation, the parent company of Kimco. Although we are exempt from regulations mandating an independent audit committee, our shareholders may perceive a conflict of interest because of our lack of an independent audit committee.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus constitute forward-looking statements.

          These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. While we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and projections of the future, about which we cannot be certain or even relatively certain. Many factors affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates including:

•	Our ability to successfully complete this rights offering;

•	Borrowing costs, and our ability to generate cash flow to pay interest and scheduled amortization payments as well as our ability to refinance such indebtedness or to sell assets when it comes due;

•	Our ability to continue to generate sufficient working capital to meet our operating requirements;

•	Our ability to maintain a good working relationship with our vendors and customers;

•	The ability of vendors to continue to supply our needs;

•	Our ability to provide competitive pricing to sell homes;

•	Actions by our competitors;

•	Fluctuations in the price of building materials;

•	Our ability to achieve gross profit margins at which we can be profitable, including margins on services we perform on a fixed price basis;

•	Our ability to attract and retain qualified personnel in our business;

•	Our ability to effectively manage our business;

•	Our ability to obtain and maintain approvals from local, state and federal authorities on regulatory issues;

•	Our relations with our controlling shareholder, including its continuing willingness to provide financing and other resources;

•	Pending or new litigation; and

•	Changes in market demand, weather and/or economic conditions within our local region and nationally.

          In addition, you should refer to the “Risk Factors” section of this prospectus for a discussion of other factors that may cause our actual results to differ materially from those implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, if at all.

          You should read this prospectus completely. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms or other comparable terminology. We may not update these forward-looking statements, even though our situation may change in the future.

          We qualify all the forward-looking statements contained in this prospectus by the foregoing cautionary statements.

USE OF PROCEEDS

          We estimate that the net proceeds from our sale of the shares will be $15,000,000, after payment of $499,972 in expenses related to this offering.

          We intend to use the net proceeds of this offering approximately as follows:

•	65% to develop a golf course at Jack Frost Mountain;

•	25% to develop residential communities at Jack Frost Mountain; and

•	10% to develop residential communities at Big Boulder Ski Area.

          On February 17, 2005, we entered into two agreements with Barbaron, Inc., a golf course developer, whereby Barbaron agreed to construct an 18-hole golf course on a parcel of property located at Jack Frost Mountain ski area in Blakeslee, Pennsylvania. Under the agreements, we agreed to pay Barbaron an aggregate of approximately 4,878,000. We expect to use a portion of the proceeds from this offering to pay Barbaron.

          Pending the uses described above, we intend to invest the proceeds of this offering in short-term investment grade, interest-bearing securities.

MARKET PRICE AND DIVIDEND POLICY

          Market Price of Common Stock

          Our common stock is quoted on the OTC Bulletin Board under the symbol “BLRGZ.” There has been a limited and sporadic trading market for our common stock. However, our management does not believe such limited activity constitutes an established public trading market. As of March 23, 2005, the last reported trade of our common stock was on the OTC Bulletin Board at $36.10 per share on March 23, 2005. As of March 23, 2005, we had 593 holders of record of our common stock.

          The following sets forth the high asked and low bid price quotations as reported on the monthly statistical reports of the National Association of Securities Dealers, Inc. for the periods set forth below. No dividends were paid on common stock in any of the periods.

Fiscal Year 2005	HIGH	LOW
	ASKED	BID

First Quarter	36.100	27.500

Fiscal Year 2004	HIGH	LOW
	ASKED	BID

First Quarter	16.750	13.250
Second Quarter	21.000	13.900
Third Quarter	27.250	20.750
Fourth Quarter	29.000	27.000

Fiscal Year 2003	HIGH	LOW
	ASKED	BID

First Quarter	12.750	10.500
Second Quarter	12.250	11.000
Third Quarter	14.000	11.750
Fourth Quarter	15.000	12.150

          The reported quotations represent prices between dealers, do not reflect retail mark-ups, mark-downs or commissions and do not necessarily represent actual transactions.

          Dividend Policy

          We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance our operations and expand our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, operating results, capital requirements, and other factors the board of directors deems relevant.

THE RIGHTS OFFERING

          Before exercising any subscription rights, you should read carefully the information set forth under “Risk Factors” beginning on page 6 of this prospectus.

          The Subscription Rights

          We are granting each person who was a record holder of our common stock at 5:00 p.m., New York City time, on March 23, 2005, the record date, one non-transferable subscription right for every 4.798 shares of our common stock held at that date either as a holder of record or, in the case of shares held of record by brokers, banks or other nominees, on your behalf, as a beneficial owner of such shares. To exercise your subscription rights, you must deliver one subscription right for each share for which you subscribe pursuant to your basic subscription privilege. There is no minimum number of shares you must purchase, but you may not purchase fractional shares. When determining the number of subscription rights you will receive, divide the number of shares of our common stock you own by 4.798 and round down to the next whole number. For example, if you own 100 shares of our common stock, you will receive 20 subscription rights (100 shares divided by 4.798 = 20.842, rounded down to 20 subscription rights, the next whole number) which will entitle you to subscribe for up to 20 shares under your subscription right. Each right will entitle you to purchase one share at a purchase price of $38 per share. This is your basic subscription privilege. If other shareholders do not fully exercise their subscription rights, you may also have the opportunity to purchase additional shares, subject to certain limitations, at the same purchase price.

          Each subscription right entitles you to purchase one share of common stock, representing one share of common stock of Blue Ridge and one share of common stock of Big Boulder, pursuant to the basic subscription privilege and potentially an additional share pursuant to the over-subscription privilege. Under a Security Combination Agreement between Blue Ridge and Big Boulder and under the bylaws of Blue Ridge and Big Boulder, shares of Blue Ridge and Big Boulder are issued in combined common stock certificates, each certificate representing the same number of shares of each of Blue Ridge and Big Boulder. Shares of each corporation may be transferred only together with an equal number of shares in the other corporation.

          If you wish to exercise your subscription rights, you must do so before 5:00 p.m., New York City time, on May 9, 2005. After that date, the subscription rights will expire and will no longer be exercisable.

          Subscription Price

          The subscription price for this rights offering is $38 per share, payable in cash. All cash payments must be cleared on or before the expiration date of this rights offering.

          Basic Subscription Privilege

          Each subscription right entitles you to purchase one share of our common stock upon payment of $38 per share. You will receive a certificate representing the shares of our common stock that you purchase pursuant to your basic subscription privilege as soon as practicable after May 9, 2005, whether you exercise your subscription rights immediately prior to that date or earlier.

          Over-Subscription Privilege

          Subject to the allocation rules described below, the subscription rights also grant each shareholder an over-subscription privilege to purchase additional shares in an amount not to exceed the number of shares available for purchase by such shareholder under its basic subscription privilege, to the extent available and subject to proration, that are not purchased by other shareholders pursuant to their basic subscription privileges. Shareholders who desire to exercise their over-subscription privileges must fully exercise their rights pursuant to their basic subscription privileges. If you wish to exercise your over-subscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your subscription certificate (not to exceed the number of shares you may purchase under your basic subscription privilege). When you send in your rights subscription certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege).

          If the number of shares remaining after the exercise of all basic subscription privileges is not sufficient to satisfy all over-subscription requests, such shares will be allocated among over-subscription requests on a pro-rata basis (subject to elimination of fractional shares), based on the ratio that the number of available shares bears to the total number of shares that are the subject of over-subscription requests.

          As a result of this allocation procedure, you should exercise your basic subscription and over-subscription privileges in full if you wish to minimize dilution of your percentage ownership of our common stock and/or maximize the number of shares that you will receive in this rights offering.

          As soon as practicable after May 9, 2005, HSBC Bank USA, National Association, acting as our “Subscription Agent,” will determine the number of shares that you may purchase pursuant to the over-subscription privilege. You will receive a certificate representing the shares of our common stock you have purchased as soon as practicable thereafter. Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any and all shares to shareholders who are affected by such regulations and elect to participate in the rights offering, including shares that we issue with respect to your basic or over-subscription privilege, in order to comply with state securities laws. If you request and pay for more shares than are allocated to you, that overpayment will be held by the Subscription Agent pending the completion of this rights offering and will be refunded to you, without interest, promptly thereafter.

          In connection with the exercise of the over-subscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to the Subscription Agent and to us as to, among other things, the aggregate number of subscription rights that have been exercised and the number of shares that are being requested through the over-subscription privilege by each beneficial owner on whose behalf such nominee holder is acting.

          Purchase Commitment of Kimco

          Kimco has agreed, as standby purchaser, to purchase for a purchase price of $38 per share any and all shares not subscribed for by our shareholders. As a result of Kimco’s commitment to act as standby purchaser, the total number of shares to be purchased by Kimco as standby purchaser will be equal to the difference between 407,894 and the number of shares purchased by our shareholders pursuant to this rights offering. We granted Kimco registration rights with respect to the shares that Kimco purchases that are not otherwise subscribed for by our shareholders in this rights offering. As a result, Kimco can cause us to register the shares it purchases pursuant to its standby purchase commitment and such shares would be eligible for resale in the public market without restriction.

          On January 4, 2005, we entered into a Standby Securities Purchase Agreement with Kimco which provides further detail regarding Kimco’s standby purchase commitment.

          As of March 23, 2005, Kimco was the owner of 1,012,579 shares of our common stock and is our controlling shareholder. Kimco Realty Corporation, the parent company of Kimco, is presently providing consulting and management services to us. The consulting services focus on land development, acquisitions and disposals. For the fiscal year ended October 31, 2004, the amount of consulting fees paid was $285,000. Kimco Realty Corporation served as the management company for the Dreshertown Plaza Shopping Center from June 2003 to March 2004, at which point the shopping center was sold. During its management term, Kimco Realty Corporation was paid $50,977 in management fees.

          Michael J. Flynn, the Chairman of our board of directors, is also President, Chief Operating Officer and Vice Chairman of the board of directors of Kimco Realty Corporation. In addition, Patrick M. Flynn, who serves as one of our directors and is our President and Chief Executive Officer, is the Director of Real Estate at Kimco Realty Corporation. Finally, Milton Cooper, who serves as one of our directors, also serves as Chief Executive Officer and Chairman of the board of directors of Kimco Realty Corporation.

          The table below sets forth the ownership of our stock by Kimco as of March 23, 2005 and following the completion of this rights offering, assuming full exercise of the basic subscription privilege and the over-subscription privileges by Kimco and no purchase of any shares in the rights offering by any other shareholders.

Ownership Upon
	Current		Completion of
	Ownership		Rights Offering
	Shares	Percent	Shares	Percent
Kimco	1,012,579	51.74%	1,420,473	60.06%

          Kimco has advised us that it intends to retain any shares purchased in this offering or pursuant to the standby purchase commitment for investment purposes.

          Reasons For The Rights Offering

          We are offering the rights to raise equity capital. We intend to use the net proceeds of this offering to develop a golf course at Jack Frost Mountain and to develop residential communities at Jack Frost Mountain and Big Boulder Ski Area. On February 17, 2005, we entered into two agreements with Barbaron, Inc., a golf course developer, whereby Barbaron agreed to construct an 18-hole golf course on a parcel of property located at Jack Frost Mountain ski area in Blakeslee, Pennsylvania for an aggregate of approximately 4,878,000. We expect to use a portion of the proceeds from this offering to pay Barbaron.

          We have determined that, given current market conditions, this rights offering is the most appropriate means of raising equity capital because it affords our existing shareholders the preferential opportunity to subscribe for the shares and to maintain their proportionate interest in us. Some of the factors considered by our board of directors in approving the rights offering include:

•	our need for capital;

•	the alternative methods available to us for raising capital;

•	the pro rata nature of a rights offering to our shareholders;

•	the willingness of Kimco, our controlling shareholder, to subscribe for the shares and to purchase any and all shares offered in this rights offering but not subscribed for by our other shareholders;

•	the market price of our common stock; and

•	general conditions of the securities markets.

          No Board Recommendation

          Our board of directors is not making any recommendation as to whether you should exercise your subscription rights. In making the decision to exercise or not exercise your subscription rights, you must consider your own best interests. If you choose not to exercise your subscription rights in full, your relative ownership interest will be substantially diluted. The exercise of your subscription rights involves risks, and there is no guarantee that the market price of our common stock will exceed $38 per share after the completion of this offering. You are urged to make your decision based on your own assessment of our business and the rights offering. Among other things, you should carefully consider the risks that are described under the heading “Risk Factors” beginning on page 6 of this prospectus.

          Description of Common Stock

          Shares of our common stock purchased in this rights offering will have the identical rights, restrictions and other characteristics of all other shares of our outstanding common stock. For a complete description of our common stock, see “Description of our Capital Stock.”

          Expiration Date

          The rights will expire at 5:00 p.m., New York City time, on May 9, 2005, unless we decide to extend the rights offering. If the commencement of the rights offering is delayed, the expiration date will be similarly extended. If you do not exercise your basic subscription privilege and your over-subscription privilege prior to that time, your subscription rights will expire and be null and void.

          We will not be required to issue shares of our common stock to you if the Subscription Agent receives your rights subscription certificate or your payment after that time, regardless of when you sent the rights subscription certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.

          No Revocation

          Once you have exercised your basic subscription privilege and your over-subscription privilege, you may not revoke that exercise even if the subscription period has not yet ended. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the subscription price of $38 per share.

          Non-Transferability of Subscription Rights

          Only you may exercise your basic subscription privilege and your over-subscription privilege. You may not sell, give away or otherwise transfer your subscription rights. The subscription rights will not be listed for trading on any stock exchange or on the OTC Bulletin Board.

          Cancellation, Withdrawal and Amendment

          Our board of directors may cancel the rights offering in its sole discretion at any time prior to or on May 9, 2005 for any reason (including, without limitation, a change in the market price of our common stock). We also reserve the right to withdraw or terminate this rights offering at any time for any reason. In the event that this offering is cancelled, withdrawn or terminated, all funds received from subscriptions by shareholders will be returned. Interest will not be payable on any returned funds.

          We also reserve the right to amend the terms of this rights offering. If we make an amendment that we, in our sole discretion, consider significant, we will:

•	mail notice of the amendment to all shareholders of record as of the record date;

•	extend the expiration date by at least ten days; and

•	offer all subscribers no less than ten days to revoke any subscription already submitted.

          The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.

          Exercise of Subscription Rights

          You may exercise your subscription rights by delivering to the Subscription Agent at or prior to 5:00 p.m., New York City time, on May 9, 2005, the date on which the subscription rights expire:

•	A properly completed and duly executed rights subscription certificate;

•	Any required signature guarantees; and

•	Payment in full of $38 per share to be purchased through your basic subscription and over-subscription privileges.

          You should deliver your rights subscription certificate and payment to the Subscription Agent at the address shown below under the heading “Subscription Agent.” Funds delivered to the Subscription Agent will be held by the Subscription Agent pending the expiration of the rights offering. We will not pay you interest on funds delivered to the Subscription Agent pursuant to the exercise of rights. To the extent your payment includes payment in excess of the amount due for the shares subscribed for by you and issued to you, including payment for shares subscribed for pursuant to your over-subscription privilege which are not available, the Subscription Excess, you will receive a refund, without interest, of the Subscription Excess as soon as practicable after the expiration of the rights offering.

          Method of Payment

          Payment for the shares must be made in U.S. dollars by check or bank draft (cashier’s check) drawn upon a U.S. bank or a money order payable to “HSBC Bank USA, National Association, as Subscription Agent” or by wire transfer of immediately available funds to the account maintained by the Subscription Agent at HSBC Bank USA, National Association, ABA #021001088, Account No. 002-60006-4. Any wire transfer of funds should clearly indicate the identity of the subscriber who is paying the subscription price by the wire transfer.

          Payment will be deemed to have been received by the Subscription Agent only upon:

•	receipt and clearance of any uncertified check;

•	receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank, any money order, or any funds transferred by wire transfers; or

•	receipt of good funds in the Subscription Agent’s account designated above.

          Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of May 9, 2005, to ensure that the Subscription Agent receives cleared funds before that date. We also urge you to consider payment by means of a certified or cashier’s check or money order.

          Instructions for Completing Your Rights Subscription Certificate

          You should read and follow the instructions accompanying the rights subscription certificate(s) carefully. If you want to exercise your subscription rights, you should send your rights subscription certificate(s) with your subscription price payment to the Subscription Agent. Do not send your rights subscription certificate(s) and subscription price payment to us.

          You are responsible for the method of delivery of your rights subscription certificate(s) with your subscription price payment to the Subscription Agent. If you send your rights subscription certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the Subscription Agent prior to the time the rights offering expires. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of a certified or cashier’s check or money order.

          Guaranteed Delivery Procedures

          If you want to exercise your subscription rights, but time will not permit your rights subscription certificate to reach the Subscription Agent on or prior to May 9, 2005, you may exercise your subscription rights if you satisfy the following guaranteed delivery procedures:

          (1) You send, and the Subscription Agent receives, payment in full for each share being subscribed for through the subscription rights, on or prior to May 9, 2005;

          (2) You send, and the Subscription Agent receives, on or prior to May 9, 2005, a notice of guaranteed delivery, substantially in the form provided with the attached instructions, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. The notice of guaranteed delivery must state your name, the number of subscription rights that you hold, and the number of shares that you wish to purchase pursuant to your basic subscription privilege and the number of shares, if any (not to exceed the number of shares you may purchase under your basic subscription privilege), you wish to purchase pursuant to your over-subscription privilege. The notice of guaranteed delivery must guarantee the delivery of your rights subscription certificate to the Subscription Agent within three New York Stock Exchange trading days following the date that you executed the notice of guaranteed delivery; and

          (3) You send, and the Subscription Agent receives, your properly completed and duly executed rights subscription certificate, including any required signature guarantees, within three New York Stock Exchange trading days following the date that you executed the notice of guaranteed delivery.

          The notice of guaranteed delivery may be delivered to the Subscription Agent in the same manner as your rights subscription certificate at the address set forth below under “— Subscription Agent,” or may be transmitted to the Subscription Agent by facsimile transmission, to facsimile number (718) 488-4488. You can obtain additional copies of the form of notice of guaranteed delivery by requesting them from the Subscription Agent at the address or phone number set forth below under “— Subscription Agent.”

          Signature Guarantees

          Unless a rights subscription certificate either provides that the shares to be issued pursuant to the exercise of the rights represented thereby are to be issued to the holder of such rights or is submitted for the account of an Eligible Guarantor Institution, signatures on the rights subscription certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to the standards and procedures adopted by the Subscription Agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations.

          Notice to Record Holders Holding on Behalf of Beneficial Owners

          If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of our common stock for the account of others as a nominee holder, you should notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights subscription certificate and, in the case of the over-subscription privilege, the related nominee holder certification, and submit them to the Subscription Agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date for the rights offering, provided that, you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form entitled “Nominee Holder Certification” which we will provide to you with your rights offering materials. If you did not receive this form, you should contact our subscription agent at (800) 662-9844 to request a copy.

          Beneficial Owners

          If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your subscription rights, only your broker, custodian bank or other nominee can act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee exercise your subscription rights, you should contact your nominee and request it to effect the transaction for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate rights subscription certificate, you should contact the nominee as soon as possible and request that a separate rights subscription certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but believe that you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

          Procedures for DTC Participants

          We expect that your exercise of your subscription rights may be made through the facilities of The Depository Trust Company. If your subscription rights are held of record through DTC, you may exercise your basic subscription privilege and your over-subscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the Subscription Agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares you are subscribing for, and your subscription price payment for each share you subscribed for.

          Ambiguities in Exercise of Rights

          If you do not specify the number of shares being subscribed for on your rights subscription certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have subscribed for the maximum number of whole shares that could be subscribed for with the payment that the Subscription Agent receives from you. If your payment exceeds the total purchase price for all of the shares shown on your rights subscription certificate, your payment will be applied, until depleted, to subscribe for shares in the following order:

          (1) to subscribe for the number of shares, if any, that you indicated on the rights subscription certificate that you wished to purchase through your basic subscription privilege;

          (2) to subscribe for shares until your basic subscription privilege has been fully exercised; and

          (3) to subscribe for additional shares pursuant to the over-subscription privilege (subject to certain limitations).

          Any excess payment remaining after the foregoing allocation will be returned to you by the Subscription Agent as soon as practicable by mail, without interest or deduction.

          Right to Block Exercise Due to Regulatory Issue

          We reserve the right to refuse the exercise of all of the rights, or some of the rights, by any holder of rights where, in our opinion, we or the holder would be required to obtain prior clearance or approval from any state, federal or foreign regulatory authorities or from our shareholders for the exercise of rights or ownership of the shares based on any state, federal or foreign laws, rules or regulations if, at the expiration time, this clearance or approval has not been obtained. We will exercise this right if we become aware that any such exercise, or partial exercise, may violate any regulation to which we are, or may become, subject. We are not undertaking to advise you of any such required clearance or approval, to obtain any clearance or approval or pay for any expenses incurred in seeking that clearance or approval.

          We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares from rights holders who are residents of those states or other jurisdictions. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in order to comply with the securities law requirements of those states or other jurisdictions. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or, if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights, you will not be eligible to participate in the rights offering.

          Our Decision Binding

          All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither we nor the Subscription Agent will be under any duty to notify you of any defect or irregularity in connection with the submission of a rights subscription certificate or incur any liability for failure to give such notification.

          Shares of Common Stock Outstanding After the Rights Offering

          After we issue all of the shares offered in the rights offering, 2,365,024 shares of our common stock will be issued and outstanding. This would represent approximately a 20% increase in the number of outstanding shares of our common stock. If you do not fully exercise your basic subscription privilege, the percentage of common stock that you hold will decrease. However, even if you do fully exercise your basic subscription privilege, your ownership of common stock may be slightly diluted because you may not purchase fractional shares.

          Fees and Expenses

          We will pay all fees charged by the Subscription Agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither we nor the Subscription Agent will pay such expenses.

          Foreign or Unknown Addresses

          We are not mailing rights subscription certificates to shareholders whose addresses are outside the United States or who have an Army Post Office or Fleet Post Office address. In those cases, the rights subscription certificates will be held by HSBC Bank USA, National Association for those shareholders. To exercise their rights, these shareholders must notify HSBC Bank USA, National Association, attention: Subscription Agent at telephone number (800) 662-9844, prior to 11:00 a.m., New York City time, on the third business day prior to the expiration date of this rights offering.

          Issuance of Stock Certificates

          Stock certificates for the underlying shares of our common stock purchased in this rights offering will be issued as soon as practicable after the expiration date. Our Subscription Agent, HSBC Bank USA, National Association, will deliver subscription payments to us only after consummation of this rights offering and the issuance of stock certificates to our shareholders that exercised rights. Unless you instruct otherwise in your rights subscription certificate form, shares purchased by the exercise of rights will be registered in the name of the person exercising the rights.

          Subscription Agent

          We have appointed HSBC Bank USA, National Association as Subscription Agent for the rights offering. The Subscription Agent’s address for packages sent by mail or overnight delivery is:

HSBC Bank USA, National Association One Hanson Place, Lower Level Brooklyn, NY 11243

          The Subscription Agent’s telephone number is (800) 662-9844, and its facsimile number is (718) 488-4488. You should deliver your rights subscription certificate, payment of the subscription price and notice of guaranteed delivery (if any) to the Subscription Agent. We will pay the fees and certain expenses of HSBC Bank USA, National Association, as the Subscription Agent, which we estimate will total approximately $35,000. Under certain circumstances, we may indemnify HSBC Bank USA, National Association from certain liabilities that may arise in connection with the rights offering.

          If You Have Questions

          If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus, the Instructions for Use of Blue Ridge and Big Boulder Rights Subscription Certificates, or the Notice of Guaranteed Delivery, you should contact HSBC Bank USA, National Association at the address and telephone number set forth above. All other questions should be directed to Christine A. Liebold, our Corporate Secretary, at (570) 443-8433, extension 1028.

Important

          Please carefully read the instructions accompanying the rights subscription certificate and follow those instructions in detail. Do not send rights subscription certificates directly to us. You are responsible for choosing the payment and delivery method for your rights subscription certificate, and you bear the risks associated with such delivery. If you choose to deliver your rights subscription certificate and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of payment prior to May 9, 2005. Because uncertified personal checks may take at least five business days to clear, we strongly urge you to pay, or arrange for payment, by means of certified or cashier’s check or money order.

DETERMINATION OF THE SUBSCRIPTION PRICE

          Our board of directors set all of the terms and conditions of this rights offering, including the $38 per share subscription price. The board of directors makes no recommendation to you about whether you should exercise any of your subscription rights. The board of directors considered the following factors in establishing the subscription price: the strategic alternatives available to us for raising capital, the recent trading price history of our common stock, our business prospects and general conditions in the securities markets. The $38 per share subscription price, however, does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, or any other established criteria for value.

          You should not consider the $38 per share subscription price as an indication of the value of Blue Ridge or Big Boulder, or our common stock. We cannot assure you that you will be able to sell shares purchased during this offering at a price equal to or greater than the $38 per share subscription price. On March 23, 2005, the closing price of a share of our common stock on the OTC Bulletin Board was $36.10.

SELECTED FINANCIAL DATA

          You should read the following selected financial data together with our combined financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial data included in this prospectus. The two tables on pages 26 through 28 present the required five years of selected financial data. There were some presentation changes to our financial statements in fiscal year ending 2004. As a result of the discontinued operations, which resulted from the sale of the Dreshertown Plaza Shopping Center, and a change in accounting principles in 2004 related to our election to recognize ski operating costs as incurred, we have presented comparative information on page 27 to reflect those presentation changes to the fiscal years 2004 and 2003, as well as the first quarter ended January 31, 2005 to January 31, 2004.

			Seven Months
	Year Ended	Year Ended	Ended	Year Ended	Year Ended
	March 31,	March 31,	October 31,	October 31,	October 31,
	2000	2001 (1)	2001 (2)	2002 (3)	2003 (4)
Combined Statement of Operations Data:
Revenues:
Ski operations	11,565,643	$11,267,371	$0	$10,015,075	$10,269,984
Real estate management	2,901,700	3,109,799	1,562,649	3,029,396	3,129,394
Summer recreation operations	2,516,262	2,651,591	2,099,387	2,439,963	1,876,724
Land resource management	0	0	0	1,280,021	2,620,907
Rental income	1,903,314	1,867,690	1,100,031	1,871,456	1,964,609

Total Revenues	18,886,919	18,896,451	4,762,067	18,635,911	19,861,618

Costs and Expenses:
Ski operations	11,135,115	11,246,003	1,100,477	10,108,567	10,669,427
Real estate management	2,727,460	2,676,191	1,419,318	2,585,552	2,750,152
Summer recreation operations	2,071,187	2,292,473	1,935,710	2,250,002	1,738,786
Land resource management	0	0	0	523,542	585,137
Rental income	936,870	950,258	576,287	968,084	3,256,216
General and administration	1,084,649	1,768,375	650,425	703,976	1,055,746
Asset impairment loss	—	—	—	—	—

Total Costs and Expenses	17,955,281	18,933,300	5,682,217	17,139,723	20,055,464

Income (loss) from operations	931,638	(36,849)	(920,150)	1,496,188	(193,846)

Other Income:
Interest and other Income	620,203	866,127	55,642	18,066	22,475
Interest Expense	(732,201)	(736,865)	(296,041)	(374,905)	(424,766)

Other Income (loss), net	(111,998)	129,262	(240,399)	(356,839)	(402,291)

Income (loss) before Income taxes	819,640	92,413	(1,160,549)	1,139,349	(596,137)

Income Taxes:
Provision (benefit) for Income taxes	—	—	—	—	—
Current	382,000	259,417	(46,453)	14,000	(14,000)
Deferred	(43,000)	(419,536)	(309,674)	438,591	297,000

	339,000	(160,119)	(356,127)	452,591	283,000

Net Income (loss)	480,640	252,532	(804,422)	686,758	(879,137)

Earnings retained in business:
Beginning of year	9,550,703	10,031,343	10,283,875	9,479,453	10,166,211

End of year	$10,031,343	$10,283,875	$9,479,453	$10,166,211	$9,287,074

Basic Earnings per weighted average combined share	$0.24	$0.13	$(0.42)	$0.36	$(0.45)
Diluted earnings per weighted average combined share	$0.24	$0.13	$(0.42)	$0.36	$(0.45)

(1)	During the year ended March 31, 2001 we recorded approximately $467,000 of severance expenses due to a change in management.

(2)	On August 28, 2001, the board of directors resolved that Blue Ridge and Big Boulder’s fiscal year end be changed from March 31 to October 31. This change became effective for each of Blue Ridge and Big Boulder on October 31, 2001, resulting in a 7 month transition period which does not include any ski area revenue.

(3)	In 2002, a new business segment was added – Land Resource Management. The segment consists of land sales, purchases and development activities as well as timbering operations.

(4)	In 2003, we recorded $1,972,090 in rental income costs and expenses for the buyout of the Dreshertown Shopping Center’s management company agreement. Also in 2003, we recorded $200,900 of compensation cost related to extending the term of certain stock options.

			First Quarter	First Quarter
	Year Ended	Year Ended	Ended	Ended
	October 31, 2003	October 31, 2004 (1)	January 31, 2004	January 31, 2005

Combined Statement of Operations Data:
Revenues:
Ski operations	$10,269,984	$9,742,230	$4,907,632	$4,466,614
Real estate management	3,129,394	3,236,598	884,228	689,352
Summer recreation operations	1,876,724	1,944,023	104,752	55,646
Land resource management	2,620,907	1,321,443	667,876	3,749,317
Rental income	320,509	1,131,159	84,998	638,075

	$18,217,518	$17,375,453	$6,649,486	$9,599,004

Costs and expenses:
Ski operations	10,669,427	9,944,341	5,105,414	3,827,493
Real estate management	2,750,152	2,986,785	814,008	622,549
Summer recreation operations	1,738,786	1,660,939	181,897	86,756
Land resource management	585,137	1,125,127	116,302	1,103,896
Rental income	331,665	749,105	38,680	333,545
General and administration	1,055,746	898,315	207,811	366,177
Asset impairment loss	0	1,021,034	0	0

	17,130,913	18,385,646	6,464,112	6,340,416

(Loss) income from continuing operations	$1,086,605	$(1,010,193)	$185,374	$3,258,588

Other income (expense):
Interest and other income	22,475	1,076,964	1,624	9,436
Interest expense	(259,754)	(591,969)	(157,708)	(349,178)

	$(237,279)	$484,995	$(156,084)	$(339,742)

(Loss) income from continuing operations before income taxes	849,326	(525,198)	29,290	2,918,846

Provision (credit) for income taxes:
Current	(14,000)	(71,000)	12,000	1,167,000
Deferred	682,000	61,000	0	0

	$668,000	($10,000)	$12,000	$1,167,000

Net (loss) income before discontinued operations and cumulative effect	181,326	(515,198)	17,290	1,751,846

Discontinued operations (including $12,026,867 gain on disposal in 2004)	(1,445,463)	12,445,083	182,726	0

Provision (credit) for income taxes on discontinued operations:
Current	0	89,000	73,000	0
Deferred	(385,000)	4,089,000	0	0

	(385,000)	4,178,000	73,000	0

Net income (loss) from discontinued operations	(1,060,463)	8,267,083	109,726	0

Net income (loss) before cumulative effect of change in accounting principle	(879,137)	7,751,885	127,016	1,751,846
Cumulative effect of change in accounting principle (net of tax effect of $1,004,000)	0	(1,505,778)	0	0

Net income (loss)	$(879,137)	$6,246,107	$127,016	$1,751,846

Earnings retained in business:
Beginning of year	10,166,211	9,287,074	9,287,074	15,533,181

End of year	$9,287,074	$15,533,181	$9,414,090	$17,285,027

Pro forma amounts assuming the change in accounting principle applied retroactively:
Pro forma net income (loss)	$(1,019,533)	$7,751,885	$817,155	$1,751,846

Basic earnings (loss) per weighted average combined share:
Net (loss) income before discontinued operations and cumulative effect	$0.10	($0.27)	$0.01	$0.91
Income (loss) from discontinued operations, net of tax	(0.55)	4.31	0.06	0.00
Cumulative effect of change in accounting principle, net of tax	0.00	(0.79)	0.00	0.00

Net income (loss)	($0.45)	$3.26	$0.07	$0.91

			First Quarter	First Quarter
	Year Ended	Year Ended	Ended January	Ended January
	October 31, 2003	October 31, 2004 (1)	31, 2004	31, 2005
Diluted earnings (loss) per weighted average combined share:
Net (loss) income before discontinued operations and cumulative effect	$0.15	($0.26)	$0.01	$0.88
Income (loss) from discontinued operations, net of tax	(0.60)	4.22	0.06	0.00
Cumulative effect of change in accounting principle, net of tax	0.00	(0.77)	0.00	0.00

Net income (loss)	$(0.45)	$3.19	$0.07	$0.88

Pro forma amounts assuming the change in accounting principle applied retroactively:
Pro forma basic earnings (loss) per weighted average combined share	$(0.53)	$4.05	$0.43	$0.91

Pro forma diluted earnings (loss) per weighted average combined share	$(0.53)	$3.96	$0.43	$0.88

(1)	In 2004, the Dreshertown Plaza Shopping Center was sold and revenues and expenses were recorded as discontinued operations. Also included is the gain on disposal of approximately $12,027,000. The prior year was reclassified to present comparative information. In addition, in 2004, two summer recreational centers were closed resulting in the recognition of asset impairment losses totaling approximately $1,021,000. Also in 2004, we adopted a change in accounting principle electing to recognize ski operating costs as incurred. The change was made in order to report ski operations in accordance with the predominant industry practice used by similar operating companies.

	As of	As of	As of	As of	As of	As of
	March 31,	March 31,	October 31,	October 31,	October 31,	October 31,
	2000	2001	2001	2002	2003	2004
Combined Condensed Balance Sheet Data:
Cash, cash equivalents and marketable securities	$2,553,510	$2,628,839	$263,178	$261,311	$178,315	$89,739
Working capital	1,353,931	781,970	(1,335,761)	(5,914,606)	(8,136,487)	(7,103,862)
Total assets	24,366,657	24,293,365	22,926,443	24,645,828	27,960,410	45,461,969
Total stockholders’ equity	10,363,619	10,367,281	9,526,443	10,202,521	9,523,759	15,769,866

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          You should read the following discussion and analysis of our financial condition and results of operations together with our combined financial statements and the related notes appearing at the end of this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

          Our principal business is the management and development of our real estate and rental properties. Also significant to our operations is the development, marketing and operation of “drive-to” and “destination” resorts at our two ski areas, Jack Frost Mountain and Big Boulder.

          During the fiscal year ended October 31, 2004 (“Fiscal 2004”), we realized significant growth in the earnings per weighted average combined share of common stock, primarily as a result of the section 1031 tax deferred exchange sale of the Dreshertown Plaza Shopping Center. This sale enabled us to purchase two additional shopping centers with a combined asset value of approximately $20 million.

          Since completion of our last real estate development projects in the late 1980’s, management has been focused on the promotion and maintenance of our two ski areas, our summer operations and our four resort communities. The homes within the four resort communities are privately owned and approximately 25% are enrolled in our rental program. These privately owned homes are designed to appeal to vacationers seeking comfortable and affordable rental accommodations and to facilitate more frequent short-stay getaways. Over the past three years, management has determined, based on market trends and historically lower interest rates, to refocus our attention on the development of our real estate holdings. Management believes it will be securing sufficient capital through this rights offering, existing cash flows and other borrowings for this purpose.

          During fiscal year ending October 31, 2005 (“Fiscal 2005”), we expect to invest approximately $1 million in our ski operations, which funds will be derived from our ski operations’ cash flow. We also expect to invest in excess of $5 million in real estate development during Fiscal 2005 from the proceeds generated by this rights offering. We believe that the addition of new homes to our existing resort communities will enable our ski operations to remain competitive in a tight recreational market due to the existing weak economy.

          As of January 31, 2005, we owned approximately 17,350 acres of land in Northeastern Pennsylvania. Of our core land holdings, we have designated 5,124 acres as held for development and are moving forward with municipal approvals. Based on a market study commissioned by us, we believe that our primary focus should be on single and multi-family dwellings in proximity to our ski area. Additionally, a proposed 18-hole golf course with surrounding resort community is planned for the Jack Frost Mountain ski area. On February 17, 2005, we entered into two agreements with Barbaron, Inc., a golf course developer, whereby Barbaron agreed to construct the 18-hole golf course on a parcel of property located at Jack Frost Mountain ski area in Blakeslee, Pennsylvania. Under the agreements, we agreed to pay Barbaron an aggregate of approximately $4,878,000, payable in progress payments as the work is completed on the 20th of each month. Of the $4,878,000 payable under the agreements, we paid $500,000 as an advance for future construction. Barbaron must provide us with a $4,878,000 performance bond prior to commencement of work as security for work to be performed by Barbaron. Construction of the golf course commenced on March 1, 2005 and is scheduled for completion on or about November 4, 2005. The agreements provide that Golf Strategies, LLC will be the architect and project manager for the golf course.

          We expect the proposed golf course community to consist of approximately 40% single family homes and 60% multi-family units, as well as golf club amenities and the necessary infrastructure. We believe that the planned development will result in approximately 3,700 lots or units. We anticipate that some lots will be subdivided and sold as parcels of land, while others will be developed into single and multi-family housing. We also expect that certain subdivisions may be sold outright in phases to nationally-recognized land developers in order to facilitate the market for housing and to reduce the inherent risk associated with any land development.

          We made the decision this past summer to close two of our summer recreational centers, which resulted in the recognition of impairment losses in Fiscal 2004. The Fern Ridge Campground was closed in October 2004 due to Tobyhanna Township’s non-renewal of our sewage permit. The Traxx Motocross Park closed in November 2004. This site will be used for an additional housing community.

Critical Accounting Policies and Significant Judgments and Estimates

          We have identified the most critical accounting policies upon which our financial status depends. The critical policies and estimates were determined by considering accounting policies that involve the most complex or subjective decisions or assessments. The most critical accounting policies identified relate to revenue recognition, net deferred tax assets and liabilities, land and land development costs, the valuation of long-lived assets and recognition of deferred revenues.

          Revenues are derived from a wide variety of sources, including sales of lift tickets, ski school tuition, dining, retail stores, equipment rental, property management services, timbering and other recreational activities. Revenues are recognized as services are performed.

          Timbering revenues from stumpage contracts are recognized in accordance with Staff Accounting Bulleting No. 104 – Revenue Recognition, SAB 104. At the time a stumpage contract is signed, the risk of ownership and loss has been passed to the buyer at a fixed, determinable cost. Reasonable assurance of collectibility has been determined by the date of signing, and our few obligations have already been met. Therefore, full accrual recognition at the time of contract execution is appropriate under SAB 104 guidance.

          We account for mortgages receivable on a cost basis. Interest income is recorded on a monthly basis. Late payment fees are charged on overdue payment of principal and interest. Mortgages receivable are evaluated at origination and monitored on an ongoing basis for credit worthiness. Mortgages receivable are considered fully collectible by management and accordingly no allowance for loan losses is considered necessary. Any note 90 days past due is reviewed by management for write off.

          Accounts receivable are reported at net realizable value. Accounts are written off when they are determined to be uncollectible based upon management’s assessment of individual accounts. The allowance for doubtful accounts, which is insignificant, is estimated based on our historical losses and the financial stability of our customers.

          We capitalize as land and land development costs the original acquisition cost, direct construction and development costs, property taxes, interest incurred on costs related to land under development and other related costs (engineering, surveying, landscaping, etc.) until the property reaches its intended use. The cost of sales for individual parcels of real estate or condominium units within a project is determined using the relative sales value method. Selling expenses are charged against income in the period incurred.

          Our estimate of deferred tax assets and liabilities is primarily based on the difference between the tax basis and financial reporting basis of depreciable assets, like-kind exchanges of assets, accruals and deferred revenues. Valuation allowances are established, when necessary to reduce tax assets to the amount expected to be realized.

          Our valuation of long-lived assets, namely properties, is based on historical cost. Depreciation and amortization is provided principally using the straight-line method over the estimated useful life of the class of property. Upon sale or retirement of depreciable property, the cost and related accumulated depreciation are removed from the related accounts, and resulting gains or losses are reflected in income.

          Interest, real estate taxes, and insurance costs, including those costs associated with holding unimproved land, are normally charged to expense as they are incurred. Costs of land development, such as surveyor and consultant fees, are capitalized as land costs. Interest cost incurred during the construction of facilities is capitalized as part of the cost of such facilities. Maintenance and repairs are charged to expense, and major renewals and betterments are added to property accounts.

          Impairment losses are recognized in operating income, as they are determined. We review our long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. In that event, we calculate the expected future net cash flows to be generated by the asset. If those net future cash flows are less than the carrying value of the asset, an impairment loss is recognized in operating income. The impairment loss is the difference between the carrying value and the fair value of the asset. Deferred revenue consists of revenue billed in advance for services and dues that are not yet earned. Revenue billed in advance for services consists of season lift tickets and advance ticket sales and gift certificates for the ski resorts. We recognize revenue billed in advance ratably over the principal months of the ski season, December through March. Dues that are not yet earned consist of rents related to our commercial properties that have been paid in advance, and dues related to memberships in our hunting and fishing clubs paid in advance. We recognize revenue related to the hunting and fishing clubs over the one-year period that the dues cover.

Results of Operations

          First Quarter Ended January 31, 2005 Versus First Quarter Ended January 31, 2004.

          Operations for the three months ended January 31, 2005 resulted in net income of $0.91 per combined share compared to net income of $0.07 per combined share for the three months ended January 31, 2004.

          Combined revenue of $9,599,004 for the three months ended January 31, 2005 represents an increase of $2,949,518 compared to combined revenue of $6,649,486 for the three months ended January 31, 2004. Ski operations revenue decreased by $441,018 for the three months ended January 31, 2005 compared to the three months ended January 31, 2004. Real Estate Management revenue decreased $194,876 for the three months ended January 31, 2005 as compared to the three months ended January 31, 2004. Summer recreation operations revenue decreased by $49,106 for the three months ended January 31, 2005 compared to the three months ended January 31, 2004. Land resource management revenue increased $3,081,441 for the three months ended January 31, 2005 compared to the three months ended January 31, 2004. Rental income revenue increased by $553,077 for the three months ended January 31, 2005 compared to the three months ended January 31, 2004.

          Ski operations revenue decrease of $441,018, or 9%, for the three months ended January 31, 2005 compared to the three months ended January 31, 2004 due mainly to a decrease in lift revenue of $279,759 or 63%, food revenue of $50,809 or 12%, rental shop revenue of $40,428 or 9%, ski school revenue of $25,660 or 6% and retail revenue of $21,145 or 5%. These decreases are attributed to poor weather conditions which have impacted the number of operating days compared to last season. This decrease was offset by an increase in tubing revenue of $36,634 or 11%, for the three months ended January 31, 2005 compared to the three months ended January 31, 2004.

          Real Estate Management revenue decreased by $194,876 for the three months ended January 31, 2005 compared to the three months ended January 31, 2004. This decrease in revenue is primarily attributable to property sales within the our resort communities of $43,300 or 20%, the sale of the four communication towers in Fiscal 2004 which resulted in decreased rental income of $56,429 or 26%, and a reduction in construction revenue of $70,069 or 35%.

          Summer recreation operations revenue decreased by $49,106 for three months ended January 31, 2005 compared to the three months ended January 31, 2004. The majority of this decrease was the result of decreased Splatter paintball revenue of $22,432 or 46% and decreased Traxx revenue of $17,359 or 35%, for the three months ended January 31, 2005 compared to the three months ended January 31, 2004 due to a decrease in attendance. Traxx closed in November 2004 with its final season of operation. An asset impairment loss of $568,709 was recorded in Fiscal 2004.

          Land resource management revenue increased by $3,081,441, for the three months ended January 31, 2005 compared to the three months ended January 31, 2004. This increase is primarily attributable to land and investment properties sale revenue increasing by $3,121,823. This increase was offset by timbering revenue decreasing $40,382. Land sales and timbering revenues are subject to fluctuating market conditions, interest rates and the selective harvesting of timber, paying specific attention to protecting the environment and retaining land value. They do not follow any predictable selling pattern.

          Rental operations revenue increased $553,077 for the three months ended January 31, 2005 compared to the three months ended January 31, 2004. This increase is attributable to the addition of the Oxbridge Square shopping center purchased on June 1, 2004 and the Coursey Commons shopping center purchased on July 1, 2004. Oxbridge Square shopping center had rental income of $330,855, or 60% and Coursey Commons shopping center had rental income of $225,161, or 40% for the three months ended January 31, 2005.

          Combined operating costs decreased by $282,062 during the first three months of Fiscal 2005 compared to the three months ended January 31, 2004. Ski operating expenses decreased by $1,277,921. This decrease was primarily attributable to management’s decision in April 2004 to an accounting principle change, whereby costs for the ski areas are no longer being deferred. Previously certain ski area costs from April through October were deferred until the following fiscal year beginning in November. The effect was that ski area costs for the period April 2003 through October 2003 that were deferred from the prior fiscal year were expensed ratably in December and January of 2004, in addition to the actual expenses incurred for the three months ended January 31, 2004. For the three months ended January 31, 2005, only monthly expenses incurred are reflected as there are no deferred costs.

          Real Estate Management operating expenses decreased by $191,459 for the first three months of Fiscal 2005 compared to the three months ended January 31, 2004. This decrease is primarily attributable to a decrease in cost of goods sold relating to the construction department of $168,302, or 88%.

          Summer recreational operations expenses decreased by $95,141 for the first three months of Fiscal 2005 compared to the three months ended January 31, 2004. This decrease was the result of the discontinuation of the Traxx Motocross facility (58%) and the closing of the Fern Ridge campground (21%).

          Land Resource Management operation expenses increased by $987,594 for the first three months of Fiscal 2005 compared to the three months ended January 31, 2004. This increase was primarily the result of an increase in the cost of land and investment properties sold of $732,343, or 74%, an increase in labor costs of $68,194, or 9% and an increase in consulting fees of $33,333, or 5%.

          Rental income operation expenses increased by $294,865 for the three months ended January 31, 2005 compared to the three months ended January 31, 2004. This increase was due to the purchase of the Oxbridge Square shopping center and the Coursey Commons shopping center.

          General and Administrative expenses increased by $158,364 for the first three months of Fiscal 2005 compared to the three months ended January 31, 2004. This increase was due primarily to an increase in salaries and wages of $27,701, or 14%, legal fees of $52,686, or 33% related to the stock offering and supplies of $32,293, or 20%.

          The discontinued operations are the result of the sale of the Dreshertown Plaza Shopping Center. The center was sold in March 2004. Net income of $109,726 on the center was recorded for the three months ending January 31, 2004.

          Interest and other income increased by $7,812 for the three months ended January 31, 2005 compared to the three months ended January 31, 2004. This increase was attributable to residual revenue received from the closing of an escrow account in the amount of $6,979, related to the sale of the Dreshertown Plaza shopping center in Fiscal 2004.

          Interest expense increased by $191,470 for the first three months of Fiscal 2005 compared to the three months ended January 31, 2004. This increase is primarily attributable to the acquisition of two new shopping centers in third quarter of Fiscal 2004. The Oxbridge Square shopping center acquired on June 1, 2004 had interest expense of $98,708 and Coursey Commons shopping center acquired on July 1, 2004 had interest expense of $146,739 for the three months ended January 31, 2005. There was no expense for the three months ended January 31, 2004. This increase was offset by a reduction of $49,728 in interest expense which resulted from the sale of the Dreshertown Plaza shopping center in March 2004.

          Fiscal 2004 Versus Fiscal 2003

          For fiscal year ended October 31, 2004 (“Fiscal 2004”), we reported net income of $6,246,107 or $3.26 per combined share as compared with a net loss of $(879,317) or $(.45) per combined share for fiscal year ended October 31, 2003 (“Fiscal 2003”).

          Combined revenue of $17,375,453 represents a decrease of $842,065 or 5% when compared to Fiscal 2003. Ski Operations revenue decreased $527,754 or 5%, and Real Estate Management Operations / Rental Operations revenue increased $917,854 or 27% when compared to Fiscal 2003.

          In Fiscal 2004, Ski Operations had approximately 215,000 skier visits to our slopes compared to 236,000 skier visits for Fiscal 2003. Revenue per skier was $32 for Fiscal 2004 compared to $30 for Fiscal 2003, an increase of $2 or 7%. Tubing operations had approximately 48,000 tuber visits for Fiscal 2004 compared to 63,000 in Fiscal 2003. Revenue per tuber was $16 compared to $15 last season, an increase of $1 or 7%. The ski areas operated for a combined total of 172 days compared to 184 days for Fiscal 2003. The food and beverage operations at the ski areas contributed revenue of $7.46 per skier visit compared to $7.30 for Fiscal 2003, an increase of $.16 or 2%. The retail shop operations at the ski areas contributed revenue of $2.02 per skier visit compared to $2.08 for Fiscal 2003, a decrease of $.06 per skier visit or 3%.

          The Real Estate Management Operations / Rental Operations had revenue of $4,367,757 in Fiscal 2004 as compared to $3,449,903 in Fiscal 2003, which resulted in an increase of $917,854 that was primarily attributed to an increase in the rent of investment properties. This increase in revenue was mainly from two newly acquired shopping centers in Fiscal 2004 and an increase in commission revenue earned on the resale of homes in our resort communities. The Oxbridge Square shopping center’s revenue was $455,313 and the Coursey Commons shopping center’s revenue was $329,986 for Fiscal 2004. Resale of our resort community homes resulted in revenue of $465,301 for Fiscal 2004 as compared to $408,136 for Fiscal 2003, which represents an increase of $57,165 or 14%.

          In Fiscal 2004, Summer Recreation Operations had revenue of $1,944,023 as compared to $1,876,724 for Fiscal 2003, which represents an increase of $67,299 or 3%. This increase is mainly attributed to the Irish festival which generated revenue of $120,932 in Fiscal 2004 as compared to $77,247 in Fiscal 2003. The Lake Club had revenue of $218,895 in Fiscal 2004 as compared to $200,036 in Fiscal 2003, an increase of $18,859 or 9%. This increase was due to additional club memberships issued.

          In Fiscal 2004, Land Resource Management had revenue of $1,321,443 as compared to $2,620,907 for Fiscal 2003, which resulted in a decrease of $1,299,464. In Fiscal 2004, 104 acres of land were sold generating $994,542 in revenue with a basis of $6,514 as compared to Fiscal 2003 in which 134 acres of land were sold generating revenue of $1,398,498 with a basis of $9,831. This results in a decrease of $403,956 or 29% for Fiscal 2004 as compared to Fiscal 2003. To date approximately 5% of our 19,739 acres have been marked for timbering. A forester has been hired to generate a long-term plan of managed timbering which pays specific attention to protecting the environment and retaining the value of the land. In Fiscal 2004 timber sales were $326,900 as compared to Fiscal 2003 which generated $1,222,420 of revenue, a decrease of $895,520 or 73%.

          Operating costs associated with Ski Operations for Fiscal 2004 were $9,944,341 as compared to $10,669,427 for Fiscal 2003, which represents a decrease of $725,086 or 7%. This decrease was due mainly to a reduction in advertising expense of $345,137 or 48% and decreased labor expense of $323,972 or 45%.

          Operating costs associated with Real Estate Management Operations / Rental Operations for Fiscal 2004 were $3,735,890 as compared to $3,081,817 for Fiscal 2003, which represents an increase of $654,073. The increase was mainly attributable to the expenses associated with the two new shopping centers acquired in Fiscal 2004. The Oxbridge Square Shopping Center had expenses of $299,202 and the Coursey Commons Shopping Center had expenses of $207,653 for Fiscal 2004.

          Operating costs associated with Summer Recreation Operations for Fiscal 2004 were $1,660,939 as compared with $1,738,786 for Fiscal 2003, which represents a decrease of $77,847 or 4%. This decrease was primarily due to a reduction in Splatter paintball supplies and services of $62,953 or 80%.

          Operating costs associated with Land Resource Management for Fiscal 2004 were $1,125,127 as compared with $585,137 for Fiscal 2003 which represents an increase of $539,990 or 92%. This increase is primarily attributable to an increase in consulting fees of $255,748 or 47% and an increase in the cost of land and buildings sold of $248,436 or 46% relating to the 1031 tax deferred exchanges in the land sales division.

          The asset impairment loss in Fiscal 2004 of $1,021,034 is the result of closing the Fern Ridge campground and the Traxx Motocross Park. The campground was closed because we were unable to obtain sewage permits. The impairment loss resulting from the closing of the Fern Ridge campground is $452,325. The motocross park was closed because its location is the site for future resort community development at Jack Frost Mountain. The impairment loss resulting from the closing of the Traxx Motocross Park was $568,709.

          General and Administration costs for Fiscal 2004 were $898,315 as compared with $1,055,746 for Fiscal 2003 which represents a decrease of $157,431 or 15%. This decrease is attributable to $200,900 of compensation recognized under an employee stock plan that was expensed in Fiscal 2003. There was no such compensation expense in Fiscal 2004.

          The discontinued operations are the result of the sale of the Dreshertown Plaza Shopping Center. The center recorded a net income of $418,216 through the sale date of March 31, 2004. Gain on disposition of the center was $12,026,867.

          Interest and Other Income was $1,076,964 in Fiscal 2004 as compared to $22,475 in Fiscal 2003, an increase of $1,054,489. This increase is primarily attributable to the sale of our four communication towers in Fiscal 2004.

          Interest expense for Fiscal 2004 was $591,969 as compared to $259,754 for Fiscal 2003, which represents an increase of $332,215. This increase is attributable to the mortgages acquired for the residential investment properties ($29,452), and the additional interest incurred on the new mortgages resulting from the purchase of the Oxbridge Square ($124,469) and Coursey Commons ($159,199) shopping centers in Fiscal 2004.

          The effective Tax Rate for Fiscal 2004 was 34% and Fiscal 2003 was 40%.

          Fiscal 2003 Versus Fiscal 2002

          For fiscal year ended October 31, 2003, we reported a net loss of $(879,137) or $(.45) per combined share as compared with net income of $686,758 or $.36 per combined share for fiscal year ended October 31, 2002.

          Combined revenue of $18,217,518 represents an increase of $1,119,620 or 6% when compared to Fiscal 2002. Ski Operations increased $254,909 or 2%, and Real Estate Management Operations/Rental Operations increased $87,064 or 3% when compared to Fiscal 2002.

          The Ski Operations in Fiscal 2003 had approximately 236,000 skier visits to our slopes compared to 223,000 skier visits for Fiscal 2002. Revenue per skier was $30 compared to $32 for Fiscal 2002 for a decrease of $2 or 7%. Tubing operations had approximately 63,000 tuber visits for both Fiscal 2003 and Fiscal 2002. Revenue per tuber was $15 compared to $16 last season for a decrease of $1 or 7%. The ski areas operated for a combined total of 184 days compared to 160 days for Fiscal 2002. The food and beverage operations at the ski areas contributed revenue of $7.30 per skier visit compared to $6.94 for Fiscal 2002 for an increase of $.36 or 5%. The retail shop operations at the ski areas contributed revenue of $2.08 per skier visit compared to $1.79 for Fiscal 2002 for an increase of $.29 or 14%.

          The Real Estate Management Operations/Rental Operations increase is attributed to an increase in the rent of investment properties.

          In Fiscal 2003, Summer Recreation Operations had revenue of $1,876,724 as compared to $2,439,963 for Fiscal 2002 which represents a decrease of $563,329 or 30%. This decrease is mainly attributed to having only one major summer music festival in Fiscal 2003. In Fiscal 2002 there were three major music festivals. In Fiscal 2003, festival revenue was $468,746 as compared to $810,757 in Fiscal 2002, which represents a decrease of $342,011 or 73%. Campground revenue was also affected by the reduction of music festivals. In Fiscal 2003, campground revenue was $324,716 as compared to $396,406 in Fiscal 2002, which represents a decrease of $71,690 or 22%. In Fiscal 2003, Splatter (Paintball) revenue was $457,449 as compared to $485,901 in Fiscal 2002, which represents a decrease of $28,452 or 6%. In Fiscal 2003, Traxx (Motocross Park) was $425,777 as compared to $550,673 in Fiscal 2002 which represents a decrease of $124,896 or 29%. These decreases in Summer Recreation Operations revenues were also the result of a weak economy and rainy weather conditions throughout the spring and summer of 2003.

          In Fiscal 2003, Land Resource Management had revenue of $2,620,907 as compared to $1,280,021 for Fiscal 2002. In Fiscal 2003, 134 acres of land was sold generating $1,398,498 with a basis of $9,831 as compared to Fiscal 2002 in which 27 acres of land were sold generating revenue of $106,756 with a basis of $1,153. This results in an increase of $1,291,742 or 92% for Fiscal 2003 as compared to Fiscal 2002. To date approximately 5% of our 19,528 acres have been marked for timbering. A forester has been hired to generate a long-term plan of managed timbering which pays specific attention to protecting the environment and retaining the value of the land. In Fiscal 2003, timber sales were $1,222,420 as compared to Fiscal 2002, which generated $1,173,265 of revenue for an increase of $49,155 or 4%.

          Operating costs associated with Ski Operations for Fiscal 2003 were $10,669,427 as compared to $10,108,567 for Fiscal 2002, which represents an increase of $560,860 or 5%. This increase was due to higher insurance rates (40%) and depreciation expenses (52%).

          Operating costs associated with Real Estate Management Operations/Rental Operations for Fiscal 2003 were $3,081,817 as compared to $2,827,821 for Fiscal 2002, which represents an increase of $253,996 or 9%. This increase was due mainly to the new construction and excavation department which began operation in Fiscal 2003.

          Operating costs associated with Summer Recreation Operations for Fiscal 2003 were $1,738,786 as compared with $2,250,002 for Fiscal 2002, which represents a decrease of $511,216 or 29%. This decrease was mainly attributable to having only one major summer music festival in Fiscal 2003 as compared to three in Fiscal 2002.

          Operating costs associated with Land Resource Management for Fiscal 2003 were $585,137 as compared with $523,542 for Fiscal 2002, which represents an increase of $61,595 or 11%. This increase is attributable to an increase in cost of goods for the construction and excavation division.

          General and Administration costs for Fiscal 2003 were $1,055,746 as compared with $703,976 for Fiscal 2002 which represents an increase of $351,770 or 33%. This increase is attributable to the reclassifying of salaries from the ski areas (30%) and recognition of compensation cost related to extending the term of certain stock options (70%).

          The discontinued operations are the result of the sale of the Dreshertown Plaza Shopping Center. Operating costs associated with discontinued operations were $3,089,563 in Fiscal 2003 as compared to $892,832 in Fiscal 2002 which represents an increase of $2,196,731. The increase was mainly attributable to the $1,972,090 (90%) buyout of Dreshertown Plaza Shopping Center’s management company agreement and $150,000 contingency accrual (6%) for an environmental cleanup at the shopping center.

          Interest and Other Income increased by $4,409 in Fiscal 2003 as compared to Fiscal 2002.

          Interest expense for Fiscal 2003 was $259,754 as compared to $207,888 for Fiscal 2002, which represents an increase of $51,866. This increase is attributable to the mortgages acquired for the residential investment properties, and approximately $2,100,000 of new debt related to ski resort equipment.

          The effective Tax Rate for Fiscal 2003 and Fiscal 2002 was 40%.

Liquidity and Capital Resources

          The Combined Statement of Cash Flows reflects net cash used in operating activities of $536,853 for the three months ended January 31, 2005 compared to net cash provided by operating activities of $1,715,125 for the three months ended January 31, 2004.

          We have mortgaged eight investment properties totaling $1,134,943 with Manufacturers and Traders Trust Company repayable over 5 years. Three mortgages bear interest at a rate of 4.33%, one mortgage bears interest at a rate of 4.69% and four mortgages bear interest at a rate of 5.17% fixed for one year after which the rates will be adjusted. The funds will be utilized for real estate development and debt service will be funded by the rental income from the properties.

          As of January 31, 2005, we had two lines of credit with Manufacturers and Traders Trust Company totaling $3.1 million. The $2.1 million line is used for general operation and the $1 million line was secured for real estate transactions. At January 31, 2005, we had utilized approximately $1,420,000 of the $2,100,000 general line of credit, which is an on demand line with no expiration date. The line of credit bears interest at 1% less than the prime rate (4.25% at January 31, 2005). At January 31, 2005, we also have available a real estate line of credit, aggregating $1,000,000. No amounts were outstanding as of January 31, 2005. The real estate line of credit bears interest at .50% less than the prime rate (4.75% at January 31, 2005).

          As of January 31, 2005, management has outstanding a $2,500,000 demand note payable with Manufacturers and Traders Trust Company. Interest is due and payable monthly at the bank’s prime rate which was 5.25% at January 31, 2005. The principal of the note is payable on demand or absent an earlier demand, payable in entirety on maturity date of June 14, 2005.

          The major capital investments made in the first quarter of Fiscal 2005 were the purchase of an investment property at our Laurelwoods resort community and continued investment in the infrastructure and land development costs.

          In January 2005 we issued an additional 33,000 shares of stock as a result of several corporate officers and key employees exercising stock options. The issuance resulted in additional capital totaling $453,200.

          As part of our ongoing operations, we enter into arrangements that obligate us to make future payments under contracts such as lease agreements and debt agreements. Debt obligations, which total $25,744,964 are currently recognized as liabilities in our combined balance sheet. Subsequent to January 31, 2005, we entered into two contracts totaling approximately $4,878,000 to construct an 18-hole golf course. A summary of our contractual obligations at the three months ended January 31, 2005 is as follows:

		Less than 1			More than 5
Contractual Obligations:	Total	year	1-3 years	3-5 years	years
Lines of Credit	1,420,000	1,420,000	0	0	0
Demand Note	2,500,000	2,500,000	0	0	0
Long-Term Debt	15,751,583	688,501	2,754,253	1,310,281	10,998,548
Capital Leases	801,729	255,227	546,502	0	0
Construction Obligations	4,877,809	4,877,809	0	0	0
Pension Contribution Obligations	393,843	393,843	0	0	0
Other Long-Term Obligations	0	0	0	0	0

Total Contractual Cash Obligations	$25,744,964	$10,135,380	$3,300,755	$1,310,281	$10,998,548

          The Combined Statement of Cash Flows reflects net cash used by operating activities of $826,949 for the fiscal year ended October 31, 2004, net cash provided by operating activities of $245,764 for the fiscal year ended October, 31, 2003 versus net cash provided by operating activities of $2,916,042 for the fiscal year ended October 31, 2002.

          Material non-recurring cash items during the past three years include the buyout of the management company for the Dreshertown Plaza shopping center of $1,900,000, the sale of the communication towers for $1,469,000 and the exchange of the Dreshertown Plaza shopping center for the Oxbridge Square and the Coursey Commons shopping centers.

          We currently anticipate that the funds needed for future operations and to implement our land development strategy will be satisfied in part through the proceeds of this offering and through operating cash, borrowed funds and reinvested profits from completed and sold units or lots. We expect that with respect to land development, future construction will be conducted in phases, with the profits from each phase used to fund additional future construction. Construction is being implemented in phases in order to reduce any market risk associated with changing economic conditions.

          For the fiscal year ended October 31, 2004, our major capital expenditures were for residential investment properties, the purchase of two shopping centers, infrastructure costs associated with the 23 single unit Laurelwoods Longview Drive residential community at Big Boulder ski area, the installation of fire and security systems at both ski areas and the corporate office, a new compressor at Big Boulder ski area, and a real estate sales office.

          During the fiscal year ended October 31, 2004, we borrowed against our $3,100,000 lines of credit for a period of 11 months in varying amounts with a maximum of $2,933,180. During the fiscal year ended October 31, 2003, we borrowed against our $3,100,000 line of credit for a period of ten months in varying amounts with a maximum of $1,800,000. During the fiscal year ended October 31, 2002, we borrowed against our $2,000,000 line of credit for a period of four months in varying amounts with a maximum of $1,500,000. The rates of interest are one percentage point less than the Prime Rate on the $2.1 million line, and one half of one percentage point (0.50%) less than the Prime Rate on the $1.0 million line.

          A summary of our contractual obligations at the fiscal year ended October 31, 2004 is as follows:

		Less than 1			More than 5
Contractual Obligations:	Total	year	1-3 years	3-5 years	years
Lines of Credit	1,493,000	1,493,000	0	0	0
Demand Note	2,500,000	2,500,000	0	0	0
Long-Term Debt	15,043,563	766,060	2,070,465	1,472,849	10,734,189
Capital Leases	838,245	244,686	593,559	0	0
Purchase Obligations	594,332	594,332	0	0	0
Pension Contribution Obligations	486,334	486,334	0	0	0
Other Long-Term Obligations	0	0	0	0	0

Total Contractual Cash Obligations	$20,469,140	$5,598,078	$2,664,024	$1,433,564	$10,773,470

New Accounting Pronouncements

          In January 2003, the Financial Accounting Standards Board, or FASB, issued FIN No. 46, “Consolidation of Variable Interest Entities” (FIN No. 46), which addresses whether certain types of entities, referred to as variable interest entities, or VIE’s, should be combined in a company’s financial statements. A VIE is an entity that either: (1) has equity investors that lack certain essential characteristics of a controlling financial interest, including the ability to control the entity, the obligation to absorb the entity’s expected losses and the right to receive the entity’s expected residual returns, or (2) lacks sufficient equity to finance its own activities without financial support provided by the other entities, which in turn would be expected to absorb at least some of the expected losses of the VIE. An entity should consolidate a VIE if it stands to absorb a majority of the VIE’s expected losses or to receive a majority of the VIE’s expected residual returns. FIN No. 46 is effective now for new VIE’s formed after December 31, 2003. Application of FIN No. 46 for VIE’s created prior to January 1, 2004 is required for the first annual period beginning after December 15, 2004. We do not expect the adoption of FIN No. 46 to have a significant impact on our financial position or results of operations.

          In December 2004, FASB issued Statement No. 123 revised (SFAS No. 123R), Share-Based Payment. SFAS No. 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS No.123R replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123R will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities (other than those filing as small business issuers) will be required to apply SFAS No. 123R as of the first interim or annual reporting period that begins after June 15, 2005. We have not yet evaluated the impact that implementing SFAS No. 123R will have on our financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

          Our exposure to market risk is limited primarily to the fluctuating interest rates associated with variable rate indebtedness. At January 31, 2005, we had $5,815,811 of variable rate indebtedness, representing 28.4% of our total debt outstanding, at an average rate of 4.67% (calculated as of January 31, 2005). At October 31, 2004, we had $5,354,664 of variable rate indebtedness, representing 26.9% of our total debt outstanding, at an average rate of 3.71% (calculated as of October 31, 2004). Our average interest rate is based on our various credit facilities and our market risk exposure fluctuates based on changes in underlying interest rates.

          Exposure to market risk may also exist in our mortgages receivable issued in connection with land sales. Mortgages receivable are considered fully collectible by management and accordingly, no allowance for loan losses is considered necessary.

BUSINESS

Overview

          Blue Ridge Real Estate Company

          Blue Ridge Real Estate Company, Blue Ridge, which was incorporated in Pennsylvania in 1911, is believed to be one of the largest owners of investment property in Northeastern Pennsylvania. As of January 31, 2005, it owned 16,425 acres of land which were predominately located in the Pocono Mountains. Of this acreage, as of January 31, 2005, 11,687 acres were held for investment and 4,738 were held for development. Income is derived from these lands through leases, selective timbering by third parties, condemnation, sales, and other dispositions. Blue Ridge also owns the Jack Frost Mountain Ski Area, which is leased to Jack Frost Mountain Company, a retail store leased to Wal-Mart, two shopping centers and 8 residential investment properties.

          Jack Frost Mountain Company, a wholly-owned subsidiary of Blue Ridge, was incorporated in Pennsylvania in 1980 and commenced operations on June 1, 1981. It was created to lease and operate the Jack Frost Mountain Ski Area and to provide certain services to other facilities, such as the Snow Ridge resort community, and to operate recreational facilities located within the Jack Frost Mountain tract.

          Northeast Land Company, a wholly-owned subsidiary of Blue Ridge, was incorporated in Pennsylvania in 1967. The major assets of the company consist of 101 acres of land in Northeast Pennsylvania. Revenue for Northeast Land Company is derived from managing the rental homes at Snow Ridge, Blue Heron, Laurelwoods and Midlake as resort accommodations, from real estate commissions for the sale of homes at these resort communities, and from Trust and Condo fees for services to these resort communities. Northeast Land Company also receives revenue from a land lease to a Burger King franchise. Northeast Land Company owns 2 residential investment properties.

          BRRE Holdings, Inc., a wholly-owned subsidiary of Blue Ridge, was incorporated in Delaware in 1986. It was established for investment purposes.

          Boulder Creek Resort Company, a wholly-owned subsidiary of Blue Ridge, was incorporated in Pennsylvania in May of 2003 and commenced operations in November 2003. It is primarily focused on facilitating land development, expanding our sales division, and marketing our ski resorts, with the ultimate goal of consolidating our branding and marketing us as one resort destination.

          Oxbridge Square Shopping Center, LLC and Coursey Commons Shopping Center, LLC are wholly-owned subsidiaries of Blue Ridge and were organized in May 2004. They have no employees and are managed by Kimco Realty Corporation.

          Blue Ridge employs 23 full-time employees. Jack Frost Mountain Company, which operates the Jack Frost Mountain Ski Area, has 32 full-time employees and during the skiing season there are approximately 500 additional employees. Northeast Land Company has 13 full-time employees. Boulder Creek Resort Company has four full-time employees.

          Big Boulder Corporation

          Big Boulder Corporation, Big Boulder, was incorporated in Pennsylvania in 1949. Big Boulder’s major assets are 925 acres of land, which includes a 175-acre lake, the Big Boulder Ski Area, and the Mountain’s Edge Restaurant. Of the 925 acres, 539 acres are held for investment and 386 acres are held for development. The principal source of revenue for Big Boulder is derived from the Big Boulder Ski Area which is leased to Lake Mountain Company.

          Lake Mountain Company, a wholly-owned subsidiary of Big Boulder, was incorporated in Pennsylvania in 1983 and commenced operations on June 1, 1983. It was created to lease and operate the Big Boulder Ski Area, and operate the recreational facilities that are located within the Big Boulder Lake tract.

          BBC Holdings, Inc., a wholly-owned subsidiary of Big Boulder, was incorporated in Delaware in 1986. It was established for investment purposes.

          Big Boulder has no employees. Lake Mountain Company, which operates the Big Boulder Ski Area, no longer has any employees. The Lake Mountain Company’s former employees were merged with the payroll of Jack Frost Mountain Company. During the skiing season, there are approximately 525 additional employees.

Strategy

          Since the early 1980’s, we have developed four residential communities in close proximity to our ski area resorts. Our resorts are located in the Pocono Mountains of Pennsylvania, an area which offers year-round regional tourist appeal and a quiet, relaxing vacation environment.

          We believe the current and future real estate market in the Pocono Mountains is experiencing, and in the near future will continue to experience, an increase in buyer interest. This interest is partially attributable to current low mortgage interest rates and an uncertain economy that may be facilitating more regional tourist destinations. We expect that the construction of more homes closer to our resorts will result in an increase in skier visits.

          As of January 31, 2005, we owned approximately 17,350 acres of land in Northeastern Pennsylvania. Of our core land holdings, we have designated 5,124 acres as held for development and are moving forward with municipal approvals. Based on a market study commissioned by us, we believe that our primary focus should be on single and multi-family dwellings in proximity to our ski area. Additionally, a proposed 18-hole golf course with surrounding resort community is planned for the Jack Frost Mountain ski area. On February 17, 2005, we entered into two agreements with Barbaron, Inc., a golf course developer, whereby Barbaron agreed to construct an 18-hole golf course on a parcel of property located at Jack Frost Mountain ski area in Blakeslee, Pennsylvania for an aggregate of approximately $4,878,000. We expect the proposed golf course community to consist of approximately 40% single family homes and 60% multi-family units, as well as golf club amenities and the necessary infrastructure. We believe that the planned development will result in approximately 3,700 lots or units. We anticipate that some lots will be subdivided and sold as parcels of land, while others will be developed into single and multi-family housing. We also expect that certain subdivisions may be sold outright in phases to nationally-recognized land developers in order to facilitate the market for housing and to reduce the inherent risk associated with any land development.

Industry Segment Information

          We operate in four business segments, which consist of the Ski Operations, Real Estate Management/Rental Operations, Summer Recreational Operations and Land Resource Management segments. Our business segments were determined from our internal organization and management reporting, which are based primarily on differences in services. Financial information about our segments can be found in note 14 to our audited financial statements.

          Ski Operations

          Ski Operations consist of two ski areas located in the Pocono Mountains of Northeastern Pennsylvania.

          Real Estate Management/Rental Operations

          Real Estate Management/Rental Operations consists of: investment properties leased to others located in Eastern Pennsylvania, South Carolina, Virginia and Louisiana; revenues derived from the management of investor-owned properties, principally resort homes; recreational club activities and services to the trusts that operate resort residential communities; sales of investment properties; and rental of land and land improvements.

          Summer Recreation Operations

          Summer Recreation Operations consist of seasonal recreational operating centers located in the Pocono Mountains of Northeastern Pennsylvania, which include the following: Splatter Paintball; Lake Mountain Sports Club; and Summer Music Festivals. As of July 31, 2004, we decided to close two summer operation centers. The Fern Ridge Campground was closed in October 2004. Our decision to close the campground was based on Tobyhanna Township’s decision not to renew future approvals for our existing sewage disposal process. It is management’s position that the cost of connecting the campground to the township’s central sewage system was not cost effective and not in our best interest. We will be exploring different options as to the future use of the campground site which is located in close proximity to Interstate 80 and Route 115 in Blakeslee, Pennsylvania. Traxx Motocross Park closed in November 2004. We believe that this site, which is located next to the Jack Frost Mountain ski area, is a prime location for an additional housing community, which was the driving force behind our decision to close this park.

          Land Resource Management

          Land Resource Management consists of land sales, land purchases, timbering operations and a construction division. Timbering operations consist of selective timbering on our land holdings. Contracts are entered into for parcels which have had the timber selectively marked. We are devising a long-term plan of managed timbering whereby significant attention is given to protecting the environment and retaining the value of the land. The construction division is responsible for the residential land development activities which include overseeing the construction of single and multi-family homes and development of infrastructure.

          Funds expended to date for real estate development in Laurelwoods have been primarily for infrastructure improvements. We are in the initial construction phase for 23 single family homes. Other expenditures for all development projects in the planning phases include fees for architects, engineers, consultants, studies and permits.

Competition

          The skiing industry is highly competitive and capital intensive. Our competitors include major ski resorts throughout the United States, Canada and Europe as well as other worldwide recreation resorts, including warm weather resorts and various alternative leisure activities. Locally, we compete with other area ski resorts. There are approximately eight ski areas in close proximity to our resort: Camelback, Blue Mountain, Shawnee, Montage, Eagle Rock, Bear Creek, Alpine Mountain and Elk. We believe that local competition enhances the area and attracts tourists. Our competitive position depends on a number of factors, such as our proximity to population centers, the availability and cost of transportation to and within a resort, natural snowfall, the quality and coverage of snowmaking operations, resort size, the attractiveness of terrain, lift ticket prices, prevailing weather conditions, the appeal of related services, the quality and the availability of lodging facilities, and resort reputation. Some of our competitors have greater competitive positions and relative ability to withstand adverse developments.

          Our Real Estate Management/Rental Operations segment faces competition from similar retail centers that are near our retail properties with respect to the renewal of leases and re-letting of space as leases expire. Any new competitive properties that are developed close to our existing properties may impact our ability to lease space to creditworthy tenants. Increased competition for tenants may require us to make capital improvements to properties that we would not have otherwise planned to make, which could adversely affect our results of operations.

Planned Real Estate Development

          During Fiscal 2004, we actively pursued land sales and purchases. In Fiscal 2005, we intend to continue selective sales and purchases of land. We are offering financing to attract new land sale customers. We intend to start construction of single and multi-family units at both ski areas. This is part of a comprehensive plan for our “core land” development. We will continue to generate timbering revenues from selective harvesting of timber.

          We plan to develop a golf course and residential communities at Jack Frost Mountain and Big Boulder ski areas. On February 17, 2005, we entered into two agreements with Barbaron, Inc., a golf course developer, whereby Barbaron agreed to construct an 18-hole golf course on a parcel of property located at Jack Frost Mountain ski area in Blakeslee, Pennsylvania. Construction of the golf course commenced on March 1, 2005 and is scheduled for completion on or about November 4, 2005. The agreements provide that Golf Strategies, LLC will be the architect and project manager for the golf course.

Maintenance

          We continue to invest in our ski areas by selectively upgrading on-mountain facilities and guest services, employing targeted marketing strategies to attract customers. We have invested approximately $1 million in capital expenditures during the last fiscal year. We believe our existing resort infrastructure is reasonably well maintained. We use targeted advertising, database marketing and strategic marketing alliances to enhance the image of our resorts and increase regional market share.

Properties

          Blue Ridge Real Estate Company

          As of January 31, 2005, the physical properties of Blue Ridge consisted of approximately 16,425 acres owned by Blue Ridge and Northeast Land Company. These properties include the Jack Frost Mountain Ski Area, the retail store leased to Wal-Mart, the Oxbridge Square Shopping Center in Richmond Virginia and the Coursey Commons Shopping Center in Baton Rouge, Louisiana, residential investment properties, a sewage treatment facility, corporate headquarters building, and other miscellaneous facilities.

          Ski Facilities

          The Jack Frost Mountain Ski Area, which has been under lease to Jack Frost Mountain Company since June 1, 1981, is located near White Haven, Carbon County, Pennsylvania, and commenced operations in December 1972. The Jack Frost Mountain Ski Area consists of 21 slopes and trails including a snowboard slope, snow tubing hill, four double chairlifts, two triple chairlifts, one quad chairlift, one dual double chairlift and various buildings, including a Summit Lodge with food service, a cocktail lounge, a ski shop, and a ski rental shop. The total lift capacity per hour is 13,200 skiers. These lifts are in good condition and are operated as needed during the ski season. These facilities are situated on approximately 473 acres owned by Blue Ridge and leased to Jack Frost Mountain Company.

          Real Estate Management Operations

          On June 1, 2004, Oxbridge Square Shopping Center located in Richmond, Virginia was acquired by Oxbridge Square Shopping Center, LLC, a newly-formed and wholly-owned subsidiary of Blue Ridge Real Estate Company that was formed under the laws of the Commonwealth of Virginia. The center consists of 14.37 acres, with approximately 127,801 square feet. As of January 31, 2005, there were 25 tenants with an occupancy rate of 78%.

          On June 23, 2004, Coursey Commons Shopping Center located in East Baton Rouge Parish, Louisiana, was acquired by Coursey Commons Shopping Center, LLC, Coursey Creek, LLC, and Cobble Creek, LLC, all newly-formed and wholly-owned subsidiaries of Blue Ridge Real Estate Company that were formed under the laws of the State of Louisiana. The center consists of 9.43 acres, with approximately 67,755 square feet. As of January 31, 2005, there were 14 tenants with an occupancy rate of 78%.

          As of January 31, 2005, Blue Ridge owned 16,425 acres of land which were predominately located in the Pocono Mountains. The majority of this property is leased to various hunting clubs. Blue Ridge also owns several cottages in the area that are leased to private individuals. Blue Ridge owns nine residential investment properties located in our various resort communities.

          Blue Ridge owns and leases to Jack Frost Mountain Company a sewage treatment facility to serve the resort housing at Jack Frost Mountain.

          Blue Ridge also owns The Sports Complex at Jack Frost Mountain, which consists of a swimming pool, fitness trail, tennis courts and accompanying buildings.

          Blue Ridge also owns The Stretch, an exclusive member-only fishing club located along a two mile stretch of the Tunkhannock Creek.

          Blue Ridge’s Corporate Office Building is located on Route 940 and Moseywood Road.

          Northeast Land Company owns 101 acres of land located in the Pocono Mountains. Northeast Land Company owns two residential investment properties located in our various resort communities.

          Big Boulder Corporation

          The physical properties owned by Big Boulder consist of approximately 925 acres located in the Pocono Mountains. The properties include the Big Boulder Ski Area, a sewage treatment facility, the Mountain’s Edge Restaurant and the Big Boulder Lake Club.

          Ski Facilities

          The Big Boulder Ski Area’s physical properties were leased to Lake Mountain Company on June 1, 1983, and are located in Kidder Township, Carbon County, Pennsylvania. Big Boulder Ski Area commenced operations in 1947. The Big Boulder Ski Area contains 14 slopes and trails, including a snowboard terrain park, snow tubing hill, five double chairlifts, two triple chairlifts, and various buildings, including a base lodge that provides food service, a cocktail lounge, a ski shop and a ski rental service. The total lift capacity per hour is 9,600 skiers. These lifts are in good condition and are operated as needed during the ski season. These facilities are situated on approximately 90 acres owned by Big Boulder.

          Real Estate Management Operation

          A sewage treatment facility was constructed by Big Boulder Corporation to serve the resort housing within the Big Boulder tract. The facility has the capacity of treating 225,000 gallons per day. Big Boulder Corporation constructed the Mountain’s Edge Restaurant which consists of 8,800 square feet and is located on the east shore of Big Boulder Lake, Kidder Township, Carbon County, Pennsylvania. The facility, which is leased to a private operator, commenced operations in May 1986. The restaurant has dining capacity for 100 patrons.

          Big Boulder also owns the Big Boulder Lake Club, which includes a 175-acre lake, swimming pool, tennis courts, boat docks and accompanying buildings.

Legal Proceedings

          We are presently a party to certain lawsuits arising in the ordinary course of our business. We believe that none of our current legal proceedings will be material to our business, financial condition or results of operations.

MANAGEMENT

Executive Officers and Directors

          The name, age and position of our executive officers and directors as of March 23, 2005 are as follows:

Name	Age	Position (1)
Patrick M. Flynn (2)(3)	28	President, Chief Executive Officer and Director

Eldon D. Dietterick (2)(3)	59	Executive Vice-President and Treasurer

Richard T. Frey	54	Vice-President

Milton Cooper (4)	75	Director

Michael J. Flynn (2)(3)	69	Chairman of the Board

Wolfgang Traber (4)	60	Director

(1)	Blue Ridge and Big Boulder have two individual boards of directors, but each board consists of the same individual members.

(2)	Member of the Executive Committee

(3)	Member of the Audit Committee

(4)	Member of the Compensation Committee

          The backgrounds of our executive officers and directors as of March 23, 2005 are set forth below.

          Patrick M. Flynn has served as President and Chief Executive Officer since October 2001. Since then, he has also served as a director at Blue Ridge and Big Boulder. He currently serves as the Director of Real Estate at Kimco Realty Corporation, a position he has held since May 2001. Prior to joining us, from June 1995 to May 2001, Mr. Flynn was a consultant at MIT Consulting. Mr. Flynn is the son of Michael J. Flynn.

          Eldon D. Dietterick was appointed Executive Vice-President and Treasurer in October, 2001. He has been employed by Blue Ridge and Big Boulder on a full-time basis since January 1985. Prior to his appointment as Executive Vice-President and Treasurer, Mr. Dietterick served as the Secretary and Treasurer from October 1998 until October 2001.

          Richard T. Frey has served as Vice-President of Blue Ridge and Big Boulder since October 2001. From 1992 until October 2001, Mr. Frey was employed as our Director of Food Services at both Jack Frost and Big Boulder ski areas.

          Milton Cooper has served as a director of Blue Ridge and Big Boulder since 1983. Mr. Cooper also serves as a director of Getty Realty Corporation, and as Chief Executive Officer and Chairman of the board of directors of Kimco Realty Corporation.

          Michael J. Flynn has served as Chairman of the Board of Blue Ridge and Big Boulder since 1990. Mr. Flynn also serves as President, Chief Operating Officer and Vice Chairman of the board of directors of Kimco Realty Corporation.

          Wolfgang Traber has served as a director of Blue Ridge and Big Boulder since 1986. Since August 1994, Mr. Traber has been Chairman of the Board of Hanseatic Corporation, a New York corporation. Mr. Traber also serves as a director of M.M. Warburg & Co. KgaA, Kimco Income REIT, Kappa Ventures, Langen GbR, 442 BV, Hanseatic Americas Ltd., and Hamburg-Berliner Immobilien AG.

Director Compensation

          All directors receive $1,000 for each meeting of the board of directors they attend. Directors do not receive compensation for committee meetings.

Executive Compensation

          The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during the fiscal year ended October 31, 2004 awarded to, earned by or paid to our Chief Executive Officer and our other most highly compensated executive officers whose salary and bonus exceeded $100,000 for the fiscal year ended October 31, 2004. We refer to these persons as our named executive officers.

				Long-Term Compensation
				Awards
		Annual Compensation (1)		Securities
				Underlying
Name and Principal Position	Years	Salary	Bonus	Options
Patrick M. Flynn (2)	2004	0	$40,000	10,000
Chief Executive Officer and President	2003	0	$40,000	5,000
	2002	0	$30,000	5,000

Eldon D. Dietterick	2004	$110,000	$24,000	7,000
Executive Vice-President and Treasurer	2003	$102,000	$17,000	4,000
	2002	$102,000	$20,000	3,000

Richard T. Frey	2004	$97,000	$20,000	5,000
Vice-President	2003	$90,000	$15,000	3,000
	2002	$90,000	$18,000	2,000

(1)	Compensation was paid to Mr. Dietterick and Mr. Frey by Blue Ridge Real Estate Company, a portion of which was then allocated to Big Boulder Corporation.

(2)	Mr. Flynn is an employee of Kimco Realty Corporation and receives an annual salary from Kimco Realty Corporation.

Stock Options

          The following table contains information regarding grants of options to purchase shares of our common stock to our named executive officers during the fiscal year ended October 31, 2004.

          Amounts in the following table represent potential realizable gains that could be achieved for the options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are calculated based on the requirements of the Securities and Exchange Commission and do not represent an estimate or projection of our future common stock prices. These amounts represent certain assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises depend on the future performance of the common stock and overall stock market conditions. The amounts reflected in the following table may not necessarily be achieved.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of	Percent of			Annual Rates of
	Securities	Total Options			Stock Price Appreciation
	Underlying	Granted to	Exercise		for Option Term
	Options	Employees	Price Per	Expiration
Name	Granted	in Fiscal 2004	Share	Date	5%	10%
Patrick M. Flynn	10,000	31.25%	$17.75	02/13/09	$49,040	$108,366
Eldon D. Dietterick	7,000	21.875%	$17.75	02/13/09	$34,328	$75,856
Richard T. Frey	5,000	15.625%	$17.75	02/13/09	$24,520	$54,183

          In February 2005, we granted Patrick M. Flynn, Eldon D. Dietterick and Richard T. Frey options to purchase 15,000, 12,000, and 9,000 shares of our common stock, respectively, at an exercise price of $34 per share. The options vest in three equal annual installments, commencing on February 1, 2006.

Fiscal Year-End Option Values

          The following table provides information concerning the number and value of unexercised options to purchase our common stock held as of October 31, 2004 by our named executive officers. Value of the unexercised in-the-money options is calculated on the basis of an assumed $27.00 per share price on October 31, 2004.

Aggregated Fiscal Year-End Option Values

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options
	Options at October 31, 2004		at October 31, 2004
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Patrick M. Flynn	20,000	0	$255,500	0
Eldon D. Dietterick	14,000	0	$178,650	0
Richard T. Frey	10,000	0	$127,550	0

          In January 2005, Eldon D. Dietterick and Richard T. Frey exercised options to purchase 3,000 and 2,000 shares of common stock, respectively, at an exercise price of $10.50 per share, as well as options to purchase 4,000 and 3,000 shares of common stock, respectively, at an exercise price of $10.90 per share. In January 2005, Mr. Frey also exercised options to purchase 5,000 shares of common stock at an exercise price of $17.75 per share. In March 2005, Mr. Dietterick exercised options to purchase 7,000 shares of common stock at an exercise price of $17.75 per share.

Stock Option and Other Compensation Plans

          We have a defined benefit pension plan. Our eligible employees participate in the pension plan which provides to each such participant annual retirement income beginning at age 65 equal product of (x) 31% of the first $10,000 of such participant’s average compensation for the five highest consecutive years in the last ten year prior to retirement during which the employee was most highly paid plus 40% of such earnings in excess of $10,000; and (y) the ratio of the participant’s years of credited service (if less than 15 years) to 15 years.

          The table that follows shows the estimated annual benefits payable upon retirement to persons in specified remuneration and years of service classifications under the pension plan. The retirement benefits shown are based upon retirement at the age of 65.

	Years of Service
Average Salary*	5	10	15**
$ 15,000	$1,700	$3,400	$5,100
$ 30,000	$3,700	$7,400	$11,100
$ 45,000	$5,700	$11,500	$17,100
$ 60,000	$7,700	$15,400	$23,100
$ 75,000	$9,700	$19,400	$29,100
$ 90,000	$11,700	$23,400	$35,100
$105,000	$13,700	$27,400	$41,100
$120,000	$15,700	$31,400	$47,100
$135,000	$17,700	$35,400	$53,100
$150,000	$19,700	$39,400	$59,100
$160,000	$21,000	$42,000	$63,000

*	Based on 5 consecutive years of highest earnings in the last 10 years.

**	Minimum number of years of continuous service required to receive maximum pension.

          Remuneration covered by the pension program includes salary, overtime and awards under an annual incentive program. Eldon D. Dietterick, Richard T. Frey and Patrick M. Flynn had, respectively, 19 years, 14 years and 3 years of credited service under this plan as of October 31, 2004.

          The annual benefits payable under the plan are not subject to deduction for Social Security benefits or other offset amounts.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

          Kimco is our controlling shareholder and Kimco Realty Corporation, the parent company of Kimco, is presently providing consulting services to us. The services are focused on land development, acquisitions and disposals. For the fiscal year ended October 31, 2004, the amount of the consulting fees was $285,000. Kimco Realty Corporation served as the management company for the Dreshertown Plaza Shopping Center from June 2003 to March 2004, at which point the shopping center was sold. During its management term, Kimco Realty Corporation was paid $50,977 in management fees.

          During June 2004, two commercial rental real estate properties were acquired, the Oxbridge Square Shopping Center, Richmond, Virginia and the Coursey Commons Shopping Center, Baton Rouge, Louisiana as replacement properties in our Real Estate Management/Rental Operations segment. Together the properties approximated $20,000,000 of acquired value. The purchase was financed by approximately $8,044,000 of cash held in escrow from the sale of Dreshertown Plaza, plus assuming a long-term note approximating $4,050,000 and obtaining a short-term bridge loan from Kimco Capital Corp., a wholly-owned subsidiary of Kimco Realty Corporation, approximating $7,375,000 with interest payable at 6% per annum. As of September 3, 2004, the short-term bridge loan from Kimco Capital Corp. was paid in full and replaced with long-term financing with JP Morgan Chase Bank in the amount of $7.7 million. As of the dates of purchase, a wholly-owned subsidiary of Kimco Realty Corporation was, and currently remains, the management company for both shopping centers and receives a fixed monthly fee of 4.5% of rental income on store leases. As of October 31, 2004, that subsidiary received $24,600 for management fees earned on the new shopping centers.

          Michael J. Flynn, the Chairman of our board of directors, is also the President, Chief Operating Officer and Vice Chairman of the board of directors of Kimco Realty Corporation. In addition, Patrick M. Flynn, who serves as one of our directors and is our President and Chief Executive Officer, is the Director of Real Estate at Kimco Realty Corporation. Finally, Milton Cooper, who serves as one of our directors, also serves as Chief Executive Officer and Chairman of the board of directors of Kimco Realty Corporation.

          In connection with this offering, Kimco has agreed, as standby purchaser, to purchase for a purchase price of $38 per share any and all shares not subscribed for by our shareholders. As a result of Kimco’s commitment to act as standby purchaser, the total number of shares to be purchased by Kimco as standby purchaser will be equal to the difference between 407,894 and the number of shares purchased by our shareholders pursuant to this rights offering. We also granted Kimco registration rights with respect to the shares that Kimco purchases that are not otherwise subscribed for by our shareholders in this rights offering. As a result, Kimco can cause us to register the shares it purchases pursuant to its standby purchase commitment and such shares would be eligible for resale in the public market without restriction. On January 4, 2005, we entered into a Standby Securities Purchase Agreement with Kimco which provides further detail regarding Kimco’s standby purchase commitment.

          If no shareholders exercise their subscription rights, Kimco will purchase all of the shares pursuant to its standby purchase commitment. In that case, Kimco’s proportionate ownership of our stock will increase to 60% in relation to those non-exercising shareholders and Kimco will be able to control all matters submitted to a vote of our shareholders and be able to direct our management and policies.

          Future transactions between us and any of our officers, directors or shareholders that own greater than five percent of our outstanding shares of common stock will be on terms believed by us to be no less favorable than could be obtained from an independent third party.

PRINCIPAL STOCKHOLDERS

          The following table sets forth information regarding the beneficial ownership of our common stock as of March 23, 2005 and on an as adjusted basis to reflect the sale of the common stock offered in this offering by:

•	all persons known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

          The number of shares beneficially owned by each shareholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of March 23, 2005 through the exercise of any warrant, stock option or other right. Unless otherwise indicated, the address of all listed stockholders is c/o Blue Ridge Real Estate Company, Blakeslee, Pennsylvania 18610. Each of the shareholders listed has sole voting and investment power with respect to the shares beneficially owned by the shareholder unless noted otherwise, subject to community property laws where applicable.

			Percentage of Shares
			Beneficially Owned
	Number of Shares
	Beneficially		Before	After
Name of Beneficial Owner	Owned (1)		Offering	Offering (2)
Milton Cooper c/o Kimco Realty Services, Inc. 3333 New Hyde Park Rd., Suite 100 New Hyde Park, NY 10042-0020	1,234,989	(3)	63.10%	63.10	%(4)

Michael J. Flynn	36,100	(5)	1.81%	1.50%

Patrick M. Flynn	20,000	(6)	1.01%	*

Wolfgang Traber	—		—	—

Eldon D. Dietterick	155		*	*

Richard T. Frey	112		*	*

Kimco Realty Corporation 3333 New Hyde Park Rd., Suite 100 New Hyde Park, NY 10042-0020	1,012,579	(7)	51.74%	51.74%

All directors and executive officers as a group (6 people)	1,291,356	(8)	64.18%	64.09%

*	Less than 1%.

(1)	Shares are beneficially owned when a person, directly or indirectly, has or shares the voting power thereof (that is, the power to vote, or direct the voting, of such shares) and investment power thereof (that is, the power to dispose, or to direct the disposition, of such shares).

(2)	Assuming each shareholder exercised its basic subscription privilege in full.

(3)	Based on information provided by Mr. Cooper, he has the sole voting and dispositive power over 154,607 shares. The number of shares listed also includes 67,803 shares as to which Mr. Cooper disclaims beneficial ownership; such shares are owned by KC Holdings, Inc., of which Mr. Cooper is Chairman of the board of directors and President and the owner of approximately 8% of the outstanding stock. The above number of shares also includes 1,012,579 shares which are held of record by Kimco Realty Services, Inc., which is a wholly-owned subsidiary of Kimco Realty Corporation, a Real Estate Investment Trust. Mr. Cooper is Chairman of the board of directors and Chief Executive Officer of Kimco Realty Corporation, but disclaims beneficial ownership of the shares held by Kimco Realty Services, Inc. Finally, the above number includes 17,991 shares owned by the Cooper Family Foundation, of which Mr. Cooper is President but disclaims beneficial ownership of the shares, and 714 shares held by a trust for which Mr. Cooper serves as trustee, but as to which shares he disclaims beneficial ownership. The business address of KC Holdings, Inc., Kimco Realty Services, Inc. and Kimco Realty Corporation is c/o Kimco Realty Corporation, 3333 New Hyde Park Road, Suite 100, New Hyde Park, NY 11042-0020.

(4)	Kimco Realty Services, Inc., which as of March 23, 2005 was the record holder of approximately 51.74% of our common stock and our controlling shareholder, has agreed, as a standby purchaser, to purchase 100% of the shares of our common stock that are not subscribed for in the rights offering by our shareholders at $38 per share on a standby purchase commitment basis. Assuming Kimco purchases 100% of the shares of our common stock in this rights offering, Kimco will own 60.06% of our shares after the offering, and Mr. Cooper will beneficially own 69.47% of our shares.

(5)	Includes currently exercisable option to purchase 35,000 shares of common stock.

(6)	Consists of currently exercisable options to purchase 20,000 shares of common stock.

(7)	Kimco Realty Services, Inc. is the holder of record of 1,012,579 shares of our common stock. Kimco Realty Corporation is the parent corporation of Kimco Realty Services, Inc. and has voting and dispositive power over the shares of common stock held by Kimco Realty Services, Inc.

(8)	Includes currently exercisable options to purchase 55,000 shares of common stock.

DESCRIPTION OF CAPITAL STOCK

          Under a Security Combination Agreement between Blue Ridge and Big Boulder and under the bylaws of Blue Ridge and Big Boulder, shares of Blue Ridge and Big Boulder are issued in combined common stock certificates, each certificate representing the same number of shares of each of Blue Ridge and Big Boulder. Shares of each corporation may be transferred only together with an equal number of shares in the other corporation.

          At the closing of this offering, our outstanding capital stock will consist of 2,365,024 shares of common stock, without par value, stated value $.30 per combined share. Shares of our common stock are currently listed for quotation on the OTC Bulletin Board under the symbol “BLRGZ.” Blue Ridge and Big Boulder are Pennsylvania corporations and are subject to the Pennsylvania Business Corporation Law of 1988.

Common Stock

          3,000,000 shares of common stock have been authorized under the articles of incorporation of Blue Ridge and Big Boulder, and, upon completion of this offering, each corporation will have 2,365,024 shares of common stock outstanding. Holders of our common stock are entitled to receive, as, when and if declared by our boards of directors from time to time, such dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes.

          Holders of common stock are entitled to one vote for every share standing in his or her name on the books of the company which is entitled to vote at such meeting. There are no preemptive, conversion, redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Registration Rights

          We granted Kimco the right to require us to register the shares that Kimco purchases that are not otherwise subscribed for by our shareholders in this rights offering under the Securities Act, under the terms of the Standby Securities Purchase Agreement between us and Kimco. Subject to limitations specified in this agreement, these registration rights consist of the following:

•	an unlimited number of piggyback registration rights that require us to register sales of Kimco’s shares when we undertake a public offering, subject to the discretion of the managing underwriter of the offering to decrease the amount that Kimco may register; and

•	two rights to require us to register sales of shares on Form S-3, a short form of registration statement permitted to be used by some companies, which Kimco may exercise if it requests registration of the sale of more than $2.0 million of common stock.

          If these registration rights are exercised, we will bear all registration expenses other than underwriting discounts and commissions.

Shareholder Action by Written Consent

          Under Pennsylvania law, any action that may be taken at a meeting of the shareholders may be taken without a meeting if such action is authorized by the unanimous written consent of all shareholders entitled to vote at a meeting for such purposes.

Amendments to Our Bylaws

          Our bylaws provide that the vote of a majority of all directors or the vote of the majority of the outstanding stock entitled to vote is required to alter, amend or repeal our bylaws.

Certain Anti-Takeover Provisions

          Pennsylvania Control-Share Acquisitions Law

          Generally, subchapters 25E, F, G, H, I and J of the Pennsylvania corporate laws place certain procedural requirements and establish certain restrictions upon the acquisition of voting shares of a corporation which would entitle the acquiring person to cast or direct the casting of a certain percentage of votes in an election of directors. Our bylaws explicitly provide that subchapters E, G, and H (and thus, by implication subchapters I and J) do not apply to Blue Ridge and Big Boulder. Our bylaws do not, however, exempt us from subchapter 25F. In general, Subchapter 25F of the Pennsylvania corporate laws delays for five years and imposes conditions upon “business combinations” with an “interested shareholder.” The term “business combination” is defined broadly to include various merger, consolidation, division, exchange or sale transactions, including transactions utilizing our assets for purchase price amortization or refinancing purposes. An “interested shareholder,” in general, would be a beneficial owner of at least 20% of our voting shares.

          The above description of subchapter 25F of the Pennsylvania corporate laws merely summarizes the material anti-takeover provisions applicable to Blue Ridge and Big Boulder that are contained in the Pennsylvania corporate laws, but are not a complete discussion of those provisions. These provisions may discourage purchases of our stock or a non-negotiated tender or exchange offer for our stock and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transaction.

          Section 1715 of the Pennsylvania Business Corporation Law

          Under Section 1715 of the Pennsylvania Business Corporation Law, our directors are not required to regard the interests of the shareholders as being dominant or controlling in considering our best interests. The directors may consider, to the extent they deem appropriate, such factors as:

•	the effects of any action upon any group affected by such action, including our shareholders, employees, suppliers, customers and creditors, and communities in which we have offices or other establishments;

•	our short-term and long-term interests, including benefits that may accrue to us from our long-term plans and the possibilities that these interests may be best served by our continued independence;

•	the resources, intent and conduct of any person seeking to acquire control of us; and

•	all other pertinent factors.

          Section 1715 further provides that any act of our board of directors, a committee of the board of directors or an individual director relating to or affecting an acquisition or potential or proposed acquisition of control to which a majority of our disinterested directors have assented will be presumed to satisfy the standard of care set forth in the Pennsylvania Business Corporation Law, unless it is proven by clear and convincing evidence that our disinterested directors did not consent to such act in good faith after reasonable investigation. As a result of this and the other provisions of Section 1715, our directors are provided with broad discretion with respect to actions that may be taken in response to acquisitions or proposed acquisitions of corporate control.

          Section 1715 may discourage purchases of our common stock or a non-negotiated tender or exchange offer for our common stock and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transaction. As a result, Section 1715 may have a depressive effect on the price of our common stock.

Limitation of Liability and Indemnification of Directors and Officers

          Section 1741 of the Pennsylvania Business Corporation Law, the PBCL, empowers a corporation to indemnify any officer or director acting in his or her capacity as a representative of the corporation who was or is a party or is threatened to be made a party to any action or proceeding against expenses, judgments, penalties, fines and amounts paid in settlement in connection with such action or proceeding whether the action was instituted by a third party or arose by or in the right of the corporation. The PBCL limits the ability of a corporation to indemnify its officers and directors for conduct constituting willful misconduct or recklessness, or acts in violation of criminal statute.

          Our articles of incorporation provide that our directors and officers shall not be personally liable for monetary damages (including, without limitations, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitations, attorneys’ fees and disbursement)) for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his office under our articles, bylaws or applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Further, the articles provide that indemnification shall not apply to the responsibility or liability of a director or officer pursuant to any criminal statute or for the payment of taxes.

          Our bylaws provide for the indemnification of any director or officer made part of any action, suit or proceeding against the reasonable expenses, including attorneys’ gees, actually and necessarily incurred by him in connection with the defense of such action, suit or proceed, or in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such director or officer is liable for negligence or misconduct in the performance of his duties. In the case of a criminal action, suit or proceeding, a conviction or judgment (whether based on a plea of guilty or nolo contendere or its equivalent, or after trial) shall not be deemed an adjudication that such officer, director or employee is liable for negligence or misconduct in the performance of his duties if such officer, director or employee was acting in good faith in what he considered to be our best interests and with no reasonable cause to believe that the action was illegal. Further, the bylaws provide that the board of directors may authorize us to purchase and maintain directors’ and officers’ liability insurance, insuring against any liability asserted against him and incurred by him in his capacity or arising out of his status as a director and/or officer to the extent authorized by law.

Transfer Agent and Registrar

          The transfer agent for our common stock is HSBC Bank USA, National Association, Brooklyn, New York.

SHARES ELIGIBLE FOR FUTURE SALE

          Prior to this offering there has been a limited and sporadic trading market for our common stock. However, our management does not believe such limited activity constitutes an established public trading market. We cannot assure you that a liquid trading market for our common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of options and warrants, in the public market, or the anticipation of those sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

          Upon completion of this offering, we will have 2,365,024 outstanding shares of common stock. All of the 407,894 shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Assuming each of our affiliates exercises its basic subscription privilege in full, approximately 1,494,037 shares of common stock to be outstanding after this offering will be “restricted securities” under Rule 144.

          Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act, which is summarized below.

Rule 144

          In general, under Rule 144, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately 23,650 shares immediately after this offering; and

•	the average weekly trading volume of the common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

          Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

          Shares of our common stock eligible for sale under Rule 144(k) may be sold at any time before or after the completion of this offering. In general, under Rule 144(k), a person may sell shares of common stock acquired from us, without regard to the manner of sale, the availability of public information or volume, if:

•	the person is not our affiliate and has not been our affiliate at any time during the three months preceding such a sale; and

•	the person has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate.

Registration Rights

          We granted Kimco the right to require us to register the shares that Kimco purchases that are not otherwise subscribed for by our shareholders in this rights offering under the Securities Act. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act. For more information regarding these registration rights, see “Description of Capital Stock — Registration Rights” included elsewhere in this prospectus.

Stock Options

          As of March 23, 2005, we had outstanding options to purchase 107,000 shares of common stock. On September 7, 2004, we filed a registration statement on Form S-8 under the Securities Act to register the 96,000 shares of common stock then subject to outstanding options and other awards issuable under various agreements. In February 2005, we granted options to purchase an additional 52,000 shares of common stock. We expect file another registration statement on Form S-8 to register the additional 52,000 shares of common stock subject to options granted in February 2005.

PLAN OF DISTRIBUTION

          We will distribute by mail a copy of this prospectus and the subscription certificates evidencing the subscription rights to our holders of record as of March 23, 2005, on or about April 7, 2005. We expect that the holders of record who hold shares of our common stock on behalf of beneficial owners will forward a copy of this prospectus and the related subscription information and forms to those beneficial holders in adequate time to permit beneficial owners to complete and deliver any subscription instructions to those banks, brokers or other nominees. However, we cannot assure you that this will be the case.

          As discussed above, we have engaged HSBC Bank USA, National Association as our subscription agent to assist in the distribution of the subscription rights, this prospectus and the related subscription information and forms. HSBC Bank USA, National Association, as our subscription agent, will receive and process all subscription certificates from our holders of record and will distribute certificates for the shares of our common stock purchased by holders of record upon the expiration of this offering. Certain of our employees, officers or directors may solicit responses from our shareholders to the rights offering, but such individuals will not receive any commissions or compensation for such services other than their normal employment compensation.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

          The following is a general discussion of certain United States federal income tax consequences to U.S. holders, as defined below, of the receipt, ownership and exercise of the rights distributed in the rights offering. This discussion is based on the Internal Revenue Code of 1986, as amended, the Code”, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion is not binding on the Internal Revenue Service, the IRS, or the courts. Accordingly, no assurance can be given that the tax consequences described herein will not be challenged by the IRS or that such a challenge would not be sustained by a court. No ruling has been sought from the IRS, and no opinion of counsel has been rendered, as to the federal income tax consequences set forth in this discussion.

          This discussion does not address all aspects of U.S. federal income taxation that may be applicable to holders in light of their particular circumstances or to holders subject to special treatment under the U.S. federal income tax laws, including, but not limited to, financial institutions, brokers and dealers in securities or currencies, insurance companies, tax-exempt organizations, persons who hold their shares as part of a straddle, hedge, conversion or other risk-reduction transaction, persons liable for the alternative minimum tax, U.S. expatriates, persons whose functional currency is not the U.S. dollar and foreign taxpayers. This discussion also does not address any aspect of state, local or foreign income or other tax laws. This discussion is limited to U.S. holders which hold our shares as capital assets. For purposes of this discussion, a “U.S. holder” is a holder that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

          YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF YOUR RECEIPT, OWNERSHIP AND EXERCISE OF THE RIGHTS, INCLUDING THE APPLICABILITY OF ANY FEDERAL ESTATE OR GIFT TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS.

Receipt of the Rights

          You will not recognize taxable income for U.S. federal income tax purposes in connection with the receipt of rights in the rights offering.

Tax Basis and Holding Period of the Rights

          The tax basis of the rights received by you in the rights offering will be zero unless either (1) the fair market value of the rights on the date such rights are distributed is equal to at least 15% of the fair market value on such date of the shares with respect to which they are received or (2) you elect to allocate part of the tax basis of such shares to the rights. If either (1) or (2) is true, then, if you exercise the rights, your tax basis in your shares will be allocated between the rights and the shares with respect to which the rights were received in proportion to their respective fair market values on the date the rights are distributed. We have not obtained an independent appraisal of the valuation of the rights and, therefore, you should consult with your tax advisor to determine the proper allocation of basis between the rights and the shares with respect to which the rights are received.

          Your holding period for the rights will include your holding period for the shares with respect to which the rights were received.

Expiration of the Rights

          If you allow rights received in the rights offering to expire, you will not recognize any gain or loss. If you have tax basis in the rights, the tax basis of the shares owned by you with respect to which such rights were distributed will be restored to the tax basis of such shares immediately prior to the receipt of the rights in the rights offering.

Exercise of the Rights; Tax Basis and Holding Period of the Shares

          You will not recognize any gain or loss upon the exercise of rights received in the rights offering, and the tax basis of the shares acquired through exercise of the rights should equal the sum of the subscription price for such shares and your tax basis, if any, in the rights as described above. The holding period for the shares acquired through exercise of the rights will begin on the date the rights are exercised.

LEGAL MATTERS

          Certain legal matters with respect to the validity of the shares of common stock offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

EXPERTS

          The financial statements as of October 31, 2004 and 2003 and for each of the three years in the period ended October 31, 2004 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to a change in the method of accounting for deferred operating costs as described in Note 2 to the financial statements) of Parente Randolph, LLC, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock we are offering to sell. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

          We also file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read the registration statement and our filings with the Securities and Exchange Commission over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. You may also read and copy any document that we file with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, NW, Washington DC 20549.

          You may also obtain copies of the documents we file with the Securities and Exchange Commission at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INDEX TO COMBINED FINANCIAL STATEMENTS AND SCHEDULES

Blue Ridge Real Estate Company
Big Boulder Corporation

Audited Combined Financial Statements

Report of Independent Registered Public Accounting Firm

To Shareholders of
Blue Ridge Real Estate Company
and Big Boulder Corporation:

We have audited the accompanying combined balance sheets of Blue Ridge Real Estate Company and subsidiaries and Big Boulder Corporation and subsidiaries (the “Companies”) as of October 31, 2004 and 2003, and the related combined statements of operations and earnings retained in the business and cash flows for each of the three years in the period ended October 31, 2004. These financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Blue Ridge Real Estate Company and subsidiaries and Big Boulder Corporation and subsidiaries as of October 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the combined financial statements, the Companies changed their method of accounting for deferred operating costs in 2004.

Parente Randolph, PC
Wilkes-Barre, Pennsylvania
January 10, 2005, except for
Note 5 and Note 6 paragraph (b)
as to which the date is January 27, 2005.

BLUE RIDGE REAL ESTATE COMPANY and SUBSIDIARIES
AND
BIG BOULDER CORPORATION and SUBSIDIARIES

COMBINED BALANCE SHEETS
October 31, 2004 and 2003

ASSETS	10/31/04	10/31/03

Current Assets:
Cash and cash equivalents (all funds are interest bearing)	$89,739	$178,315
Accounts receivable and mortgages receivable	506,993	705,408
Inventories	246,394	295,828
Prepaid expenses and other current assets	833,658	822,537
Deferred operating costs	0	2,509,778
Deferred tax asset	85,000	0

Total current assets	1,761,784	4,511,866

Cash held in escrow	134,907	309,308

Mortgages receivable noncurrent	299,986	353,238

Land and land development costs (5,124 acres per land ledger)	4,527,937	918,860

Properties:
Land held for investment, principally unimproved (14,615 and 14,389, respectively, acres per land ledger)	6,366,791	1,791,594
Land improvements, buildings and equipment - ski	43,353,302	41,435,444
Land improvements, buildings and equipment - commercial	26,255,727	5,828,587
Land improvements, buildings and equipment	1,754,707	6,045,496

	77,730,527	55,101,121
Less accumulated depreciation and amortization	38,993,172	35,944,275

	38,737,355	19,156,846

Assets held for sale	0	2,710,292

	$45,461,969	$27,960,410

LIABILITIES AND SHAREHOLDERS’ EQUITY	10/31/04	10/31/03

Current Liabilities:
Notes payable - line of credit	$1,493,000	$1,188,000
Notes payable - demand note	2,500,000	0
Current installments of long-term debt and capital lease obligations	1,010,746	7,101,661
Accounts and other payables	1,708,615	979,509
Accrued claims	99,282	250,942
Deferred revenue	747,638	737,533
Accrued pension expense	606,406	733,710
Accrued liabilities	699,959	824,998
Deferred income taxes	0	832,000

Total current liabilities	8,865,646	12,648,353

Long-term debt and capital lease obligations, less current installments	14,871,062	3,889,095

Deferred income non-current	515,631	515,631

Other non-current liabilities	5,764	12,572

Deferred income taxes	5,434,000	1,371,000

Commitments and contingencies
Combined shareholders’ equity:
Capital stock, without par value, stated value $.30 per combined share, Blue Ridge and Big Boulder each authorized 3,000,000 shares, each issued 2,198,148 shares	659,444	659,444
Capital in excess of stated value	1,461,748	1,461,748
Compensation recognized under employee stock plans	200,900	200,900
Earnings retained in the business	15,533,181	9,287,074

	17,855,273	11,609,166

Less cost of 282,018 shares of capital stock in treasury as of October 31, 2004 and 2003, respectively.	2,085,407	2,085,407

	15,769,866	9,523,759

	$45,461,969	$27,960,410

The accompanying notes are an integral part of the combined financial statements.

BLUE RIDGE REAL ESTATE COMPANY and SUBSIDIARIES
AND
BIG BOULDER CORPORATION and SUBSIDIARIES

COMBINED STATEMENTS OF OPERATIONS

AND EARNINGS RETAINED IN THE BUSINESS
for the years ended October 31, 2004, 2003 and 2002

	10/31/04	10/31/03	10/31/02

Revenues:
Ski operations	$9,742,230	$10,269,984	$10,015,075
Real estate management	3,236,598	3,129,394	3,029,396
Summer recreation operations	1,944,023	1,876,724	2,439,963
Land resource management	1,321,443	2,620,907	1,280,021
Rental income	1,131,159	320,509	333,443

	17,375,453	18,217,518	17,097,898

Costs and expenses:
Ski operations	9,944,341	10,669,427	10,108,567
Real estate management	2,986,785	2,750,152	2,585,552
Summer recreation operations	1,660,939	1,738,786	2,250,002
Land resource management	1,125,127	585,137	523,542
Rental income	749,105	331,665	242,269
General and administration	898,315	1,055,746	703,976
Asset impairment loss	1,021,034	0	0

	18,385,646	17,130,913	16,413,908

(Loss) income from continuing operations	(1,010,193)	1,086,605	683,990

Other income (expense):
Interest and other income	1,076,964	22,475	18,066
Interest expense	(591,969)	(259,754)	(207,888)

	484,995	(237,279)	(189,822)

(Loss) income from continuing operations before income taxes	(525,198)	849,326	494,168

Provision (credit) for income taxes:
Current	(71,000)	(14,000)	14,000
Deferred	61,000	682,000	219,591

	(10,000)	668,000	233,591

Net (loss) income before discontinued operations and cumulative effect	(515,198)	181,326	260,577

Discontinued operations (including $12,026,867 gain on disposal in 2004)	12,445,083	(1,445,463)	645,181

Provision (credit) for income taxes on discontinued operations:
Current	89,000	0	219,000
Deferred	4,089,000	(385,000)	0

	4,178,000	(385,000)	219,000

Net income (loss) from discontinued operations	8,267,083	(1,060,463)	426,181

Net income (loss) before cumulative effect of change in accounting principle	7,751,885	(879,137)	686,758

Cumulative effect of change in accounting principle (net of tax effect of $1,004,000)	(1,505,778)	0	0

Net income (loss)	6,246,107	(879,137)	686,758

BLUE RIDGE REAL ESTATE COMPANY and SUBSIDIARIES

AND
BIG BOULDER CORPORATION and SUBSIDIARIES

COMBINED STATEMENTS OF OPERATIONS
AND EARNINGS RETAINED IN THE BUSINESS
for the years ended October 31, 2004, 2003 and 2002

	10/31/04	10/31/03	10/31/02

Earnings retained in business:
Beginning of year	9,287,074	10,166,211	9,479,453

End of year	$15,533,181	$9,287,074	$10,166,211

Pro forma amounts assuming the change in accounting principle applied retroactively:
Pro forma net income (loss)	$7,751,885	$(1,019,533)	$585,174

Basic earnings (loss) per weighted average combined share:
Net (loss) income before discontinued operations and cumulative effect	$(0.27)	$0.15	$0.15
Income (loss) from discontinued operations, net of tax	4.31	(0.60)	0.21
Cumulative effect of change in accounting principle, net of tax	(0.79)	0.00	0.00

Net income (loss)	$3.26	$(0.45)	$0.36

Diluted earnings (loss) per weighted average combined share:
Net (loss) income before discontinued operations and cumulative effect	$(0.26)	$0.15	$0.14
Income (loss) from discontinued operations, net of tax	4.22	(0.60)	0.22
Cumulative effect of change in accounting principle, net of tax	(0.77)	0.00	0.00

Net income (loss)	$3.19	$(0.45)	$0.36

Pro forma amounts assuming the change in accounting principle applied retroactively:

Pro forma basic earnings (loss) per weighted average combined share	$4.05	$(0.53)	$0.31

Pro forma diluted earnings (loss) per weighted average combined share	$3.96	$(0.53)	$0.30

The accompanying notes are an integral part of the combined financial statements.

BLUE RIDGE REAL ESTATE COMPANY and SUBSIDIARIES
AND
BIG BOULDER CORPORATION and SUBSIDIARIES

COMBINED STATEMENTS OF CASH FLOWS

for the years ended October 31, 2004, 2003 and 2002

	10/31/04	10/31/03	10/31/02

Cash Flows (Used In) Provided By Operating Activities:
Net income (loss)	$6,246,107	($879,137)	$686,758
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, amortization and impairment loss	4,314,827	2,050,863	1,897,753
Deferred income taxes	3,146,000	297,000	438,591
(Gain) loss on sale of assets	(13,097,691)	24,384	5,490
Compensation cost under employee stock plans	0	200,900	0
Changes in operating assets and liabilities:
Accounts receivable and mortgages receivable	251,667	(670,354)	(11,454)
Prepaid expenses and other current assets	38,313	47,305	(203,517)
Deferred operating costs	1,554,505	(73,730)	(170,745)
Land and land development costs	(3,609,077)	(918,860)	0
Accounts payable and accrued liabilities	318,295	128,102	213,799
Deferred revenue	10,105	39,291	59,367

Net cash (used in) provided by operating activities	(826,949)	245,764	2,916,042

Cash Flows Used In Investing Activities:
Proceeds from disposition of assets	15,894,314	17,504	18,344
Additions to properties	(18,689,878)	(2,661,513)	(3,149,214)
Cash held in escrow	174,401	(201,399)	(107,909)

Net cash used in investing activities	(2,621,163)	(2,845,408)	(3,238,779)

Cash Flows Provided By Financing Activities:
Borrowings under line of credit	9,723,180	5,592,000	1,700,000
Payment of line of credit	(9,418,180)	(5,004,000)	(1,748,195)
Proceeds from demand note payable	2,500,000	0	0
Proceeds from long-term financing	15,734,076	3,218,400	1,100,000
Payment of long-term debt and capital lease obligations	(15,179,540)	(1,289,227)	(720,435)
Purchase of treasury stock	0	(525)	(10,500)

Net cash provided by financing activities	3,359,536	2,516,648	320,870

Net (decrease) in cash and cash equivalents	(88,576)	(82,996)	(1,867)
Cash and cash equivalents, beginning of year	178,315	261,311	263,178

Cash and cash equivalents, end of year	$89,739	$178,315	$261,311

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$670,747	$421,105	$376,431
Income taxes	$19,435	$9,947	$116,233
Supplemental disclosure of non cash investing and financing activities:
Additions to property acquired through capital lease obligations	$283,398	$1,011,778	$0
Seller financed property additions	$4,053,118

The accompanying notes are an integral part of the combined financial statements

NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Combination:

     The combined financial statements include the accounts of Blue Ridge Real Estate Company (Blue Ridge) and its wholly-owned subsidiaries, Northeast Land Company, Jack Frost Mountain Company, Boulder Creek Resort Company, BRRE Holdings, Inc., Oxbridge Square Shopping Center, LLC, Coursey Commons Shopping Center, LLC, Coursey Creek, LLC and Cobble Creek, LLC; and Big Boulder Corporation (Big Boulder) and its wholly-owned subsidiaries, Lake Mountain Company and BBC Holdings, Inc. Under a Security Combination Agreement between Blue Ridge and Big Boulder and under the by-laws of both Companies, shares of the Companies are combined in unit certificates, each certificate representing concurrent ownership of the same number of shares of each company; shares of each company may be transferred only together with an equal number of shares of the other company. All significant intercompany accounts and transactions are eliminated.

Revenue Recognition:

     Revenues are derived from a wide variety of sources, including sales of lift tickets, ski school tuition, dining, retail stores, equipment rental, property management services, timbering and other recreational activities. Revenues are recognized as services are performed or products are delivered. Timbering revenues from stumpage contracts are recognized in accordance with Staff Accounting Bulletin No. 104 — Revenue Recognition, (“SAB 104”). At the time a stumpage contract is signed, the risk of ownership has been passed to the buyer at a fixed, determinable cost. Reasonable assurance of collectibility has been determined by the date of signing, and the few obligations of the Companies have already been met. Therefore, full accrual recognition at the time of contract execution is appropriate under SAB 104 guidance.

Seasonality:

     Operations are highly seasonal at both ski mountains with the majority of revenues realized during the ski season from late November through the end of March. The length of the ski season and the profitability of operations are significantly impacted by weather conditions. Although the mountains have snowmaking capacity to mitigate some of the effects of adverse weather conditions, abnormally warm weather or lack of adequate snowfall can materially affect revenues.

Disposition of Land and Resort Homes:

     The Companies recognize income on the disposition of real estate in accordance with the provisions of Statement of Financial Accounting Standards No. 66, “Accounting for Sales of Real Estate” (SFAS 66). Down payments of less than 20% are accounted for as deposits as required by SFAS No. 66.

     The costs of developing land for resale as resort homes and the costs of constructing certain related amenities are allocated to the specific parcels to which the costs relate. Such costs, as well as the costs of construction of the resort homes, are charged to operations as sales occur. Land held for resale and resort homes under construction are stated at lower of cost or market.

Land and Land Development Costs:

     The Companies capitalize as land and land development costs, the original acquisition cost, direct construction and development costs, property taxes, interest incurred on costs related to land under development and other related costs (engineering, surveying, landscaping, etc.) until the property reaches its intended use. The cost of sales for individual parcels of real estate or condominium units within a project is determined using the relative sales value method. Selling expenses are charged against income in the period incurred.

Properties and Depreciation:

     Properties are stated at cost. Depreciation and amortization is provided principally using the straight-line method over the following years:

Land improvements	10-30
Buildings	3-30
Equipment and furnishings	3-20
Ski facilities:
Land improvements	10-30
Buildings	5-30
Machinery and equipment	5-20

     Upon sale or retirement of depreciable property, the cost and related accumulated depreciation are removed from the related accounts, and resulting gains or losses are reflected in income.

     Interest, real estate taxes, and insurance costs, including those costs associated with holding unimproved land, are normally charged to expense as incurred. Interest cost incurred during construction of facilities is capitalized as part of the cost of such facilities.

     Maintenance and repairs are charged to expense, and major renewals and betterments are added to property accounts.

     Impairment losses are recognized in operating income as they are determined. The Companies review their long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. In that event, the Companies calculate the expected future net cash flows to be generated by the asset. If those net future cash flows are less than the carrying value of the asset, an impairment loss is recognized in operating income. The impairment loss is the difference between the carrying value and the fair value of the asset. Two impairment losses were recorded as of October 31, 2004.

Deferred Operating Costs:

     Prior to fiscal 2004, management deferred operating costs related to ski operations in order to match those costs to revenues generated during the ski operating period which is principally the months of December through March. Management has changed that principle and now recognizes ski costs as they occur. The principle change and its effect on the financial statements are detailed in Note 2 “Change in Accounting Principle.”

Inventories:

     Inventories consist of food, beverage, and retail merchandise and are stated at cost which approximates market, with cost determined using the first-in, first-out method.

Deferred Revenue:

     Deferred revenue consists of revenue billed in advance for services and dues that are not yet earned. Revenue billed in advance for services consists of season lift tickets and advance ticket sales and gift certificates for the ski resorts. The Companies recognize revenue billed in advance ratably over the principal months of the ski season, December through March. Dues that are not yet earned consist of rents related to our commercial properties that have been paid in advance, and dues related to memberships in our hunting and fishing clubs paid in advance. The Companies recognize revenue related to the hunting and fishing clubs over the one-year period that the dues cover.

Income Taxes:

     The Companies account for income taxes utilizing the asset and liability method of recognizing the tax consequence of transactions that have been recognized for financial reporting or income tax purposes. Among other things, this method requires current recognition of the effect of changes in statutory tax rates on previously provided deferred taxes. Valuation allowances are established, when necessary, to reduce tax assets to the amount expected to be realized. Blue Ridge, including its subsidiaries, and Big Boulder, including its subsidiaries, report as separate entities for federal income tax purposes. State income taxes are reported on a separate company basis.

Deferred Income:

     Amounts received under a contract with the Pennsylvania Department of Transportation for reimbursement of the cost of a constructed asset are deferred. The amounts will be recognized as income over the period in which depreciation on those assets is charged. This asset has not yet been placed in service.

Advertising Costs:

     Advertising costs directly related to ski operations were previously capitalized and included with deferred operating costs. As of the April 1, 2004 change in accounting principle, advertising costs are now expensed when incurred (Note 2). Advertising expense for Fiscal 2004, 2003 and 2002 was $1,509,994, $1,385,482 and$1,463,455, respectively.

Use of Estimates and Assumptions:

     The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. For example, unexpected changes in market conditions or a downturn in the economy could adversely affect actual results. Estimates are used in accounting for, among other things, inventory obsolescence, accounts and notes receivables, legal liability, insurance liability, depreciation, employee benefits, taxes, and contingencies. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the combined financial statements in the period they are determined to be necessary.

     Management believes that its accounting policies regarding revenue recognition, deferred operating costs, long lived assets, deferred revenues, income taxes and other reserves, among others, affect its more significant judgments and estimates used in the preparation of its Combined Financial Statements. For a description of these critical accounting policies and estimates, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Management has changed the method of recording deferred operating costs since the Companies’ fiscal year ended October 31, 2003. (Note 2)

Statement of Cash Flows:

     For purposes of reporting cash flows, the Companies consider cash equivalents to be all highly liquid investments with maturities of three months or less when acquired.

Concentration of Credit Risk:

     Financial instruments which potentially subject the Companies to concentration of credit risk consist principally of temporary cash investments. The Companies’ temporary cash investments are held by financial institutions. The Companies have not experienced any losses related to these investments.

Earnings (Loss) Per Share:

     Basic earnings (loss) per share is calculated based on the weighted-average number of shares outstanding. Diluted earnings (loss) per share includes the dilutive effect of stock options.

Business Segments:

     We operate in four business segments, which consist of the Ski Operations, Real Estate Management/Rental Operations, Summer Recreational Operations and Land Resource Management segments. Our business segments were determined from our internal organization and management reporting, which are based primarily on differences in services. Financial information about our segments can be found in note 14 to our audited combined financial statements.

Stock Compensation:

     The Companies apply APB Opinion No. 25, “Accounting for Stock Issued to Employees,” in accounting for its employee stock options as permitted by SFAS No. 123, “Accounting for Stock Based Compensation”, and SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” Under APB No. 25, because the exercise price of the employee stock options equals the estimated fair market value of the Companies’ underlying stock on the date of the grant, no compensation expense is recognized. However, during Fiscal 2003, the original term of 35,000 options granted at an original exercise price of $6.75 were extended to July 1, 2008. In accordance with FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation” (“FIN 44”), the extension of the life of the award requires a new measurement of compensation as if the award was newly granted. Because the exercise price was less than the current fair market value at the new date of grant, compensation cost of $122,900, net of tax has been recognized in the combined statement of operations.

     Had compensation cost for the Companies’ employee stock option plan been determined consistent with SFAS No. 123 and SFAS No. 148, the Companies’ net income and earnings per share would have been reduced to the pro forma amounts indicated below:

	10/31/04	10/31/03	10/31/02
Net income (loss), as reported	$6,246,107	$(879,137)	$686,758
Add: Stock-based employee compensation expense included in reported net (loss) income, net of related tax effects	—	122,900	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax effects	(372,557)	(346,368)	(82,276)

Pro forma net income (loss)	$5,873,550	$(1,102,605)	$604,482

Basic earnings (loss) per share:
As reported	$3.26	$(0.45)	$0.36

Pro forma	$3.09	$(0.57)	$0.32

Diluted earnings (loss) per share:
As reported	$3.19	$(0.45)	$0.36

Pro forma	$3.00	$(0.57)	$0.31

     Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Companies’ calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 2004, 2003 and 2002, respectively: 3.8, 4.4 and 5.6 years expected life; stock volatility of 22.3%, 5.9% and 4.1%; a risk-free interest rate of 3.6%, 3.0% and 2.5%; and no dividends during the expected term.

Reclassification:

     Certain amounts in the 2003 and 2002 combined financial statements have been reclassified to conform to the 2004 presentation.

New Accounting Pronouncements:

     In January 2003, the Financial Accounting Standards Board issued FIN No. 46, "Consolidation of Variable Interest Entities” (“FIN No. 46”), which addresses whether certain types of entities, referred to as variable interest entities (“VIE’s”), should be consolidated in a company’s financial statements. A VIE is an entity that either: (1) has equity investors that lack certain essential characteristics of a controlling financial interest, including the ability to control the entity, the obligation to absorb the entity’s expected losses and the right to receive the entity’s expected residual returns, or (2) lacks sufficient equity to finance its own activities without financial support provided by the other entities, which in turn would be expected to absorb at least some of the expected losses of the VIE. An entity should consolidate a VIE if it stands to absorb a majority of the VIE’s expected losses or to receive a majority of the VIE’s expected residual returns. FIN No. 46 is effective now for new VIE’s formed after December 31, 2003. Application of FIN No. 46 for VIE’s created prior to January 1, 2004 is required for the first annual period beginning after December 15, 2004. The Companies do not expect the adoption of FIN No. 46 to have a significant impact on its financial position or results of operations.

     In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 123 revised (“SFAS No. 123R”), Share-Based Payment. SFAS No. 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS No.123R replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123R will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities (other than those filing as small business issuers) will be required to apply SFAS No. 123R as of the first interim or annual reporting period that begins after June 15, 2005. The Companies have not yet evaluated the impact that implementing SFAS No. 123R will have on their financial position or results of operations.

2. CHANGE IN ACCOUNTING PRINCIPLE

     Prior to Fiscal 2004, management’s estimate of deferred operating costs was primarily based on deferring costs directly related to ski operations in order to match those costs to the period in which ski operating revenues are recognized. Ski operating revenues are recognized principally over the months of December through March. Effective April 1, 2004, the Companies elected to change their method of deferring certain ski operating costs incurred during the non-ski season. Upon investigation of competitors’ practices, management has determined that a change in accounting principle should be made in order to report ski operations in accordance with the predominant industry practice used by similar operating companies. Additionally, the Companies believe the new method better enables users of the financial statements, including management, to benchmark the Companies’ ski operations segment results against their competitors by removing the timing difference associated with matching certain ski operating costs incurred in a prior fiscal year against current fiscal year ski operating revenues. The effect of this change in accounting principle is a $2,509,778 decrease in net income, net of a deferred tax benefit of $1,004,000 and is reflected in the Combined Statements of Operations.

3. DISCONTINUED OPERATIONS

     Effective March 10, 2004, the Companies discontinued operation of the Dreshertown Shopping Center as a result of the property being sold. Previously this discontinued operation was included in the Real Estate Management / Rental Income business segment of the combined statement of operations.

Operating results of the discontinued operation in Fiscal years 2004, 2003 and 2002 are as follows:

	2004	2003	2002

Revenues	$720,018	$1,644,100	$1,538,013
Expenses	(301,802)	(3,089,563)	(892,832)

Income (loss) from operations	418,216	(1,445,463)	645,181
Gain on sale	12,026,867	0	0

Income (loss) from discontinued operations before income taxes	$12,445,083	$(1,445,463)	$645,181

Assets and liabilities of the discontinued operation in Fiscal years 2004 and 2003 are as follows:

	2004	2003

Accounts receivable	$0	$107,417
Prepaid expenses	0	155,434
Property and equipment – net	0	2,401,897

Total assets	$0	$2,664,748

Security Deposits – tenants	$0	$85,886
Accrued expenses	0	167,308
Current installments of long-term debt	0	6,282,999

Total liabilities	$0	$6,536,193

4. CONDENSED FINANCIAL INFORMATION:

     Condensed financial information of the constituent Companies, Blue Ridge and its subsidiaries and Big Boulder and its subsidiaries, at October 31, 2004, 2003 and 2002 and for each of the years then ended is as follows:

	Blue Ridge and Subsidiaries
	10/31/04	10/31/03	10/31/02

FINANCIAL POSITION:
Current assets	$1,761,784	$2,342,819	$1,822,718
Total assets	38,318,248	20,238,523	17,601,995
Current liabilities	7,649,751	11,531,451	9,128,902
Shareholders’ equity	10,783,896	3,801,014	4,454,828
OPERATIONS:
Revenues	12,288,890	12,508,769	11,193,063
(Loss) income from continuing operations and before taxes	(878,170)	744,276	306,113
(Credit) provision for income taxes	(91,000)	627,000	161,639
Net income (loss)	6,982,885	(854,187)	570,655

	Big Boulder and Subsidiaries
	10/31/04	10/31/03	10/31/02
FINANCIAL POSITION:
Current assets	$0	$2,169,047	$2,268,339
Total assets	7,143,721	7,721,887	7,043,833
Current liabilities	1,215,895	1,116,902	876,761
Shareholders’ equity	4,985,970	5,722,745	5,747,693
OPERATIONS:
Revenues	5,086,563	5,708,749	5,904,835
Income (loss) from continuing operations and before taxes	352,972	105,050	188,055
Provision (Credit) for income taxes	81,000	41,000	71,952
Net (loss) income	(736,778)	(24,950)	116,103

5. SHORT-TERM FINANCING:

     Management has two lines of credit with Manufacturers and Traders Trust Company totaling $3.1 million. The $2.1 million line is used for general operation and the $1 million line was secured for real estate transactions. At October 31, 2004, Blue Ridge had utilized approximately $1,043,000 of the general line of credit, aggregating $2,100,000 which is an on demand line with no expiration date. The line of credit bears interest at 1% less than the prime rate (3.75% at October 31, 2004). At October 31, 2004, the Companies had also utilized $450,000 of the real estate line of credit, aggregating $1,000,000. The real estate line of credit bears interest at .50% less than the prime rate (4.25% at October 31, 2004). The weighted average interest rate at October 31, 2004 was 3.71%. The agreement requires, among other things, that the Companies comply with consolidated debt to worth, debt service coverage and tangible net worth ratios. The Companies have met or obtained waivers for each of these covenants at January 27, 2005. The line of credit agreement enables the Companies to issue letters of credit in amounts up to $100,000. At October 31, 2004, a $20,000 letter of credit to Tobyhanna Township was outstanding. Outstanding letters of credit reduce the amounts available under the line of credit.

     During Fiscal 2004, management entered into a $2,500,000 demand note payable with Manufacturers and Traders Trust Company. Interest is due and payable monthly at the bank’s prime rate which was 4.75% at October 31, 2004. The principal of the note is payable on demand or absent an earlier demand, payable in entirety on maturity date of June 14, 2005.

6. LONG-TERM DEBT:

Long-term debt as of October 31, 2004 and 2003 consists of the following:

	10/31/04	10/31/03

Mortgage note payable to bank, interest is LIBOR plus 160 basis points (2.73% at March 31, 2004) payable monthly with principal reduction of $18,000 through maturity, March 2004	$0	$4,383,000

Mortgage note payable to bank, interest at 80% of the bank’s prime rate (3.80% at October 31, 2004) payable in monthly installments of $24,187 plus interest through Fiscal 2005	241,874	532,120

Mortgage note payable to insurance company, interest fixed at 10.5% payable in monthly installments of $15,351 including interest through Fiscal 2014	1,081,488	1,148,278

	10/31/04	10/31/03
Mortgage note payable to bank, interest at LIBOR plus 200 basis points, (fixed at a SWAP rate 3.61% at October 31, 2004), payable monthly with principal reduction of $39,286 per month January to April through 2009 (a), (b)	785,714	942,857

Mortgage note payable to bank, interest fixed at 4.33% (effective 5/27/04 for one year, thereafter rate to be negotiated) payable in monthly installments of $8,707 including interest through Fiscal 2008	748,192	819,958

Mortgage note payable to bank, interest fixed at 4.69% (effective 10/01/04 for one year of loan, thereafter rate to be negotiated) payable in monthly installments of $1,699 including interest through Fiscal 2008	148,371	465,590

Mortgage note payable to bank, interest at the bank’s prime rate (4% at March 31, 2004) payable in entirety upon maturity date of April 30, 2004.	0	1,900,000

Capital lease obligation payable to bank, implicit interest at 5.28%, payable in 20 principal and interest installments of $18,498 in the months of January to April through Fiscal 2007	199,646	258,946

Capital lease obligation payable to bank, implicit interest at 5.28%, payable in 20 principal and interest installments of $38,300 in the months of January to April through Fiscal 2007	415,738	540,007

Capital lease obligation payable to bank, implicit interest at 4.89%, payable in 20 principal and interest installments of $16,059 in the months of January to April through Fiscal 2008	222,861	0

Mortgage note payable to finance company, interest fixed at 7.40% payable in monthly installments of $33,091 including interest through Fiscal 2023	4,012,134	0

Mortgage note payable to bank, interest fixed at 5.59% payable in monthly installments of $44,146 including interest through Fiscal 2014	7,691,714	0

Site development mortgage note payable to bank, interest at the bank’s prime rate (4.75% at October 31, 2004) payable in installments of $45,100 due at the closing of each Laurelwoods unit with the balance due August 1, 2006. ( c )	334,076	0

	15,881,808	10,990,756
Less current installments	1,010,746	7,101,661

	$14,871,062	$3,889,095

Properties at cost, which have been pledged as collateral for long-term debt, include the following at October 31, 2004:

Investment properties leased to others	$2,190,470
Ski facilities	$17,578,911

(a) The Companies have entered into an interest swap agreement, which is considered a derivative financial instrument, to hedge its variable interest rate payment obligations on its long-term debt. The derivative is not used for trading purposes and involves little complexity. The notional amount of the interest rate swap agreement is equivalent to the principal balance of the long-term debt and is used to measure the interest to be paid or received, and does not represent the amount of exposure to credit loss. Exposure to credit loss is limited to the receivable amount, if any, that may be generated as a result of this swap agreement.

The fair value of the derivative financial instrument, which is the amount the Companies would receive or pay to terminate the agreement, is not significant. No carrying amounts were recorded in the accompanying combined balance sheet and no gains or losses were recognized in income during 2004.

(b) During Fiscal 2002 the Companies entered into a $1,100,000 mortgage note payable with Manufacturers and Traders Trust Company. The agreement requires, among other things, that the Companies comply with annual consolidated debt to worth and consolidated debt service coverage ratios and meet a consolidated tangible net worth threshold. The Companies have not met the required consolidated debt to worth ratio at October 31, 2004. The primary reason for default is the additional demand note classified as current which totals $2,500,000. The Companies have met the consolidated debt service coverage ratio and the required tangible net worth threshold and have obtained a waiver for the covenant in default at January 27, 2005.

(c) During Fiscal 2004 the Companies entered into a site development mortgage note with Manufacturers and Traders Trust Company aggregating an amount not to exceed $864,820. The funds are specifically earmarked for the development of infrastructure relating to the construction of 23 homes in Laurelwoods. The payment of this note will occur as each home sale closes in equal installments of $45,100. The Bank agreed, subject to the conditions contained in the loan agreement, to issue on the Companies’ behalf, an irrevocable standby Letter of Credit to Kidder Township in an amount not to exceed $864,820 for the purpose of guaranteeing completion of the infrastructure improvements to the Laurelwoods premises as required by Kidder Township. The amount of the Letter of Credit is to be reduced as the site improvements and infrastructure work is completed and shall be for a maximum period of two years. The Letter of Credit is part of, and reduces availability under the site development note (d). The Letter of Credit amount was $530,744 as of October 31, 2004.

(d) During Fiscal 2004 the Companies entered into a construction line of credit mortgage note with Manufacturers and Traders Trust Company aggregating an amount not to exceed $4,100,000. The funds will be used for construction of new units in the Laurelwoods premises and will bear interest at the bank’s prime rate (4.75% at October 31, 2004). Advances for each unit shall be permitted based upon progression of construction as determined by the bank based upon its reasonable discretion and further based upon written certification of the completion of the applicable construction phase based upon a determined draw schedule. No advances on the loan were taken as of October 31, 2004.

The aggregate amount of long-term debt maturing in each of the five years ending subsequent to October 31, 2004, is as follows: 2005 — $1,010,746; 2006 — $1,143,039; 2007 — $851,878; 2008 — $669,107; 2009-$1,062,421; thereafter $11,144,617.

7. INCOME TAXES:

     The provision (credit) for income taxes is as follows:

	10/31/04	10/31/03	10/31/02

Currently payable:
Federal	$(89,000)	$(14,000)	$14,000
State	18,000	0	0

	(71,000)	(14,000)	14,000

Deferred:
Federal	(474,000)	383,000	149,865
State	535,000	299,000	69,726

	61,000	682,000	219,591

	$(10,000)	$668,000	$233,591

A reconciliation between the amount computed using the statutory federal income tax rate and the provision (credit) for income taxes is as follows:

	10/31/04	10/31/03	10/31/02

Computed at statutory rate	$(178,567)	$288,771	$168,017
State net operating losses subject to valuation allowance	(233,000)	204,356	0
State income taxes, net of federal income tax	364,980	197,340	46,019
Nondeductible expenses	3,852	1,980	0
Other	32,735	(19,563)	19,555
AMT (utilization) tax	0	(4,884)	0

Provision (credit) for income taxes	$(10,000)	$668,000	$233,591

     The components of the deferred tax assets and (liabilities) as of October 31, 2004 and 2003 are as follows:

	10/31/04	10/31/03

Current deferred tax asset (liability):
Deferred operating costs	$0	$(1,040,000)
Accrued expenses	55,000	180,000
Deferred revenues	30,000	28,000

Current deferred tax asset (liability)	85,000	(832,000)

Noncurrent deferred tax liability:
Depreciation	(7,444,000)	(3,406,000)
Deferred income, sewer line and tower	212,000	214,000
Capital lease obligation	3,000	(4,000)
Net operating losses and AMT credit carryforward	3,208,000	2,920,000
Valuation allowance	(1,413,000)	(1,095,000)

Noncurrent deferred tax liability	(5,434,000)	(1,371,000)

Deferred income tax liability, net	$(5,349,000)	$(2,203,000)

     At October 31, 2004, the Companies have $245,620 of Alternative Minimum Tax (AMT) credit carryforward available to reduce future income taxes. The AMT credit has no expiration date.

     At October 31, 2004, the Companies have available approximately $5,241,000 of federal net operating losses. The Companies also have state net operating loss carryforwards of approximately $11,817,000, that will begin to expire in 2005. The Companies have recorded a valuation allowance against state net operating losses, which are not expected to be utilized.

8. PENSION BENEFITS:

Weighted Average Assumptions	10/31/04	10/31/03	10/31/02

Discount Rates used to determine net periodic benefit cost as of October 31, 2004, 2003 and 2002	6.50%	6.50%	7.25%
Expected long-term rates of return on assets	8.50%	8.50%	8.50%
Rates of increase in compensation levels	4.00%	4.00%	4.00%

Change in Benefit Obligation	10/31/04	10/31/03
Benefit obligation at beginning of year	$4,412,671	$3,525,594
Service cost (net of expenses)	220,086	194,237
Interest cost	279,984	261,011
Plan amendments	0	0
Actuarial (gain) loss	(28,511)	591,074
Benefit payments	(164,287)	(159,245)

Benefit obligation at end of year	$4,719,943	$4,412,671

Change in Plan Assets	10/31/04	10/31/03
Fair value of plan assets at beginning of year	$2,736,947	$2,207,622
Actual return on plan assets	97,286	255,142
Employer contributions	458,512	476,586
Benefits paid	(164,287)	(159,245)
Actual expenses paid during the year	(45,468)	(43,158)

Fair value of plan assets at end of year	$3,082,990	$2,736,947

Reconciliation of Funded Status of the Plan	10/31/04	10/31/03

Funded status at end of year	$(1,636,953)	$(1,675,724)
Unrecognized transition obligation	72,785	81,265
Unrecognized net prior service cost	7,081	7,692
Unrecognized net actuarial gain	950,681	853,057

Net amount recognized at end of year	$(606,406)	$(733,710)

Amounts Recognized in the Combined
Balance Sheets	10/31/04	10/31/03

Prepaid benefit cost	$0	$0
Accrued benefit cost	(606,406)	(733,710)
Intangible asset	0	0
Accumulated other comprehensive income	0	0

Net amount recognized	$(606,406)	$(733,710)

Additional Year-End Information for
Pension Plans with Accumulated
Benefit Obligations in Excess of
Plan Assets	10/31/04	10/31/03

Projected benefit obligation	$4,719,943	$4,412,671
Accumulated benefit obligation	$3,638,886	$3,433,026
Fair value of plan assets	$3,082,990	$2,736,947

Pension Expense Reconciliation	10/31/04	10/31/03

Prepaid (accrued) benefit cost at beginning of year	$(733,710)	$(890,493)
Net periodic benefit cost	(331,208)	(319,803)
Contributions	458,512	476,586

Prepaid (accrued) benefit cost at end of year	$(606,406)	$(733,710)

Components of Net Periodic Benefit Cost	10/31/04	10/31/03	10/31/02

Service cost	$263,286	$237,437	$170,579
Interest cost	279,984	261,011	219,313
Expected return on plan assets	(245,414)	(201,264)	(228,316)

Amortization of transition obligation	8,480	8,480	8,480
Amortization of prior service cost	611	611	611
Amortization of accumulated gain	24,261	13,528	(12,754)

Total net periodic benefit cost	$331,208	$319,803	$157,913

Estimated Future Benefits Payments

Fiscal Year	Benefits

2005	$182,965
2006	$179,111
2007	$186,763
2008	$247,187
2009	$235,373
2010-2014	$1,469,603

     The Companies expect to contribute $486,334 to the pension plan in fiscal 2005.

Measurement Date October 31, 2004

Weighted Average Assumptions

	For Determination of:
		Net Periodic
	Benefit Obligations	Pension Cost for
	as of	Year Ending
	October 31, 2004	October 31, 2004

Discount rate	6.50%	6.50%
Rate of compensation increase	4.00%	4.00%
Expected long-term return		8.50%

Weighted-average asset allocations	10/31/04	10/31/03

Asset Category
Equity	65.86%	62.56%
Fixed Income	23.70%	33.81%
Money Market	10.44%	3.63%

Total	100.00%	100.00%

The Company’s goal is to conservatively invest the plan assets in higher-grade securities and other assets with a minimum risk of market fluctuation. Based on the allocation of our assets between equity, fixed income and money market we estimate our long term rate of return to be approximately 8.5%.

9. PROPERTIES:

     Properties consist of the following at October 31, 2004 and 2003.

	10/31/2004	10/31/2003

Land, held for investment	$6,366,791	$1,791,594
Land improvements	1,258,615	5,574,589
Corporate buildings	496,092	470,907
Buildings leased to others	26,255,727	5,828,587

	10/31/2004	10/31/2003

Ski Facilities
Land	4,552	4,552
Land improvements	8,359,121	8,256,234
Buildings	6,792,365	6,792,365
Machinery & equipment	24,279,411	23,534,269
Equipment & furnishings	3,917,853	2,848,024

	77,730,527	55,101,121
Less accumulated depreciation and amortization	38,993,172	35,944,275

	$38,737,355	$19,156,846

Included in machinery and equipment is $1,328,250 and $1,011,780 of assets held under capital lease at October 31, 2004 and 2003. Depreciation expense was $2,341,479 and $2,227,991 in Fiscal year 2004 and 2003. Included in accumulated depreciation and amortization are asset impairment losses totaling $1,021,034. An impairment loss of $452,325 was recorded as a result of closing the Fern Ridge Campground and an impairment loss of $568,709 resulted from the closing of the Traxx Motocross Park.

10. ACCRUED LIABILITIES:

     Accrued liabilities consist of the following at October 31, 2004 and 2003.

	10/31/2004	10/31/2003

Accrued Payroll	$263,602	$238,810
Accrued Security & Other Deposits	170,908	199,739
Accrued Professional Fees	98,424	210,959
Accrued - Miscellaneous	167,025	175,490

	$699,959	$824,998

11. LEASES:

     The Companies are lessors under various operating lease agreements for the rental of land, land improvements and investment properties leased to others. Rents are reported as income over the terms of the leases as they are earned. Shopping centers are leased to various tenants for renewable terms averaging 3.22 years with options for renewal. A store has been net leased until October 31, 2024. Information concerning rental properties and minimum future rentals under current leases as of October 31, 2004 is as follows:

		Properties Subject to Lease
			Accumulated
		Cost	Depreciation
Investment properties leased to others		$22,418,516	$1,004,817
Land and land improvements		6,728,114	1,517,824
Minimum future rentals:
Fiscal years ending October 31:	2005	$2,183,045
	2006	1,796,951
	2007	1,428,317
	2008	1,079,056
	2009	812,914
	Thereafter	22,987,997

		$30,288,280

Thereafter, includes $1,428,000 under a land lease expiring in 2072 and $12,420,837 under a net lease for a store expiring in 2024. There were no contingent rentals included in income for the fiscal years ended October 31, 2004, 2003 and 2002. Includes all option years and rental escalations, recognized using straight-line basis.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Companies’ financial instruments are as follows at October 31, 2004 and 2003:

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
ASSETS:	10/31/04		10/31/03
Cash and cash equivalents	$89,739	$89,739	$178,315	$178,315
Accounts and notes receivable	506,993	506,993	705,408	705,408
Cash held in escrow	134,907	134,907	309,308	309,308

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
LIABILITIES:	10/31/04		10/31/03
Notes payable, line of credit	1,493,000	1,493,000	1,188,000	1,188,000
Notes Payable, demand note	2,500,000	2,500,000	0	0
Accounts and other payables	1,708,615	1,708,615	979,509	979,509
Long-term debt	15,881,808	17,956,705	10,990,756	11,541,516

Fair Values were determined as follows:

Cash and cash equivalents, accounts receivable, cash held in escrow, notes payable, line of credit, notes payable-demand note, accounts and other payables: The carrying amounts approximate fair value because of the short-term maturity of these instruments.

Long-term debt: The fair value of notes payable is estimated using discounted cash flows based on current borrowing rates available to the Companies for similar types of borrowing arrangements.

13. QUARTERLY FINANCIAL INFORMATION (Unaudited)

     The results of operations for each of the quarters in the last two years are presented below.

				Earnings
				(Loss) Per
		Income (Loss)		Weighted
		from		Avg.
	Operating	Continuing	Net Income	Combined
Quarter	Revenues	Operations	(Loss)	Share
Year ended 10/31/04
1st	$7,057,891	$368,100	$127,016	$0.07
2nd	6,153,694	880,586	7,566,167	3.94
3rd	2,628,174	(1,152,289)	(794,315)	(0.41)
4th	1,535,694	(1,106,590)	(652,761)	(0.34)

	$17,375,453	($1,010,193)	$6,246,107	$3.26

Year ended 10/31/03
1st	$7,996,925	$587,290	$370,786	$0.19
2nd	6,745,852	606,048	348,851	0.19
3rd	2,377,948	(416,622)	(1,471,221)	(0.77)
4th	1,096,793	309,889	(127,553)	(0.06)

	$18,217,518	$1,086,605	($879,137)	($0.45)

     The quarterly results of operations for Fiscal 2004 and 2003, reflect the cyclical nature of the Companies’ business since (1) the Companies’ two ski facilities operate principally during the months of December through March and (2) land dispositions occur sporadically and do not follow any pattern during the fiscal year.

     Revenues generated from advance ticket sales have been recorded as deferred revenue.

14. BUSINESS SEGMENT INFORMATION:

     The following information is presented in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” In accordance with SFAS No. 131, the Companies’ business segments were determined from the Companies’ internal organization and management reporting, which are based primarily on differences in services.

     The Companies and the subsidiaries, under SFAS No. 131, operate in four business segments consisting of the following:

  Ski Operations:

     Ski Operations consist of two ski areas located in the Pocono Mountains of Northeastern Pennsylvania.

  Real Estate Management/Rental Operations

     Real Estate Management/Rental Operations consists of: investment properties leased to others located in Eastern Pennsylvania, South Carolina, Virginia and Louisiana; revenues derived from the management of investor-owned properties, principally resort homes; recreational club activities and services to the trusts that operate resort residential communities; sales of investment properties; and rental of land and land improvements.

  Summer Recreation Operations

     Summer Recreation Operations consist of seasonal recreational operating centers located in the Pocono Mountains of Northeastern Pennsylvania, which include the following: Splatter Paintball; Lake Mountain Sports Club; and Summer Music Festivals. As of July 31, 2004, we decided to close two summer operation centers. The Fern Ridge Campground was closed in October 2004. Our decision to close the campground was based on Tobyhanna Township’s decision not to renew future approvals for our existing sewage disposal process. It is management’s position that the cost of connecting the campground to the township’s central sewage system was not cost effective and not in our best interest. We will be exploring different options as to the future use of the campground site which is located in close proximity to Interstate 80 and Route 115 in Blakeslee, Pennsylvania. Traxx Motocross Park closed in November 2004. We believe that this site, which is located next to the Jack Frost Mountain ski area, is a prime location for an additional housing community, which was the driving force behind our decision to close this park.

  Land Resource Management

     Land Resource Management consists of land sales, land purchases, timbering operations and a construction division. Timbering operations consist of selective timbering on our land holdings. Contracts are entered into for parcels which have had the timber selectively marked. We are devising a long-term plan of managed timbering whereby significant attention is given to protecting the environment and retaining the value of the land. The construction division is responsible for the residential land development activities which include overseeing the construction of single and multi-family homes and development of infrastructure.

     Funds expended to date for real estate development in Laurelwoods have been primarily for infrastructure improvements. We are in the initial construction phase for 23 single family homes. Other expenditures for all development projects in the planning phases include fees for architects, engineers, consultants, studies and permits.

	10/31/04	10/31/03	10/31/02

Revenues from continuing operations:
Ski operations	$9,742,230	$10,269,984	$10,015,075
Real estate management/rental operations	4,367,757	3,449,903	3,362,839
Summer recreation operations	1,944,023	1,876,724	2,439,963
Land resource management	1,321,443	2,620,907	1,280,021

	$17,375,453	$18,217,518	$17,097,898

	10/31/04	10/31/03	10/31/02

Income (loss) from continuing operations:
Ski operations	$(202,111)	$(399,443)	$(93,492)
Real estate management/rental operations	631,867	368,086	535,018
Summer recreation operations	(737,950)	137,938	189,961
Land resource management	196,316	2,035,770	756,479

	$(111,878)	$2,142,351	$1,387,966

General and administrative expenses:
Ski operations	$503,676	$545,902	$378,322
Real estate management/rental operations	225,814	270,772	185,131
Summer recreation operations	100,506	99,757	92,170
Land resource management	68,319	139,315	48,353

	$898,315	$1,055,746	$703,976

Interest and other income:
Ski operations	$5,267	$(7,478)	$4,378
Real estate management/rental operations	1,087,604	29,953	13,688
Summer recreation operations	0	0	0
Land resource management	(15,907)	0	0

	$1,076,964	$22,475	$18,066

Interest expense:
Ski operations	$133,480	$112,450	$67,198
Real estate management/rental operations	449,521	145,846	140,690
Summer recreation operations	0	0	0
Land resource management	8,968	1,458	0

	$591,969	$259,754	$207,888

(Loss) income from continuing operations before income taxes	$(525,198)	$849,326	$494,168

For the fiscal years ended October 31, 2004, 2003, and 2002, no one customer represented more than 10 % of total revenues.

  Identifiable assets, net of accumulated depreciation at October 31, 2004, 2003, and 2002 and depreciation expense and capital expenditures for the years then ended by business segment are as follows:

	Identifiable	Depreciation	Capital
October 31, 2004	Assets	Expense	Expenditures
Ski operations	$9,838,058	$1,598,268	$912,879
Real estate management/rental operations	28,335,485	168,152	85,310
Summer recreation operations	431,405	446,184	21,490,490
Land resource management	158,505	45,742	97,897
Other corporate	6,685,695	83,133	186,886

Total	$45,461,969	$2,341,479	$22,773,462

	Identifiable	Depreciation	Capital
October 31, 2003	Assets	Expense	Expenditures
Ski operations	$12,359,117	$1,585,448	$2,845,725
Real estate management/rental operations	10,876,228	161,095	109,659
Summer recreation operations	2,005,411	402,031	1,707,395
Land resource management	88,774	14,963	51,005
Other corporate	2,630,880	64,454	30,102

Total	$27,960,410	$2,227,991	$4,743,886

	Identifiable	Depreciation	Capital
October 31, 2002	Assets	Expense	Expenditures

Ski operations	$9,697,759	$1,291,229	$2,855,099
Real estate management/rental operations	9,388,281	368,288	56,795
Summer recreation operations	1,995,857	161,531	150,517
Land resource management	63,253	5,986	58,463
Other corporate	3,500,678	69,280	37,102

Total	$24,645,828	$1,896,314	$3,157,976

15. CONTINGENT LIABILITIES and COMMITMENTS:

  The Companies are party to various legal proceedings incidental to their business. Certain claims, suits, and complaints arising in the ordinary course of business have been filed or are possible of assertion against the Companies. In the opinion of management, all such matters are without merit or are of such kind, or involve such amounts, which are not expected to have a material effect on the combined financial position or results of operations of the Companies.

16. RELATED PARTY TRANSACTIONS:

     Kimco is our controlling shareholder and Kimco Realty Corporation, the parent company of Kimco, is presently providing consulting services to us. The services are focused on land development, acquisitions and disposals. For the fiscal year ended October 31, 2004, Kimco was paid $285,000 in consulting fees. Kimco Realty Corporation served as the management company for the Dreshertown Plaza Shopping Center from June 2003 to March 2004, at which point the shopping center was sold. During its management term, Kimco Realty Corporation was paid $50,977 in management fees.

     During June 2004, two commercial rental real estate properties were acquired, the Oxbridge Square Shopping Center, Richmond, Virginia and the Coursey Commons Shopping Center, Baton Rouge, Louisiana as replacement properties in our Real Estate Management/Rental Operations segment. Together the properties approximated $20,000,000 of acquired value. The purchase was financed by approximately $8,044,000 of cash held in escrow from the sale of Dreshertown Plaza, plus assuming a long-term note approximating $4,053,000 and obtaining a short-term bridge loan from Kimco Capital Corp., a wholly-owned subsidiary of Kimco Realty Corporation, approximating $7,375,000 with interest payable at 6% per annum. As of September 3, 2004, the short-term bridge loan from Kimco Capital Corp. was paid in full and replaced with long-term financing with JP Morgan Chase Bank in the amount of $7.7 million. As of the dates of purchase, a wholly-owned subsidiary of Kimco Realty Corporation was, and currently remains the management company for both shopping centers and receives a fixed monthly fee of 4.5% of rental income on store leases. As of December 1, 2004, that subsidiary received $24,600 for management fees earned on the new shopping centers.

     Michael J. Flynn, the Chairman of our board of directors, is also the President, Chief Operating Officer and Vice Chairman of the board of directors of Kimco Realty Corporation. In addition, Patrick M. Flynn, who serves as one of our directors and is our President and Chief Executive Officer, is the Director of Real Estate at Kimco Realty Corporation. Finally, Milton Cooper, who serves as one of our directors, also serves as Chief Executive Officer and Chairman of the board of directors of Kimco Realty Corporation.

17. STOCK OPTIONS and CAPITAL STOCK:

  During Fiscal 1998, the Companies adopted an employee stock option plan, under which an officer was granted options to purchase shares of the Companies’ common stock. The exercise price on the 35,000 options is $6.75 and the original term was extended in February 2003 to July 1, 2008. In accordance with FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation (“FIN 44”), the extension of the life of the award requires a new measurement of compensation as if the award was newly granted. Because the exercise price was less than the current fair market value at the date of the grant, compensation cost of $122,900, net of tax has been recognized in the combined statement of operations.

  During Fiscal 2002, additional corporate officers were granted stock options in varying amounts for a total of 11,000 shares, all expiring December 10, 2006. Additionally, during Fiscal 2003, six key employees were granted stock options totaling 18,000 shares, due to expire on December 2, 2007.

  Option activity during the years ended October 31, 2004, 2003 and 2002 is as follows:

	10/31/04		10/31/03		10/31/02
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price	Shares
Outstanding at beginning of year:	64,000	$8.56	46,000	$7.65	35,000
Granted	32,000	$17.75	18,000	$10.90	11,000
Exercised	—	—	—	—	—
Canceled	—	—	—	—	—

Outstanding at end of year	96,000	$11.62	64,000	$8.56	46,000

Options exercisable at year-end	96,000	$11.62	64,000	$8.56	46,000

Option price range	$6.75-$17.75		$6.75-$10.90		$6.75-$10.50

Weighted average fair value of options granted during year	$17.64		$8.20		$2.71

Weighted average remaining contractual life (in years)	3.8		4.4		5.6

No treasury shares were purchased during Fiscal 2004. 50 treasury shares and 1,000 treasury shares were purchased in Fiscal 2003 and 2002, respectively.

18. PER SHARE DATA:

Earnings per share for the years ended October 31, 2004, 2003 and 2002 are computed as follows:

	10/31/04	10/31/03	10/31/02

Net earnings (loss)	$6,246,107	$(879,137)	$686,758
Weighted average combined shares of common stock outstanding used to compute basic earnings per combined share	1,916,130	1,916,130	1,916,431
Additional combined common shares to be issued assuming exercise of stock options, net of combined shares assumed reacquired	43,793	19,114	13,899
Combined shares used to compute dilutive effect of stock option	1,959,923	1,935,244	1,930,330
Basic earnings (loss) per combined common share	$3.26	$(0.45)	$0.36
Diluted earnings (loss) per combined common share	$3.19	$(0.45)	$0.36

19. SUBSEQUENT EVENTS:

  In Fiscal 2005 the Letter of Credit to Kidder Township for the purpose of guaranteeing completion of infrastructure work in the Laurelwoods development is satisfied. The infrastructure work has been completed and as of January 2005 the Letter of Credit has been returned to Manufacturers and Traders Trust Company.

  In January 2005 several officers and key employees chose to exercise stock options totaling 33,000 shares.

  In November 2004 the Companies sold a parcel of land (approximately 1,560 acres) for $2,000,000. The transaction was treated as a section 1031 tax deferred exchange. Management has 45 days from the transaction date to identify potential exchange properties.

  In January 2005, the Companies filed a registration statement with the Securities and Exchange Commission pursuant to which the Companies are proposing to offer to existing shareholders non-transferable rights to purchase shares of common stock that have an aggregate value of $15,500,000, rounded to the nearest whole share. Under the proposed rights offering, each of the shareholders will also have an over-subscription right. In connection with filing the registration statement, the Companies entered into a Standby Securities Purchase Agreement with Kimco Realty Services, Inc., a wholly-owned subsidiary of Kimco Realty Corporation, which provides that Kimco Realty Services will purchase any and all shares of common stock not subscribed for by the shareholders in the proposed rights offering. The registration statement has not been declared effective by the Securities and Exchange Commission. If the Companies commence the proposed rights offering, the Companies intend to use the proceeds from the rights offering to develop an eighteen-hole golf course at Jack Frost Mountain and infrastructure improvements for residential communities at Jack Frost and Big Boulder Areas.

Combined Schedule III

REAL ESTATE AND ACCUMULATED DEPRECIATION OCTOBER 31, 2004

COLUMN A	COLUMN B	COLUMN C	COLUMN D
		Initial Cost to	Cost Capitalized Subsequent to
		company	Acquisition
			Buildings and
Description	Encumbrances	Land	Improvements	Improvements
Land located in N.E. PA including various improvements		1,867,766	49,915	5,575,561
Corporate Building			282,918	187,989
Building Leased to Others, Eastern PA Exchanged Asset — Shopping Center, Richmond, VA	4,053,000	1,829,327	7,317,310	0
Shopping Center, Baton Rouge, LA	7,700,000	2,208,165	8,861,839	0
Laurens, SC	1,600,000	276,000	1,914,470	0
Other			3,848,616	0

Total	13,353,000	6,184,258	22,275,068	5,763,550

	Column E			Column F
	Gross Amount at which carried
	at close of Period (1) (2)
		Building		Accumulated
	Land	Improvements	Total	Depreciation
Land located in N.E. PA including various improvements	2,576,275	5,296,111	7,872,386	4,383,944
Corporate Building		496,092	496,092	326,059
Building Leased to Others Eastern PA Exchanged Asset — Shopping Center, Richmond, VA	1,829,327	7,317,310	9,146,637	93,806
Shopping Center, Baton Rouge, LA	2,208,165	8,861,839	11,070,004	66,211
Laurens, SC	276,000	1,914,470	2,190,470	888,100
Other	0	3,848,616	3,848,616	1,485,496

Total	6,889,767	27,734,438	34,624,205	7,243,616

	Column G	Column C	Column D
Life on which
Depreciation in
latest income
Statement is
	Date of Construction	Date Acquired	computed
Land located in NE PA including various improvements	Various	Various	5 to 30 Yrs
Corporate Building		1982	10 to 30 Yrs
Buildings leased to others Exchanged Assets Shopping Centers	N/A	Various	5 to 30 Yrs
Laurens, SC	N/A	Various	5 to 30 Yrs
Other	N/A	Various	5 to 30 Yrs

(1)	Activity for the fiscal years ended October 31, 2004, October 31, 2003, and October 31, 2002 is as follows:

	10/31/04	10/31/03	10/31/02
Balance at beginning of year	19,388,043	17,975,418	17,890,456
Additions during year:
Improvements	21,538,268	1,693,507	86,115
(Reclassify)	0	0	0
	40,926,311	19,668,925	17,976,571
Deductions during year:
Cost of Real Estate sold	6,302,106	280,882	1,153
Balance at end of year	34,624,205	19,388,043	17,975,418

(2)	The aggregate cost for Federal Income Tax purposes at October 31, 2004 is $21,499,656.

(3)	Activity for the fiscal years ended October 31, 2004, October 31, 2003, and October 31, 2002 is as follows:

	10/31/04	10/31/03	10/31/02
Balance at beginning of year	9,011,570	8,640,154	8,191,729
Reductions during year:
(Reclassification)	0	0	(13,651)
Current year depreciation	1,505,787	504,807	462,077
Less retirements	(3,273,741)	(133,391)	0
Balance at end of year	7,243,616	9,011,570	8,640,154

BLUE RIDGE REAL ESTATE COMPANY and SUBSIDIARIES
BIG BOULDER CORPORATION AND SUBSIDIARIES
COMBINED CONDENSED BALANCE SHEETS

ASSETS

	(UNAUDITED)
	January 31,	October 31,
	2005	2004
ASSETS
Current Assets:
Cash and cash equivalents (all funds are interest bearing)	$343,671	$89,739
Accounts receivable and mortgages receivable	667,703	506,993
Amounts due from escrow	2,682,337	0
Inventories	255,243	246,394
Prepaid expenses and other current assets	642,227	833,658
Deferred tax asset	85,000	85,000

Total current assets	4,676,181	1,761,784

Cash held in escrow	0	134,907

Mortgages receivable noncurrent	336,152	299,986

Land and land development costs (5,124 acres per land ledger)	5,813,955	4,527,937

Properties:
Land held for investment, principally unimproved (12,226 and 14,615, respectively, acres per land ledger)	6,532,945	6,647,345
Land improvements, buildings and equipment — ski	44,179,813	43,636,015
Land improvements, buildings and equipment — commercial	24,245,532	24,364,105
Land improvements, buildings and equipment	3,104,451	3,083,062

	78,062,741	77,730,527
Less accumulated depreciation and amortization	39,558,358	38,993,172

	38,504,383	38,737,355

	$49,330,671	$45,461,969

See accompanying notes to unaudited financial statements.

BLUE RIDGE REAL ESTATE COMPANY and SUBSIDIARIES
BIG BOULDER CORPORATION AND SUBSIDIARIES
COMBINED CONDENSED BALANCE SHEETS

LIABILITIES AND SHAREHOLDERS’ EQUITY

	(UNAUDITED)
	January 31,	October 31,
LIABILITIES AND SHAREHOLDERS' EQUITY	2005	2004
Current Liabilities:
Notes payable — line of credit	$1,420,000	$1,493,000
Notes payable — demand note	2,500,000	2,500,000
Current installments of long-term debt and capital lease obligations	943,722	1,010,746
Accounts and other payables	1,605,690	1,708,615
Accrued claims	84,175	99,282
Deferred revenue	621,684	747,638
Accrued pension expense	598,815	606,406
Accrued liabilities	849,956	699,959

Total current liabilities	8,624,042	8,865,646

Long-term debt and capital lease obligations, less current installments	15,609,590	14,871,062
Deferred income non-current	515,631	515,631

Other non-current liabilities	5,496	5,764

Deferred income taxes	6,601,000	5,434,000

Commitments and contingencies
Combined shareholders’ equity:
Capital stock, without par value, stated value $.30 per combined share, Blue Ridge and Big Boulder each authorized 3,000,000 shares, each issued 2,231,148 and 2,198,148 shares, respectively	669,344	659,444
Capital in excess of stated value	1,905,048	1,461,748
Compensation recognized under employee stock plans	200,900	200,900
Earnings retained in the business	17,285,027	15,533,181

	20,060,319	17,855,273

Less cost of 282,018 shares of capital stock in treasury	2,085,407	2,085,407

	17,974,912	15,769,866

	$49,330,671	$45,461,969

See accompanying notes to unaudited financial statements.

BLUE RIDGE REAL ESTATE COMPANY and SUBSIDIARIES
BIG BOULDER CORPORATION and SUBSIDIARIES
COMBINED CONDENSED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED JANUARY 31, 2005 & 2004
(UNAUDITED)

	2005	2004
Revenues:
Ski operations	$4,466,614	$4,907,632
Real estate management	689,352	884,228
Summer recreation operations	55,646	104,752
Land resource management	3,749,317	667,876
Rental income	638,075	84,998

	9,599,004	6,649,486

Costs and expenses:
Ski operations	3,827,493	5,105,414
Real estate management	622,549	814,008
Summer recreation operations	86,756	181,897
Land resource management	1,103,896	116,302
Rental income	333,545	38,680
General and administration	366,177	207,811

	6,340,416	6,464,112

Income from continuing operations	3,258,588	185,374

Other income (expense):
Interest and other income	9,436	1,624
Interest expense	(349,178)	(157,708)

	(339,742)	(156,084)

Income from continuing operations before income taxes	2,918,846	29,290

Provision for income taxes	1,167,000	12,000

Net income before discontinued operations	1,751,846	17,290

Discontinued operations	0	182,726

Provision for income taxes on discontinued operations	0	73,000

Net income from discontinued operations	0	109,726

Net income	$1,751,846	$127,016

Basic earnings per weighted average combined share:
Net income before discontinued operations	$0.91	$0.01
Net income from discontinued operations	0.00	0.06

Net income	$0.91	$0.07

Diluted earnings per weighted average combined share:
Net income before discontinued operations	$0.88	$0.01
Net income from discontinued operations	0.00	0.06

Net income	$0.88	$0.07

See accompanying notes to unaudited financial statements.

BLUE RIDGE REAL ESTATE COMPANY
BIG BOULDER CORPORATION and SUBSIDIARIES
COMBINED CONDENSED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED JANUARY 31, 2005 & 2004
(UNAUDITED)

	2005	2004
Cash Flows (Used in) Provided By Operating Activities:
Net income	$1,751,846	$127,016
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	628,798	1,047,931
Deferred income taxes	1,167,000	85,000
Gain on sale of assets	0	(600)
Changes in operating assets and liabilities:
Accounts receivable and mortgages receivable	(196,876)	(91,590)
Amounts due from escrow	(2,682,337)	0
Prepaid expenses & other current assets	182,582	(16,085)
Deferred operating costs	0	715,220
Land and land development costs	(1,286,018)	(411,873)
Accounts payable & accrued liabilities	24,106	298,434
Deferred revenue	(125,954)	(38,328)

Net cash (Used in) provided by operating activities	(536,853)	1,715,125

Cash Flows Used In Investing Activities:
Proceeds from sale of properties	640,446	600
Additions to properties	(1,036,272)	(751,860)
Cash held in escrow	134,907	(216,731)

Net cash used in investing activities	(260,919)	(967,991)

Cash Flows Provided By (Used In) Financing Activities:
Borrowings under short-term financing	4,160,000	2,652,000
Payment of short-term financing	(4,233,000)	(3,054,000)
Proceeds from long-term financing	1,309,994	0
Payment of long-term debt and capital lease obligations	(638,490)	(248,962)
Exercise of stock options	453,200	0

Net cash provided by (used in) financing activities	1,051,704	(650,962)

Net increase in cash & cash equivalents	253,932	96,172
Cash & cash equivalents, beginning of period	89,739	178,315

Cash & cash equivalents, end of period	$343,671	$274,487

Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$381,239	$161,028
Income taxes	$3,970	$0

See accompanying notes to unaudited financial statements.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

     1. The combined financial statements include the accounts of Blue Ridge Real Estate Company and its wholly-owned subsidiaries (Northeast Land Company, Jack Frost Mountain Company, Moseywood Construction Company, BRRE Holdings, Inc., Oxbridge square Shopping Center, LLC and Coursey Commons Shopping Center, LLC) and Big Boulder Corporation and its wholly-owned subsidiaries (Lake Mountain Company and BBC Holdings, Inc.).

     The combined financial statements as of and for the three month periods ended January 31, 2005 and 2004 are unaudited and are presented pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, these combined financial statements should be read in conjunction with the combined financial statements and notes thereto contained in the Company’s 2004 Annual Report on Form 10-K. In the opinion of management, the accompanying combined financial statements reflect all adjustments (which are of a normal recurring nature) necessary for a fair statement of the results for the interim periods.

     Due to seasonal variations in the ski operations and intermittent revenues from land resource management, the results of operations for any interim period are not necessarily indicative of the results expected for the full fiscal year.

     2. The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. For example, unexpected changes in market conditions or a downturn in the economy could adversely affect actual results. Estimates are used in accounting for, among other things, inventory obsolescence, accounts and mortgages receivables, legal liability, insurance liability, depreciation, employee benefits, taxes, deferred revenue and contingencies. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the Combined Condensed Financial Statements in the period they are determined to be necessary.

     Management believes that its accounting policies regarding accounts and notes receivable, long lived assets, revenue recognition and other reserves, among others, affect its more significant judgments and estimates used in the preparation of its Combined Condensed Financial Statements. For a description of these critical accounting policies and estimates, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Management believes there have been no significant changes in the Companies’ critical accounting policies or estimates since the Companies’ fiscal year ended October 31, 2004.

     Certain amounts in the 2004 combined financial statements have been reclassified to conform to the 2005 presentation. In addition, the Companies have reclassified the operating results of the Companies rental real estate property, Dreshertown Shopping Plaza, to report discontinued operations, in accordance with updated clarification and discussions provided under Emerging Issues Task Force (“EITF”) 03-13, Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations. Upon evaluating the characteristics outlined in EITF 03-13, the Companies concluded that reclassification to discontinued operations is appropriate, and consistent with reporting in the Companies’ annual filing as of October 31, 2004. Furthermore, the Companies do not believe that amendment of prior year quarterly filings would provide any further clarity or transparency, as the facts and circumstances surrounding the Companies’ plans to sell the shopping plaza were fully disclosed.

     These reclassifications do not affect net income, as reported in previously filed Forms 10-K and 10-Q.

     Prior to Fiscal 2004, management’s estimate of deferred operating costs was primarily based on deferring costs directly related to ski operations in order to match those costs to the period in which ski operating revenues are recognized. Ski operating revenues are recognized principally over the months of December through March. Effective April 1, 2004, the Companies elected to change their method of deferring certain ski operating costs incurred during the non-ski season. Upon investigation of competitor’s practices, management has determined that a change in accounting principle should be made in order to report ski operations in accordance with the predominant industry practice used by similar operating companies. Additionally, the Companies believe the new method better enables users of the financial statements, including management, to benchmark the Companies’ ski operations segment results against their competitors by removing the timing difference associated with matching certain ski operating costs incurred in a prior fiscal year against current fiscal year ski operating revenues. There is no effect of this change in accounting principle on the financial statement reported in this current period.

     The following table summarizes the pro forma effect on income from operations, net income and earnings per share for the three months ended January 31, 2004, had the change in accounting principle been in effect previously.

Three Months Ended
January 31, 2004
Income from continuing operations, as reported	$185,374
Effect of ski operating costs expensed in the period, that would have been previously expensed in the prior fiscal year	1,150,231

Pro forma income from continuing operations	$1,335,605

Net income, as reported	$127,016
Effect of ski operating costs expensed in the period, that would have been previously expensed in the prior fiscal year, net of tax effect	690,139

Pro forma net income	$817,155

Basic and diluted earnings per weighted average combined share, as reported	$0.07
Effect on current period of change in accounting principle, net of tax	0.36

Pro forma basic and diluted earnings per weighted average combined share	$0.43

     3. The Companies and the subsidiaries, under SFAS No. 131, operate in four business segments — Ski Operations, Real Estate Management/Rental Operations, Summer Recreation Operations and Land Resource Management.

     The results of operations for the three months are not necessarily indicative of the results to be expected for the full year since the Companies’ two ski facilities operate principally during the months of December through March.

     Revenues and operating expenses of the Real Estate Management/Rental Operations, Summer Recreation Operations and Land Resource Management are as disclosed on the statement of operations.

     4. The amounts due from escrow are the consideration received for numerous sales of land and investment properties during the three months ended January 31, 2005. Initially the transactions were intended to be recorded as section 1031 tax deferred exchanges, and therefore the monies were placed in escrow with First American Exchange Corporation (a third party intermediary). Management made the decision to recognize the resulting gains in Fiscal 2005 thereby utilizing available tax net operating losses.

     5. The provision for income taxes for the three months ended January 31, 2005 represents the estimated annual effective tax rate for the year ending October 31, 2005. The effective income tax rate for the first three months of Fiscal 2005 was estimated at 40%.

     6. During the three months ended January 31, 2005, several corporate officers and key employees exercised stock options in varying amounts for a total of 33,000 shares.

     Had compensation cost for the Companies’ employee stock option plan been determined consistent with SFAS No. 123 and SFAS No. 148, the Companies’ net income and earnings per share would have been reduced to the pro forma amounts indicated below:

	Three Months Ended
	1/31/05	1/31/04
Net income, as reported	$1,751,846	$127,016
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax effects	—	—
Pro forma net income	$1,751,846	$127,016

Weighted average combined shares of common stock outstanding used to compute basic earnings per combined common share	1,927,130	1,916,130
Additional combined common shares to be issued assuming exercise of stock options, net of combined shares assumed reacquired	53,596	25,526

Combined shares used to compute dilutive effect of stock option	1,980,726	1,941,656

Basic earnings per share:
As reported	$.91	$.07

Pro forma	$.91	$.07

Diluted earnings per share:
As reported	$.88	$.07

Pro forma	$.88	$.07

     7. Pension Benefits

     Components of Net Periodic Benefit Cost

	Three Months Ended
	1/31/05	1/31/04
Service Cost	69,352	65,821
Interest Cost	75,556	69,996
Expected return on plan assets	(68,224)	(61,353)
Net amortization and deferral:
Amortization of transition obligation (asset)	2,120	2,120
Amortization of prior service cost	153	153
Amortization of accumulated (gain)/loss	7,956	6,065

Net amortization and deferral	10,229	8,338

Total net periodic pension cost	$86,913	$82,802

     The Companies expect to contribute $486,334 to its pension plan in fiscal 2005. As of January 31, 2005, contributions have been made totaling $92,491. The Companies anticipate contributing an additional $393,843 to fund its pension in fiscal 2005.

     8. Effective March 10, 2004, the Companies discontinued operation of the Dreshertown Shopping Center as a result of the property being sold. Previously this discontinued operation was included in the Real Estate Management / Rental Income business segment of the combined statement of operations.

     Operating results of the discontinued operation in the three months ended January 31, 2004 are as follows:

Three months ended 1/31/04
Revenues	$408,405
Expenses	225,679

Income from discontinued operations before income taxes	$182,726

     Assets and liabilities of the discontinued operation at January 31, 2004 are as follows:

Three months ended 1/31/04
Cash	$149,212
Accounts receivable	102,902
Prepaid expenses	98,346
Property and equipment — net	2,401,897

Total assets	$2,752,356

Security Deposits — tenants	$(85,886)
Accrued expenses	$(177,492)
Current installments of long-term debt	(6,228,999)

Total liabilities	$(6,492,377)

     9. Subsequent Event

     In January 2005, the Companies filed a registration statement with the Securities and Exchange Commission pursuant to which the Companies are proposing to offer the Companies’ existing shareholders non-transferable rights to purchase shares of the Companies’ common stock that have an aggregate value of $15,500,000. The registration statement has not been declared effective by the Securities and Exchange Commission. The Companies intend to use the proceeds from the proposed rights offering to develop an eighteen-hole golf course at Jack Frost Mountain and infrastructure improvements for residential communities at Jack Frost and Big Boulder Areas.

     On February 17, 2005 the Companies entered two agreements with Barbaron, Inc (“Barbaron”), whereby Barbaron agreed to construct an eighteen-hole golf course for an aggregate of approximately $4,878,000, payable in progress payments as the work is completed. Barbaron must provide the Companies with a $4,878,000 performance bond prior to commencement of work as security for work to be performed by Barbaron. The agreements provide that Golf Strategies, LLC will be the architect and project manager for the golf course.

Blue Ridge Real Estate Company
Big Boulder Corporation

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

     The expenses payable in connection with this offering are as follows:

Securities and Exchange Commission registration fee	$1,825
Subscription Agent fee	35,000
Printing and engraving expenses	30,000
Legal fees and expenses	250,000
Accounting fees and expenses	20,000
Blue Sky fees and expenses (including legal fees)	35,000
Miscellaneous	128,147

Total	$499,972

     All expenses are estimated except for the Securities and Exchange Commission fee.

Item 14. Indemnification of Directors and Officers

     Section 1741 of the Pennsylvania Business Corporation Law, the PBCL, empowers a corporation to indemnify any officer or director acting in his or her capacity as a representative of the corporation who was or is a party or is threatened to be made a party to any action or proceeding against expenses, judgments, penalties, fines and amounts paid in settlement in connection with such action or proceeding whether the action was instituted by a third party or arose by or in the right of the corporation. The PBCL limits the ability of a corporation to indemnify its officers and directors for conduct constituting willful misconduct or recklessness, or acts in violation of criminal statute.

     Our articles of incorporation provide that our directors and officers shall not be personally liable for monetary damages (including, without limitations, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitations, attorneys’ fees and disbursement)) for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his office under our articles, bylaws or applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Further, the articles provide that indemnification shall not apply to the responsibility or liability of a director or officer pursuant to any criminal statute or for the payment of taxes.

     Our bylaws provide for the indemnification of any director or officer made part of any action, suit or proceeding against the reasonable expenses, including attorneys’ gees, actually and necessarily incurred by him in connection with the defense of such action, suit or proceed, or in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such director or officer is liable for negligence or misconduct in the performance of his duties. In the case of a criminal action, suit or proceeding, a conviction or judgment (whether based on a plea of guilty or nolo contendere or its equivalent, or after trial) shall not be deemed an adjudication that such officer, director or employee is liable for negligence or misconduct in the performance of his duties if such officer, director or employee was acting in good faith in what he considered to be our best interests and with no reasonable cause to believe that the action was illegal. Further, the bylaws provide that the board of directors may authorize us to purchase and maintain directors’ and officers’ liability insurance, insuring against any liability asserted against him and incurred by him in his capacity or arising out of his status as a director and/or officer to the extent authorized by law.

Item 15. Recent Sales of Unregistered Securities

     During the preceding three years, we granted stock options to purchase 137,000 shares of our common stock, at a weighted average price of $20.21 per share, to our employees, officers and directors. All of such option grants were granted at the then current fair value of our common stock on the initial grant date. We filed a registration statement on Form S-8 on September 7, 2004 with the Securities and Exchange Commission to register 96,000 shares of our common stock underlying then issued options.

     We did not employ an underwriter in connection with the issuance of the securities described above. We believe that the issuance of the foregoing securities was exempt from registration under either (i) Section 4(2) of the Securities Act as transactions not involving any public offering and such securities having been acquired for investment and not with a view to distribution, or (ii) Rule 701 under the Securities Act as transactions made pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation. All recipients had adequate access to information about us.

Item 16. Exhibits and Financial Statement Schedules

     (a) Exhibits:

Exhibit Number	Description

3.1	Restated Articles of Incorporation of Blue Ridge Real Estate Company (filed February 11, 2005 as Exhibit 3.2 to Form 10-K and incorporated herein by reference)

3.2	Restated Articles of Incorporation of Big Boulder Corporation (filed February 11, 2005 as Exhibit 3.3 to Form 10-K and incorporated herein by reference)

3.3*	Bylaws of Blue Ridge Real Estate Company, as amended through August 12, 1997

3.4*	Bylaws of Big Boulder Corporation, as amended through August 12, 1997

4.1	Revised Specimen Unit Certificate Evidencing Shares of Registrants’ Common Stock (filed August 28, 1990 as an Exhibit to Form 10-K and incorporated herein by reference)

4.2	Security Combination Agreement between Blue Ridge Real Estate Company and Big Boulder Corporation (filed September 23, 1967 as Exhibit b-3 to Form 10 and incorporated herein by reference)

4.3#	Form of Subscription Rights Certificate to Subscribe for Shares of the Registrants’ Stock

5.1#	Opinion of Morgan, Lewis & Bockius LLP

10.1	Standby Securities Purchase Agreement, dated as of January 4, 2005, by and among Blue Ridge Real Estate Company, Big Boulder Corporation and Kimco Realty Services, Inc. (filed January 5, 2005 as Exhibit 10.1 to Form 8-K and incorporated herein by reference)

10.2*	Construction Line of Credit Mortgage Note, Manufacturers and Traders Trust Company

10.3	First Mortgage, NorthMarq Capital (formerly Principal Mutual), Building leased to Wal-Mart (filed August 26, 1991 as Exhibit 10.1.6 to Form 10-K and incorporated herein by reference)

10.4	LIBOR Term Note, Manufacturer and Traders Trust Company (filed January 29, 2003 as Exhibit 99.13 to Form 10-K and incorporated herein by reference)

10.5	Mortgage, Manufacturer and Traders Trust Company, 187 Midlake Condominiums, Lake Harmony Carbon County (filed February 13, 2004 as Exhibit 10.6 to Form 10-K and incorporated herein by reference)

10.6	Mortgage, Manufacturer and Traders Trust Company, 240 Midlake Condominiums, Lake Harmony Carbon County (filed February 13, 2004 as Exhibit 10.8 to Form 10-K and incorporated herein by reference)

10.7	Mortgage, Manufacturer and Traders Trust Company, 366 Laurelwoods, Lake Harmony Carbon County (filed February 13, 2004 as Exhibit 10.9 to Form 10-K and incorporated herein by reference)

10.8	Mortgage, Manufacturer and Traders Trust Company, 373 Laurelwoods, Lake Harmony Carbon County (filed February 13, 2004 as Exhibit 10.10 to Form 10-K and incorporated herein by reference)

10.9	Mortgage, Manufacturer and Traders Trust Company, 374 Laurelwoods, Lake Harmony Carbon County (filed February 13, 2004 as Exhibit 10.11 to Form 10-K and incorporated herein by reference)

Exhibit Number	Description

10.10	Mortgage, Manufacturer and Traders Trust Company, 251 Snow Ridge Village, White Haven Carbon County (filed February 13, 2004 as Exhibit 10.15 to Form 10-K and incorporated herein by reference)

10.11	Mortgage, Manufacturer and Traders Trust Company, 241 Snow Ridge Village, White Haven Carbon County (filed February 11, 2005 as Exhibit 10.11 to Form 10-K and incorporated herein by reference)

10.12	Mortgage, Manufacturer and Traders Trust Company, 155 Midlake Condominiums, Lake Harmony Carbon County (filed February 11, 2005 as Exhibit 10.12 to Form 10-K and incorporated herein by reference)

10.13	Mortgage, Manufacturer and Traders Trust Company, 63 Blue Heron Village, Lake Harmony, Carbon County (filed February 11, 2005 as Exhibit 10.13 to Form 10-K and incorporated herein by reference)

10.14	Mortgage, Manufacturer and Traders Trust Company, 513 Laurelwoods, Lake Harmony Carbon County (filed February 11, 2005 as Exhibit 10.14 to Form 10-K and incorporated herein by reference)

10.15	Acquisition of Building leased to Wal-Mart (filed August 26, 1991 as Exhibit 10.2.4 to Form 10-K and incorporated herein by reference)

10.16	Lease Agreement with Wal-Mart in Laurens, South Carolina (filed August 29, 1995 as Exhibit 10.3.1 to Form 10-K and incorporated herein by reference)

10.17*	Lease Agreement with Wal-Mart Real Estate Business Trust, dated May 30, 2003.

10.18*	Lease Agreement with Ukrop’s Supermarkets, Inc., dated November 2, 1979, as amended.

10.19	Assumption and Release, Oxbridge Shopping Center (filed February 11, 2005 as Exhibit 10.15 to Form 10-K and incorporated herein by reference)

10.20	Certificate of Assumptor, Oxbridge Shopping Center (filed February 11, 2005 as Exhibit 10.16 to Form 10-K and incorporated herein by reference)

10.21	Fixed Rate Note, JP Morgan Chase Bank (filed February 11, 2005 as Exhibit 10.17 to Form 10-K and incorporated herein by reference)

10.22	Site Development Mortgage Note, Manufacturer and Traders Trust Company (filed February 11, 2005 as Exhibit 10.18 to Form 10-K and incorporated herein by reference)

10.23	Demand Note, Manufacturer and Traders Trust Company (filed February 11, 2005 as Exhibit 10.19 to Form 10-K and incorporated herein by reference)

10.24	Form of Amended and Restated Stock Option Agreement (filed January 5, 2005 as Exhibit 10.2 to Form 8-K and incorporated herein by reference)

10.25	Schedule of Optionees and Material Terms of Amended and Restated Stock Option Agreements (filed January 5, 2005 as Exhibit 10.3 to Form 8-K and incorporated herein by reference)

10.26#	Form of Stock Option Agreement

Exhibit Number	Description

10.27#	Schedule of Optionees and Material Terms of Stock Option Agreements

10.28	Agreement between Blue Ridge Real Estate Company and Barbaron, Inc., dated February 17, 2005, for the Jack Frost National Golf Club project in the amount of $2,079,325 (filed February 24, 2005 as Exhibit 10.1 to Form 8-K and incorporated herein by reference)

10.29	Agreement between Blue Ridge Real Estate Company and Barbaron, Inc., dated February 17, 2005, for the Jack Frost National Golf Club project in the amount of $2,798,483 (filed February 24, 2005 as Exhibit 10.2 to Form 8-K and incorporated herein by reference)

21.1	List of all subsidiaries of the Registrants (filed February 11, 2005 as Exhibit 21.1 to Form 10-K and incorporated herein by reference)

23.1#	Consent of Parente Randolph, LLC

23.2#	Consent of Morgan, Lewis & Bockius, LLP (included in Exhibit 5.1)

24.1*	Power of Attorney

99.1#	Instructions for Use of Blue Ridge and Big Boulder Rights Subscription Certificates

99.2#	Beneficial Owner Election Form

99.3#	Nominee Holder Certificate

99.4#	Client Prospectus Letter

99.5#	Letter to Security Dealers, Commercial Banks, Trust Companies and Other Nominees

99.6#	Notice to Shareholders of Subscription Rights

99.7#	Notice of Guaranteed Delivery

99.8#	Form of Subscription Agent Agreement between the Registrants and HSBC Bank USA, National Association

*	Previously filed with the Registration Statement on Form S-1, dated January 5, 2005.

#	Filed herewith

     Financial Statement Schedules

     See “Index to Combined Financial Statements and Schedules” included on page F-1.

Item 17. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the township of Kidder, State of Pennsylvania, on March 28, 2005.

Blue Ridge Real Estate Company Big Boulder Corporation
By /s/ Patrick M. Flynn
Patrick M. Flynn
Chief Executive Officer and President Principal Executive Officer

By /s/ Eldon D. Dietterick
Eldon D. Dietterick
Executive Vice-President and Treasurer Principal Financial and Accounting Officer

Signature	Title	Date

* Michael J. Flynn	Chairman of the Board	March 28, 2005

Michael J. Flynn

/s/ Patrick M. Flynn	Chief Executive Officer, President and	March 28, 2005
Director
Patrick M. Flynn

/s/ Eldon D. Dietterick	Executive Vice-President and Treasurer	March 28, 2005
Eldon D. Dietterick

* Milton Cooper	Director	March 28, 2005
Milton Cooper

* Wolfgang Traber	Director	March 28, 2005
Wolfgang Traber

* By: /s/ Christine A. Liebold
Power of Attorney